EXECUTION VERSION

Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

TITLE365 HOLDING CO.,

XOME HOLDINGS LLC,

BLEND LABS, INC.

and

solely for the purposes of Section 4.02, Section 4.04, Section 6.06, Section 6.11 and Section 11.13 of this Agreement,

MR. COOPER GROUP INC.

Dated as of March 12, 2021

i

EXHIBITS

Exhibit A	—	Pre-Closing Restructuring
Exhibit B-1	—	Parent Accounting Policies
Exhibit B-2	—	Sample Retained Earnings
Exhibit B-3	—	Sample Closing Statement
Exhibit C	—	Form of Non-Competition and Non-Solicitation Agreement
Exhibit D	—	2021 Title365 Forecasted Depreciation Schedule
Exhibit E	—	Form of Stockholder Agreement
Exhibit F	—	Form of Transition Services Agreement
Exhibit G	—	Form of Intellectual Property Assignment Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of March 12, 2021, by and among Title365 Holding Co., a California corporation (the “Company”), Xome Holdings LLC., a Delaware limited liability company (the “Seller”), Blend Labs, Inc., a Delaware corporation (the “Buyer”) and, solely for purposes of Section 4.02, Section 4.04, Section 6.06, Section 6.11 and Section 11.13 of this Agreement, Mr. Cooper Group Inc., a Delaware corporation (“Parent”). Unless otherwise provided, capitalized terms used herein are defined in Article 1 below.

WHEREAS, the Seller, through the Company and the Company Subsidiaries, provides a national title insurance, settlement and escrow services platform in the real estate loan and mortgage industry, together with related ancillary offerings (such as loss mitigation services, deed in lieu, foreclosure title and REO title services, notary services, property reports and mobile signings) (collectively, the “Business”);

WHEREAS, as of the date hereof, the Seller owns all of the issued and outstanding equity interests of the Company, which as of the date hereof consists of 10,000 shares of Common Stock (the “Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a material inducement to the willingness of Buyer to enter into this Agreement, certain employees of the Company (as listed on Schedule A attached hereto) have entered into an “at will” employment arrangements with Buyer, including offer letters and proprietary information and invention assignment agreements, in each case to be effective as of the Closing in accordance with their respective terms;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a material inducement to the willingness of Buyer to enter into this Agreement, the Seller, the Company and Westcor Global Holdings, Inc. (“Westcor”) have entered into a Stock Purchase Agreement, on the date hereof (the “X1 SPA”), providing for the sale of all of the shares of common stock of the X1 Joint Venture held by the Company to Westcor (the “X1 Sale”);

WHEREAS, prior to the Business Day immediately preceding the Closing Date, Parent, the Seller, the Company and certain other subsidiaries of Parent will complete the transactions set forth on Exhibit A attached hereto (the “Pre-Closing Restructuring”);

WHEREAS, following the completion of the Pre-Closing Restructuring, the issued and outstanding equity interests of the Company will consist of 901 shares of Class A Common Stock, no par value per share, to be sold to the Buyer in connection with the Closing (the “Sold Shares”) and 99 shares of Class B Common Stock, no par value per share, to be retained by the Parent Group; and

WHEREAS, following the completion of the Pre-Closing Restructuring, and upon the terms and subject to the conditions set forth herein, the Buyer desires to acquire from the Seller, and the Seller desires to sell to the Buyer, as of the Closing, the Sold Shares.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01 Definitions.

The following terms, as used herein, have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company and the Company Subsidiaries (taken as a whole), (ii) the issuance, disposition or acquisition of (a) any capital stock or other equity security of the Company or any of the Company Subsidiaries, (b) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock or other equity security of the Company or any of the Company Subsidiaries, or (c) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any of the Company Subsidiaries or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving the Company or any of the Company Subsidiaries; provided, however, that no transaction involving other assets or securities of Seller, Parent or any of Parent’s Subsidiaries other than the Company and the Company Subsidiaries shall be an Acquisition Proposal.

“Action” means any action, inquiry, audit, investigation, claim, demand, arbitration, suit, litigation or other proceeding.

“actual fraud” means common law fraud with a specific intent to deceive (and not constructive fraud or negligent misrepresentation) under Delaware law.

“Affiliate” means (except as otherwise specifically defined herein), as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, the X1 Joint Venture is not an Affiliate of the Company.

“Affiliated Group” means any “affiliated group” (as defined in Section 1504 of the Code) filing a consolidated federal income Tax Return.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Assumed Liability” means any liability of the Company and the Company Subsidiaries that is primarily related to the Business (after giving effect to the Pre-Closing Restructuring); provided, that Assumed Liability shall include any liability (other than any Indemnified Taxes) primarily related to the Indian Employees and the Indian Assets as if the transfer occurred at the Closing (including any wind-down liabilities if Buyer fails to consummate the transactions contemplated by Section 2.06) (such liabilities described in this proviso, the “Indian Liabilities”).

“Base Purchase Price” means an amount equal to US $500,000,000.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks are generally not open for business in New York, New York and San Francisco, California.

“Business Employee” means any individual who is employed by or provides services to an entity other than the Company or a Company Subsidiary but whose services relate primarily to the Business.

“Business Systems” means all Company Software, computer hardware (whether general or special purpose), electronic data processing, servers, telecommunications, networks, information technology systems, interfaces, platforms and third party application Software that runs on such platforms, websites and related information technology systems and services, that are owned, purported to be owned, leased, licensed or otherwise used by or for the Company or Company Subsidiaries in the conduct of the business of the Company or the Company Subsidiaries.

“Buyer Change of Control” means (i) any sale of all or substantially all of the assets of the Buyer and the Company, taken as a whole; and (ii) any merger, reorganization, recapitalization, consolidation, amalgamation, sale or issuance of the equity interests or assets of the Buyer or the Company or other transaction or series of transactions in which the equityholders of the Buyer or the Company holding a majority of the voting securities of the Buyer or the Company immediately prior to such transaction or series of related transactions own immediately thereafter less than a majority of the voting securities of the Buyer or the Company, or, if the Buyer or the Company does not survive such transaction or series of related transactions or such event is a sale of assets, the entity surviving such transaction or series of related transactions or the purchaser of assets in such transaction or series of related transactions.

“Buyer Pro Rata Share” means 90.1%.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020 as amended from time to time.

“Cash” means cash (including cash equivalents and marketable securities in accordance with GAAP, in each case, to the extent convertible to cash within thirty (30) days following the Closing) (net of any amounts associated with issued but uncleared checks, ACH debits and outbound wire transfers, but including any amounts associated with any deposited but uncleared checks, ACH credits and inbound wire transfers).

“Cash Amount” means all Cash held by the Company and the Company Subsidiaries as of 12:01 a.m. Pacific Time on the Closing Date minus the Restricted Cash Amount. For the avoidance of doubt, the Cash Amount shall be calculated after giving effect to the Pre-Closing Restructuring.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the disclosure schedule delivered by Seller, on behalf of itself and the Company, to the Buyer on the date hereof.

“Company Group” means the Company and the Company Subsidiaries.

“Company IP” means (i) all Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary, and (ii) all Intellectual Property assigned to the Company or a Company Subsidiary pursuant to the Intellectual Property Assignment Agreement (collectively, “Transferred IP”).

“Company Product” means any Software, products or services owned, marketed, distributed, licensed, sold, offered for sale or otherwise made available to any Person by the Company or a Company Subsidiary.

“Company Software” means any proprietary Software developed for or primarily used in or for the Business that is owned or purported to be owned by the Company or a Company Subsidiary.

“Company Subsidiary” means any Subsidiary of the Company, after giving effect to the Pre-Closing Restructuring. For purposes of this Agreement, T365 Company LLC shall be deemed a Company Subsidiary and, for the avoidance of doubt, the X1 Joint Venture shall not be a Company Subsidiary.

“Contract” means any legally binding contract, agreement, lease, sublease, license, sublicense, sales order, purchase order, note, bond, mortgage, indenture, loan or credit agreement, conveyance to secure debt, deed of trust, instrument, arrangement, option, obligation, understanding or other commitment, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar legal requirement, directive, guidelines or recommendations promulgated by any Governmental Authority or quasi-governmental organization, including the Centers for Disease Control and Prevention, the World Health Organization and the Occupational Safety and Health Administration, in each case, in connection with or in response to COVID-19.

“Current Assets” means, as of 12:01 a.m. Pacific Time on the Closing Date, all current assets of the Company, determined on a consolidated basis for the Company and the Company Subsidiaries, in accordance with the Parent Accounting Principles and in a form and format consistent with the Sample Closing Statement; provided that Current Assets shall not include any Cash or Restricted Cash Amount. For the avoidance of doubt, Current Assets shall be calculated after giving effect to the Pre-Closing Restructuring.

“Current Liabilities” means, as of 12:01 a.m. Pacific Time on the Closing Date, all current liabilities of the Company, determined on a consolidated basis for the Company and the Company Subsidiaries, in accordance with the Parent Accounting Principles and in a form and format consistent with the Sample Closing Statement; provided that Current Liabilities shall not include the Indebtedness Amount and Seller Transaction Expenses. For the avoidance of doubt, Current Liabilities shall be calculated after giving effect to the Pre-Closing Restructuring.

“Debt Commitment Letter” means the debt commitment letter, together with all exhibits and schedules thereto, dated as of March 12, 2021, among the Buyer, Owl Rock Technology Advisors LLC and Owl Rock Technology Finance Corp., as amended, supplemented or replaced.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Debt Financing Entities” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for the Buyer in lieu of the Debt Financing under the Debt Commitment Letter, in connection with the Sale, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto.

“Debt Financing Parties” means the Debt Financing Entities and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any Affiliate of the Buyer shall be a Debt Financing Party.

“Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA) and each other plan, contract or arrangement involving direct or indirect compensation, including each employment, retention, consulting, retirement, welfare, disability, death benefit, severance, redundancy, gratuity, incentive or bonus, deferred compensation, pension, profit sharing, vacation or paid-time-off, stock purchase, phantom stock, stock option, stock appreciation or other equity incentive plan, program, agreement or arrangement, and any other material employee benefit plan, program or arrangement, other than statutorily-mandated plans or programs, that is sponsored, maintained or contributed to by the Company or any of the Company Subsidiaries for the benefit of any current or former director, officer or employee of the Company or the Company Subsidiaries or with respect to which the Company or the Company Subsidiaries have any liability (whether absolute or contingent, including on account of any ERISA Affiliate).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” means any entity that, whether or not incorporated, is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA or any entity that together with the Company, would be treated as a single employer under Section 414 of the Code.

“Excluded Liability” means any liability of the Company and the Company Subsidiaries that is not primarily related to the Business.

“Fundamental Representations” means, collectively, the representations and warranties contained in Section 3.01(a) (Organization and Qualification), Section 3.03(a) (Capitalization), Section 3.03(c) (Capitalization), Section 3.04(a) (Authority of the Company), Section 3.04(b)(i)-(ii) (Non-Contravention), Section 3.06 (Finder’s Fees), Section 3.07 (Taxes), Section 3.13(a)(iii) (Assets), Section 4.01 (Existence and Power), Section 4.02 (Organizational Authorization), Section 4.04(i)-(ii) (Non-Contravention), Section 4.06 (Finder’s Fees), Section 5.01 (Existence and Power), Section 5.02 (Organizational Authorization), Section 5.04(i)-(ii) (Non-Contravention) and Section 5.07 (Finder’s Fees).

“GAAP” means United States generally accepted accounting principles.

“Generally Available Software” means Software owned by a third party that (a) is licensed to the Company or a Company Subsidiary solely in executable or object code form and (b) is generally available on and actually licensed under standard commercial terms, for either (i) annual payments by the Company or a Company Subsidiary of $50,000 or less or (ii) aggregate payments by the Company or a Company Subsidiary of $100,000 or less. Generally Available Software includes Open Source Software.

“Governmental Authority” means (a) any national, federal, state, county, municipal, local or foreign or supranational government, or other political subdivision thereof, and (b) any entity exercising executive, legislative, judicial, regulatory, tribunal, taxing or administrative functions of or pertaining to government.

“Harmful Code” means any “malware,” “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “software lock,” “trap door,” “vulnerability,” “spyware,” or “malicious logic” (as such term is commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or security of any data or damaging or destroying any data or file without consent.

“Indebtedness” means, without duplication, all liabilities and obligations of such Person in respect of (i) indebtedness for borrowed money; (ii) indebtedness evidenced by bonds, debentures, notes, mortgages, letters of credit or performance bonds (to the extent such letters of credit or performance bonds have been drawn) or other similar instruments or securities; (iii) deferred purchase price of assets, property, goods, securities or services (including contingent obligations such “earn-outs,” incentive payments, seller notes, post-closing true-up obligations, milestone obligations or other similar payments or obligations for the extent not paid prior to the Closing) (whether contingent or otherwise), but, in each case, excluding trade accounts payable arising in the ordinary course of business (not overdue by more than ninety (90) days (unless being contested in good faith)); (iv) net obligations of such Person with respect to derivative financial instruments, including hedges, forward contracts, and interest rate and other swaps; (v) lease obligations to the extent any such lease is classified as a capitalized capital lease or capitalized finance lease in the Current Financial Statements or should be recorded as a capitalized capital lease or capitalized finance lease in accordance with GAAP (other than lease obligations which would not have been capitalized under GAAP prior to the implementation of ASC 842); (vi) purchase money loans, seller financing or similar arrangements; (vii) any declared but unpaid dividends or distributions payable to the Seller or its Affiliates; (viii) obligations of another Person of the types set forth in clauses (i) through (vii) which such Person may be responsible or liable as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, directly or indirectly; (ix) all unpaid Taxes for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the principles set forth in Section 8.05(b)), which amount, for the avoidance of doubt, shall not be an amount less than zero and any corresponding costs of preparation; (x) the aggregate amount of all Taxes (including any “applicable employment taxes”) deferred by the Company or any of the Company Subsidiaries under Section 2302 of the CARES Act and all other amounts received from Governmental Authorities as a result of COVID-19 Measures (including any forgivable loans pursuant to the CARES Act to the extent not repaid or forgiven prior to the Closing); and (xi) all accrued or unpaid interest, premiums, breakage costs or penalties and fees and expenses on the foregoing which would be payable if such obligations were paid in full as of such date; provided that Indebtedness shall not include any intercompany indebtedness solely among the Company Group, or by the Buyer or its Subsidiaries to another of the Buyer or its Subsidiaries.

“Indebtedness Amount” means the Indebtedness of the Company and the Company Subsidiaries as of 12:01 a.m. Pacific Time on the Closing Date. For the avoidance of doubt, Indebtedness shall be calculated after giving effect to the Pre-Closing Restructuring.

“Indemnified Taxes” means, without duplication, any (a) Taxes of the Company or the Company Subsidiaries for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the principles set forth in Section 8.05(b)); (b) Taxes of Seller or any Affiliate of Seller (excluding the Company or the Company Subsidiaries) for any taxable period; (c) Taxes attributable to the Pre-Closing Restructuring; (d) Taxes of any Person imposed on the Company or the Company Subsidiaries for any Tax period as a transferee or successor, or pursuant to any Contract (other than any customary commercial Contract entered into in the ordinary course of business the principal subject of which is not Taxes), in each case, in respect of any transaction or event occurring on or prior to the Closing Date; (e) Taxes of a member of an affiliated, consolidated, combined or unitary group (other than any such group the parent of which is the Company) of which the Company or the Company Subsidiaries are or were a member on or before the Closing Date, which are imposed under Treasury Regulations Section 1.1502-6 (or any analogous provision of state or local Tax law) on the Company or the Company Subsidiaries; and (f) any Taxes imposed on the Buyer or the Buyer’s Subsidiaries resulting from the transfer of the Indian Business pursuant to Section 2.06, including any such Taxes imposed on the Buyer or the Buyer Subsidiaries as a transferee or successor and any Taxes attributable to the ownership and operation of the Indian Business prior to the date of the transfer of the Indian Business, other than, in each case, Transfer Taxes, which are the subject of Section 8.05(e).

“Insurance Laws” means any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, procedural rule, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Authority with respect to title insurance or escrow services, including, without limitation, RESPA and Unfair, Deceptive or Abusive Acts or Practices pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

“Intellectual Property” means and includes all intellectual property and proprietary rights of any kind, whether registered or unregistered, which may exist or be created under the Laws of any jurisdiction worldwide, including: (a) patents and patent applications (including but not limited to continuations, continuations-in-part, divisionals, renewals, reissues, reexaminations, substitutions and foreign counterparts relating to any such patents and patent applications and industrial property rights, and extensions thereof) (collectively, “Patents”), (b) copyrights, any other equivalent rights associated with works of authorship, and related moral rights and other related rights of authors, and including any applications for any of the foregoing, (c) rights associated with URL, domain name registrations, and social media identifiers (collectively, “Internet Properties”) (d) trademarks, service marks, logos, trade names and trade dress, service name, corporate names and other source indicators, and including any applications for any of the foregoing (collectively, “Trademarks”), (e) trade secrets and confidential information (including, but not limited to, ideas, research and development, know-how, inventions, whether patentable or unpatentable and whether or not reduced to practice, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, flow-charts, specifications, customer, sales prospect and supplier lists, financial, marketing and business data, pricing and cost information, and marketing plans and proposals) that derive independent economic value, whether actual or potential, from not being known to other persons (collectively, the “Trade Secrets”), (f) rights in database and data collections (including knowledge databases, customer lists and customer databases), (g) all registrations and applications (including, without limitation, provisional applications), renewals, reissues and extensions of any of the foregoing, and (h) other similar or equivalent intellectual property rights anywhere in the world.

“Intellectual Property Assignment Agreement” shall mean the Intellectual Property Assignment Agreement to be entered into at the Closing substantially in the form of Exhibit G hereto.

“Knowledge” when used in the phrase “to the Knowledge of the Company,” “to the Knowledge of the Seller” or similar phrases means, and shall be limited to, the actual knowledge of the individuals set forth on Schedule 1.01(A) of the Company Disclosure Schedule after reasonable inquiry of direct reports.

“Latest Balance Sheet” means the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020.

“Licensee Party” shall mean a Party in its capacity as the licensee of the rights or licenses granted to it by the other Party pursuant to Section 8.10.

“Licensor Party” shall mean a Party in its capacity as the licensor or grantor of any rights or licenses granted by it to the other Party pursuant to Section 8.10.

“Lien” means, with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, covenant or option to purchase in respect of such property, equity interest or asset.

“Losses” or “Loss” means all losses, liabilities, Taxes, damages or expenses (including reasonable legal, accountants’ and other fees and expenses), fines, penalties, interest, or costs paid or incurred.

“made available” means a document or other item of information that was not less than two (2) days prior to the date hereof provided or made available for review by the Buyer and its representatives (and if provided through the electronic data site established for “Project Xccelerate” by Intralinks on behalf of the Company (which was not thereafter removed prior to the date of this Agreement) to which the Buyer and its representatives have been given access (it being understood and agreed that as soon as practicable after the date of this Agreement, the Seller shall deliver to the Buyer on optical media format a complete and accurate copy of the contents of such as of the date immediately preceding the date of this Agreement).

“Material Adverse Effect” means any effect, event, development, occurrence, circumstance, state of facts or change (“Effect”) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (x) the business, financial condition or results of operations of the Business, the Company and the Company Subsidiaries, taken as a whole, or (y) the ability of the Seller to consummate the transactions contemplated by this Agreement; provided that, for purposes of this Agreement, a Material Adverse Effect pursuant to clause (x) shall not include or take into account any Effect of (a) the general conditions or trends in the industries or businesses in which the Business is operated or in which any of the Company or Company Subsidiaries operates, including competition in geographic, product or service areas, (b) the execution, announcement or pendency of the transactions contemplated herein, including the impact thereof on the relationships of the Business, the Seller, the Company or Company Subsidiaries with third parties (other than as a result of a breach of Section 3.04(b)(iii) or Section 4.04), (c) general political, regulatory, economic conditions or changes, (d) changes in or the condition of financial, banking or securities markets (including interest rates, exchange rates, tariffs, trade wars and credit markets), (e) military action, act of civil unrest, civil disobedience, war or any act of terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an escalation of hostilities or worsening of any such conditions threatened or existing on the date of this Agreement, (f) changes in Law or GAAP after the date hereof, (g) the compliance by Parent, the Seller or the Company Group in with applicable Law, (h) actions taken that are expressly required by this Agreement, (i) a hurricane, earthquake or other natural or manmade disasters, epidemics, pandemics or disease outbreaks (including COVID-19) or other acts of God, (j) the failure of the Business or Parent or any of its Subsidiaries (including the Company or the Company Subsidiaries) to meet or achieve the results set forth in any internal, analyst, published or other projection (provided, that this clause (j) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect if such change or effect is not otherwise excluded from determining whether there is a Material Adverse Effect), (k) any action taken or omitted from being taken at the specific written request of the Buyer (it being understood and agreed that any omitted action resulting from the decision by the Buyer to withhold its consent pursuant to Section 6.01 shall not constitute an action omitted from being taken at the specific written request of the Buyer) or (l) any action that is expressly required by this Agreement; except in the case of clauses (a), (c), (d), (e), (f) and (i) above, to the extent such Effect that has a disproportionate and adverse impact on the Business and the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the industries in which the Business operates, then the incremental disproportionate adverse effect of such matter on the Business (to the extent not otherwise excluded by the definition of a Material Adverse Effect) may be taken into account in determining whether a Material Adverse Effect has occurred or is occurring.

“Money Laundering Laws” means all Laws that may be enforced by any Governmental Authority relating to anti-money laundering statutes, laws, regulations and rules, including, but not limited to, the following in the United States (together with their implementing regulations, in each case, as amended from time to time): the Bank Secrecy Act (31 U.S.C. §5311 et seq.; 12 U.S.C. §§1818(s) 1829(b), 1951-1959), as amended by The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 and 18 U.S.C. §§ 1956, 1957 and 1960.

“Net Working Capital” means an amount equal to (a) the Current Assets minus (b) the Current Liabilities, in each case, without duplication and without giving effect to the Sale, and calculated in accordance with the Parent Accounting Principles; provided that in no event shall “Net Working Capital” include any amounts to the extent included in or with respect to (i) Indebtedness or Cash or (ii) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts actually settled or eliminated at or prior to Closing; provided, further, that in no event shall “Net Working Capital” include any amounts with respect to Tax assets or Tax liabilities.

“Net Working Capital Amount” means the Net Working Capital as of 12:01 a.m. Pacific Time on the Closing Date. For the avoidance of doubt, the Net Working Capital Amount shall be calculated after giving effect to the Pre-Closing Restructuring.

“Non-Competition and Non-Solicitation Agreement” means the Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit C.

“OFAC Laws” means all Laws (1) administered and enforced in whole or in part by the Office of Foreign Assets Control of the United States Department of the Treasury or (2) otherwise relating to the enforcement of economic and trade sanctions based on United States foreign policy and national security goals, including, but not limited to, the following (together with their implementing regulations, in each case, as amended from time to time): the International Security and Development Cooperation Act (ISDCA) (22 U.S.C. §23499aa-9 et seq.); the Trading with the Enemy Act (TWEA) (50 U.S.C. §5 et seq.); the International Emergency Economic Powers Act (50 U.S.C. §1701 et seq.); the Antiterrorism and Effective Death Penalty Act (8 U.S.C. §1189 et seq.); and the United Nations Participation Act (22 U.S.C. §287c et seq.).

“Open Source Software” means any Software licensed, provided or distributed under any open-source or similar license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), Open Source Initiative and the Apache License).

“ordinary course” means the ordinary and regular course of business of the Company and the Company Subsidiaries, in substantially the same matter heretofore conducted; provided that, actions taken (or omitted) in response to a condition or conditions arising from the COVID-19 pandemic, including COVID-19 Measures, shall be deemed ordinary course, so long as such actions (or omissions) are consistent with such Person’s actions (or omissions) taken prior to the date of this Agreement in response to COVID-19.

“Outside Date” means the date that is five (5) months after the date hereof.

“Overhead and Shared Services” means any ancillary or corporate shared services that are furnished by or on behalf of Parent or any of its Subsidiaries to both the Business and any other business of Parent or its Subsidiaries, including, as applicable, financial reporting, tax, treasury, insurance, corporate development, legal, investor relations, internal audit, travel, human resources, payroll, global mobility, executive compensation, benefits, information technology and application support services, in each case, to the extent set forth in the Draft Services Exhibit provided by the Seller to the Buyer.

“Parent Accounting Principles” means (i) the policies set forth on Exhibit B-1, (ii) to the extent not inconsistent with (i), the historical accounting principles, practices, methodologies and policies applied by Parent in the preparation of the Current Financial Statements for the fiscal year ending December 31, 2020, only to the extent consistent with GAAP, and (iii) to the extent not addressed in clauses (i) or (ii), GAAP. For the avoidance of doubt, in the event of a conflict between such historical accounting principles, practices, methodologies and policies described in clause (ii) and GAAP, GAAP shall control.

“Parent Group” means the Parent, the Seller and their respective Subsidiaries (other than Company and the Company Subsidiaries).

“Parent Names” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of any member of the Parent Group or the Company Group that use or contain “Mr. Cooper” or “Xome,” in each case either alone or in combination with other words or elements, and all names, marks, trade dress, logos, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Payoff Letters” means the payoff letters for each item of Indebtedness (of the type set forth in clause (i) or (ii) of the definition thereof), if any, of the Company or any of the Company Subsidiaries included in the Indebtedness Amount (as set forth in the Closing Statement), in a customary form and duly executed by the applicable creditor or applicable trustee or agent on its behalf indicating, among other things, that upon payment of a specified amount (the “Payoff Amount”) on the Closing Date, (i) (solely in the event such Indebtedness is secured by assets and properties of the Company or any of the Company Subsidiaries) such holder or the applicable trustee or agent on its behalf shall immediately release its Liens and other security interests in, and agree to execute Uniform Commercial Code Termination Statements (if applicable) and such other documents or endorsements necessary to release its Liens and other security interest in, the assets and properties of the Company and the Company Subsidiaries, and (ii) all obligations (including any guarantees) of the Company and the Company Subsidiaries with respect to such Indebtedness shall be terminated.

“Permitted Liens” means any (a) Liens in respect of Taxes, assessments or other governmental charges or levies the validity of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established on the books of the Company or the Company Subsidiaries or Liens in respect of Taxes not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s, statutorily imposed or other like Liens imposed by Law and arising or incurred in the ordinary course of business that are not yet due and payable; (c) with respect to the Leased Real Property, zoning, building codes and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property, which do not materially interfere with the present use or value of the properties they affect or are otherwise immaterial in nature and that are not violated by the current conduct of the Business; (d) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (e) Liens disclosed on the face of the Latest Balance Sheet; (f) Liens created under federal, state or foreign securities Laws; (g) Liens affecting the assets or property of the Business, the Company or the Company Subsidiaries that are discharged at or prior to the

Closing; (h) non-exclusive licenses or other similar rights granted to Company IP in the ordinary course of business; (i) Liens created by the Buyer or its Affiliates from and after the Closing; or (j) immaterial Liens that do not materially impair the existing use of the assets or property of the Business affected by such Lien.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Personal Data” means information that identifies or is reasonably capable of identifying, directly or indirectly, a natural person, including name, voice or likeness, street address, telephone number, email address, photograph, social security number, driver’s license number or passport number, and any information defined as “personal data,” “personally identifiable information” or any similar term under any Privacy and Information Security Requirement.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Privacy and Information Security Requirements means all Laws relating to the Processing of Personal Data, including the Federal Trade Commission Act (“FTC Act”), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”), the Telephone Consumer Protection Act (“TCPA”), the Fair Credit Reporting Act (“FCRA”), the Gramm–Leach–Bliley Act (“GLBA”), the Health Insurance Portability and Accountability of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”) and the California Consumer Privacy Act (“CCPA”).

“Processing” means the collection, use, access, storage, processing, recording, distribution, transfer, import, export, privacy, protection (including security measures), disposal or disclosure or other activity regarding Personal Data (whether electronically or in any other form or medium).

“Purchase Price” means an amount equal to: (a) the Buyer Pro Rata Share multiplied by (b) an amount equal to (i) the Base Purchase Price, (ii) minus the X1 Purchase Price, (iii) minus the Indebtedness Amount, (iv) minus the (A) excess of the Target Net Working Capital Amount over the (B) Net Working Capital Amount, if any, (v) minus the (A) the excess of the Target Cash Amount over the (B) Cash Amount, if any, (vi) plus the (A) the excess of the Cash Amount over the (B) Target Cash Amount, if any, minus (c) the Seller Transaction Expenses.

“R&W Policy” means that certain buyer-side representation and warranty insurance policy having policy number ET111-002-485 (as may be amended, modified or otherwise supplemented from time to time) issued by Euclid Transactional, LLC for the benefit of the Buyer that is being conditionally bound as of the date hereof.

“Reference Date” means the date that is three (3) years prior to the date of this Agreement.

“Registered IP” means all Company IP that is registered, filed or issued under the authority of any Governmental Authority or domain name registrar, including all Patents, registered copyrights, registered Trademarks, domain names and all applications for any of the foregoing.

“Required Employees” means the individuals set forth on Schedule 1.01(B) of the Company Disclosure Schedule.

“RESPA” means the Real Estate Settlement Procedures Act of 1974 and its underlying regulation, Regulation X.

“Restricted Cash” means any Cash which is not freely usable by the Company or the Company Subsidiaries because it is subject to restrictions on use or distribution by Law, Contract or otherwise and constitutes restricted cash in accordance with GAAP.

“Restricted Cash Amount” means all Restricted Cash held by the Company and the Company Subsidiaries, in each case, as of 12:01 a.m. Pacific Time on the Closing Date. For the avoidance of doubt, the Restricted Cash Amount shall be calculated after giving effect to the Pre-Closing Restructuring.

“Retained Earnings” means (i) the pre-tax income of the Company and the Company Subsidiaries on a consolidated basis, (ii) minus estimated income Taxes (using an assumed effective tax rate of 24% plus the amount of any increase or minus the amount of any decrease in the effective federal income tax rate due to a change in such rate adopted between the date of this Agreement and the Closing Date) and capital expenditures, (iii) plus depreciation and amortization of the Company’s and the Company Subsidiaries’ existing assets and intangibles in accordance with the Parent Accounting Principles and the 2021 Title365 forecasted depreciation schedule set forth on Exhibit D hereto, (iv) plus the amount of cash distributions received by the Company or any Company Subsidiary from the X1 Joint Venture; provided that in no event shall Retained Earnings be less than zero. Retained Earnings shall be (i) calculated in accordance with the illustration set forth on Exhibit B-2 hereto and (ii) measured from (A) 12:01 a.m. Pacific Time on the date immediately after the date of this Agreement until (B) 12:01 a.m. Pacific Time on the Closing Date.

“Sample Closing Statement” means the sample Closing Statement setting forth the calculation of each of (i) the Cash Amount, (ii) the Indebtedness Amount and (iii) the Net Working Capital Amount, in each case as if the Closing occurred on December 31, 2020, attached as Exhibit B-3 hereto.

“SEC” means the United States Securities and Exchange Commission.

“Seller Licensed IP” means Intellectual Property (other than Patents, Trademarks and Internet Properties) that are (i) owned by the Parent Group as of the Closing Date, (ii) not included in the Company IP and (iii) practiced, used or exploited by, or absent a license thereto or ownership thereof, would be infringed by, the Business as of the Closing Date.

“Seller Transaction Expenses” means, without duplication, to the extent not satisfied in full by the Seller, the Company or the Company Subsidiaries prior to the Closing, the aggregate amount of (i) unpaid out-of-pocket fees, costs and expenses of attorneys, accountants, investment bankers and other advisors or service providers of the Company and the Company Subsidiaries relating to the transactions contemplated hereunder and by the Transaction Documents (including any strategic transaction process prior to the transactions contemplated hereby) for services performed by such third parties prior to the Closing, (ii) all payment obligations of the Company or the Company Subsidiaries that become due as a result of the transactions contemplated hereunder, including under any change of control, severance, transaction bonus, “success,” stay or similar agreement or arrangement with any director, employee or service provider of the Company or the Company Subsidiaries or third parties, whether payable prior to, upon or after the Closing by the Company or the Company Subsidiaries with respect thereto and the employer portion of any associated employment Taxes required to be paid by the Company or the Company Subsidiaries with respect thereto, and (iii) 50% of the premium incurred in connection with the R&W Policy (if and only if the Buyer shall have actually paid the other 50% of such premium). In no event, however, will (x) any obligations resulting from arrangements entered into by or for the account of the Buyer or any of its Affiliates, or any obligations resulting from arrangements entered into by the Company or the Company Subsidiaries, in each case, after the Closing, or (y) severance payments payable due to the termination of any employee following Closing be considered Seller Transaction Expenses.

“Shared Contract” means any Contract to which the Seller or Parent or any of their respective Subsidiaries (other than the Company and the Company Subsidiaries) is a party with any non-Affiliated third party and which (a) benefits or burdens the business of the Company and/or the Company Subsidiaries, and (b) that is material to the business of the Company and/or the Company Subsidiaries; provided that in no event shall Shared Contracts include (x) any Contracts solely for Overhead and Shared Services or (y) Contracts the benefits of which are delivered to the Business, the Company or any Company Subsidiaries under the Transaction Documents.

“Software” means any computer software, computer program, operating system, applications system, application programming interfaces, firmware or other software of any nature, whether in machine readable form, source code, object code, or a programming language or any other language or symbols, whether operational, under development or inactive, and any associated data files, documentation, user manuals and training materials related to the foregoing.

“Stockholder Agreement” means that certain stockholder agreement of the Company, substantially in the form attached hereto as Exhibit E, to be entered into and effective as of the Closing.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Target Cash Amount” means the sum of (i) US $300,000, plus (ii) the Retained Earnings, plus (iii) the Restricted Cash Amount.

“Target Net Working Capital Amount” means US $10,636,815.04.

“Tax” means any federal, state, local or foreign income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, real property, personal property, alternative, value added, branch profits, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, social security, disability, registration, ad valorem, or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return or other form (including, without limitation, schedules or any related or supporting information) or statement filed or required to be filed with any Governmental Authority with respect to Taxes.

“Technology” means any tangible embodiments of Intellectual Property rights regardless of form, including: (i) inventions (whether or not patentable) and invention disclosures; (ii) confidential information and other proprietary information (whether or not protectable as Trade Secret), including without limitation, algorithms, diagrams, know-how, lab notebooks, network configurations and architectures, methods, processes, formulae, compositions, routines, protocols, schematics, specifications, technical data, user interfaces, databases and data collections, business plans, proposals, designs, customer data, financial information, pricing and cost information, bills of material, reports, performance data, quality data; and (iii) published and unpublished works of authorship, including Software and mask works.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Stockholder Agreement, the Non-Competition and Non-Solicitation Agreement and any certificate, instrument or other deliverable required pursuant to this Agreement.

“Transition Services Agreement” means that certain transition services agreement, substantially in the form attached hereto as Exhibit F, pursuant to which the Buyer may purchase from the Seller or one or more of its Affiliates certain transition services as described therein.

“Unclaimed Property Laws” means all Laws that may be enforced by any Governmental Authority relating to unclaimed property, abandoned property and escheat, including travelers checks, wire transfers, stored value cards, money orders and other payment instruments, whether or not negotiable.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988, as amended.

“willful breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be, or would reasonably be expected to be, a breach of this Agreement.

“X1 Joint Venture” means X1 Analytics, Inc., a Texas corporation (f/k/a Xome Analytics Inc.).

“X1 Purchase Price” means the purchase price actually received by Seller or its Subsidiaries pursuant to the X1 SPA.

Section 1.02 Cross-References to Other Defined Terms.

Each term listed below is defined in the Section of this Agreement listed opposite such term:

Affiliate Agreement	Section 3.17(p)
Agreement	Preamble
Antitrust Laws	Section 3.04(c)
Approvals	Section 3.19(a)
Audited Financial Statements	Section 6.10(b)
Bankruptcy Code	Section 8.10(f)
Business	Recitals
Buyer	Preamble
Buyer 401(k) Plan	Section 8.01(c)
Buyer Indemnified Parties	Section 9.02(a)
Buyer Indemnifying Parties	Section 9.02(b)
Buyer India Employee Benefits	Section 6.16
Buyer Licensees	Section 8.10(a)
Buyer Licensors	Section 8.10(b)
Buyer Prepared Returns	Section 8.05(a)(ii)
Buyer Releasee	Section 6.11
Buyer Releasor	Section 6.11
Claim Notice	Section 9.02(g)
Claims Made Policies	Section 8.09(b)
Closing	Section 2.03(a)
Closing Date	Section 2.03(a)
Closing Statement	Section 2.01
Company	Preamble
Company Continuing Employee	Section 8.01(a)
Company Privacy Commitments	Section 3.16(a)
Company Privacy Policy	Section 3.16(a)
Controlling Party	Section 9.02(h)

Corporate Names	Section 6.04(a)
Current Financial Statements	Section 3.09(a)
Current Legal Counsel	Section 11.15(a)
Current Representation	Section 11.15(a)
Debt Commitment Letter	Section 6.13(c)
Deductible	Section 9.02(c)(i)
Deferred Closing	Section 2.06(b)(i)
Deferred Closing Date	Section 2.06(b)(i)
Deferred Closing Governmental Approvals	Section 2.06(b)(i)
Definitive Debt Agreements	Section 6.13(a)
Designated Person	Section 11.15(a)
Draft Computation	Section 2.04(a)
Draft Services Exhibit	Section 6.16
Employee Authorization	Section 3.19(b)
Enforceability Exceptions	Section 3.04(a)
Environmental Requirements	Section 3.22
Estimated Purchase Price	Section 2.01
Exchange Act	Section 3.04(c)
Financing	Section 6.13(d)
Firm	Section 2.04(a)
Foreign Benefit Plan	Section 3.20(l)
General Survival Date	Section 9.01
Government Official	Section 3.24
HSR Act	Section 3.04(c)
Indemnitee	Section 9.02(g)
Indemnitors	Section 9.02(g)
India Purchase Price	Section 2.06(b)(v)
Indian Assets	Section 2.06(a)
Indian Business	Section 2.06(a)
Indian Employees	Section 2.06(a)
Indian Transfer	Section 2.06(a)
Indian Transfer Agreement	Section 2.06(a)
Interim Financial Statements	Section 6.10(b)
IOC Exceptions	Section 6.01
Laws	Section 3.05(a)
Leased Real Properties	Section 3.11(b)
Leased Real Property	Section 3.11(b)
Lenders	Section 5.08(a)
Material Business Relationship	Section 9.02(g)
Material Contracts	Section 3.17
Monthly Retained Earnings Estimate	Section 6.10(a)
NDA	Section 8.07(a)
Needed Financial Statements	Section 6.10(b)
Non-Controlling Party	Section 9.02(h)
Non-Cooperation Notice	Section 6.13(f)
Objection Notice	Section 2.04(a)
Occurrence Basis Policies	Section 8.09(a)
Order	Section 3.08
Parent	Preamble
Post-Closing Representation	Section 11.15(a)
Pre-Closing Consolidated Return	Section 8.05(a)(i)

Pre-Closing Restructuring	Recitals
Pre-Closing Tax Return	Section 8.05(a)(i)
Pricing Principles	Section 6.16
Real Property Lease	Section 3.11(b)
Real Property Leases	Section 3.11(b)
Releasees	Section 6.11
Releasors	Section 6.11
Required Approvals and Filings	Section 6.02(a)
Retained Shared Contract	Section 6.06(b)
Sale	Section 2.02(a)
Securities Act	Section 5.05
Security Incident	Section 3.16(c)
Seller	Preamble
Seller 401(k) Plans	Section 8.01(c)
Seller Indemnified Parties	Section 9.02(b)
Seller Insurance Policies	Section 8.09
Seller Licensees	Section 8.10(b)
Seller Licensors	Section 8.10(a)
Seller Prepared Returns	Section 8.05(a)(i)
Seller Releasee	Section 6.11
Seller Releasor	Section 6.11
Seller Retained Insurance Claims	Section 8.09
Shares	Recitals
Sold Shares	Recitals
Straddle Period Tax Return	Section 8.05(a)(iii)
Survival Period	Section 9.01
Tax Contest	Section 8.05(d)(i)
Third Party Claim	Section 9.02(g)
Top Client Contract	Section 3.23(b)
Top Clients	Section 3.23(a)
Top Vendor Contract	Section 3.23(b)
Top Vendors	Section 3.23(a)
Transfer Taxes	Section 8.05(e)
Transferred Shared Contract	Section 6.06(b)
Westcor	Recitals
X1 Sale	Recitals
X1 SPA	Recitals

ARTICLE 2.

PURCHASE AND SALE

Section 2.01 Estimated Purchase Price. Not less than five (5) Business Days prior to the Closing Date, the Seller will prepare and deliver to the Buyer a reasonably detailed statement, together with reasonable supporting documentation, prepared using then available financial information and certified on behalf of the Seller by its chief financial officer, setting forth (a) a good faith estimate of the Purchase Price (such estimate is referred to as the “Estimated Purchase Price”), (b) a good faith estimate of the Net Working Capital Amount, (c) a good faith estimate of the Cash Amount, (d) a good faith estimate of the Indebtedness Amount, (e) a good faith estimate of the Seller Transaction Expenses, (f) a good faith estimate of the Target Cash Amount and (g) a good faith estimate of the Retained Earnings (including each component thereof), in each case as of 12:01 a.m. Pacific Time on the Closing Date (the “Closing Statement”). The Closing Statement shall be prepared in accordance with the Parent Accounting Principles and in a form and format consistent with the Sample Closing Statement. Upon receipt of such estimates, the Buyer shall be permitted to review and provide comments regarding such estimates to the Seller prior to the Closing Date, which comments the Seller shall consider in good faith. If the parties agree on any changes to the Closing Statement, the Closing Statement and Estimated Purchase Price for purposes of this Section 2.01 and for purposes of the payments required pursuant to Section 2.02 shall be updated to reflect such revisions. If the parties do not agree on any changes to the Closing Statement, the Closing Statement and Estimated Purchase Price delivered by Seller shall be the Closing Statement and Estimated Purchase Price for purposes of this Section 2.01 and for purposes of the payments required pursuant to Section 2.02.

Section 2.02 Purchase and Sale of Shares.

(a) Purchase and Sale of the Sold Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Sold Shares held by the Seller, free and clear of all Liens, except Liens under applicable securities Laws, for and in consideration of the Purchase Price for the Sold Shares as set forth herein (the “Sale”).

(b) Purchase Price for Shares. At the Closing, the Buyer shall pay the Estimated Purchase Price in cash to the Seller by wire transfer of immediately available funds to the account(s) designated by the Seller in the Closing Statement.

Section 2.03 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, or at such other location as the Buyer and the Seller agree, at a date and time specified by the Buyer and the Seller, which date shall be no later than five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article 7 (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). The date upon which the Closing actually occurs is herein referred to as the “Closing Date.”

(b) Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall consummate the following transactions as of the Closing:

(i) the Buyer shall make the payment set forth in Section 2.02;

(ii) the Buyer shall deliver all agreements, documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 7.03; and

(iii) the Seller and the Company shall deliver all agreements, documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to Section 7.02;

(iv) the Seller shall deliver a certificate of the Secretary of the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(v) the Seller shall deliver stock certificates evidencing the Sold Shares (to the extent that such Sold Shares are in certificated form), duly endorsed by the Seller and accompanied by a stock power or a similar instrument of transfer duly executed by the Seller, and to the extent that such Sold Shares are not in certificate form, evidence of transfer of such Sold Shares, in each case in favor of the Buyer;

(vi) the Seller shall deliver to the Buyer a properly completed IRS Form W-9 of Seller; and

(vii) the Seller shall deliver to the Buyer resignations or evidence of removal of the members of the boards of directors and officers of the Company and the Company Subsidiaries, effective as of the Closing, unless otherwise requested by Buyer at least five (5) Business Days prior to the Closing Date.

Section 2.04 Post-Closing Adjustment.

(a) Post-Closing Determination. As promptly as possible following the Closing Date, but in any event within ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a reasonably detailed statement setting forth (i) the Buyer’s good faith determinations of the Cash Amount, the Net Working Capital Amount, the Indebtedness Amount, the Seller Transaction Expenses, the Target Cash Amount and the Retained Earnings and (ii) the Buyer’s calculation of the Purchase Price (collectively, the “Draft Computation”). The Draft Computation shall be prepared in accordance with the Parent Accounting Principles and in a form and format consistent with the Sample Closing Statement. The Buyer will make available to the Seller and its advisors reasonable supporting underlying documentation used in the preparation of the Draft Computation (including work papers, subject to the execution of customary access letters). If the Seller disagrees with any aspect of the Draft Computation, the Seller may, within thirty (30) days after receipt of the Draft Computation, deliver a reasonably detailed notice (an “Objection Notice”) to the Buyer setting forth the Seller’s determination of the Cash Amount, Net Working Capital Amount, the Indebtedness Amount, the Seller Transaction Expenses, the Target Cash Amount and the Retained Earnings, and the Seller’s calculation of the Purchase Price. If the Seller does not deliver an Objection Notice to the Buyer within thirty (30) days after receipt of the Draft Computation, then the parties hereto will be deemed to have agreed to the Draft Computation and the components of such Draft Computation shall be deemed to be finally determined as set forth therein. The Buyer and the Seller shall use commercially reasonable efforts to resolve any disagreements as to the Draft Computation and the Objection Notice, but if they do not obtain a final resolution within thirty (30) days after the Buyer has received the Objection Notice, the Buyer and the Seller shall jointly retain Grant Thornton LLP or another nationally recognized accounting firm mutually agreed to by the parties (the “Firm”) to resolve any remaining disagreements. The Buyer and the Seller shall direct the Firm to render a determination within thirty (30) days after its retention, and the Buyer, the Seller and their respective agents shall cooperate in good faith with the Firm during its engagement. The Firm may consider only those items and amounts in the Draft Computation or Objection Notice which the Buyer and the Seller are unable to resolve and shall act as an expert and not as an arbiter. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm’s determination shall be based solely on written submissions or oral presentations (provided that there shall be no ex parte communications) by the Buyer and the Seller (i.e., not on independent review) and on the definitions included herein. The Seller and the Buyer shall give each other copies of any written submissions at the same time as they are submitted to the Firm. The determination of the Firm shall be conclusive and binding upon the Buyer and the Seller. Until the Firm makes its determination, the costs and expenses of the Firm shall be borne equally by the Buyer, on the one hand, and the Seller, on the other hand; provided that, when the Firm makes its determination, the costs and expenses of the Firm shall be allocated between the Seller, on the one hand, and the Buyer, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Seller claims the Net Working Capital Amount is $1,000 greater than the amount determined by the Buyer, and the Buyer contests only $500 of the amount claimed by the Seller, and if the Firm ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to the Buyer and 40% (i.e., 200 ÷ 500) to the Seller.

(b) Post-Closing Adjustment.

(i) Payment by the Buyer. If the Purchase Price as finally determined pursuant to Section 2.04(a) exceeds the Estimated Purchase Price, then within five (5) Business Days after such final determination thereof the Buyer shall pay to the Seller, by wire transfer or delivery of other immediately available funds to an account designated by the Seller to the Buyer, an amount in cash equal to the amount by which the Purchase Price as finally determined exceeds the Estimated Purchase Price.

(ii) Payment on Behalf of the Seller. If the Purchase Price as finally determined pursuant to Section 2.04(a) is less than the Estimated Purchase Price, then within five (5) Business Days after such final determination thereof, the Seller shall pay to the Buyer, by wire transfer or delivery of other immediately available funds to an account designated by the Buyer to the Seller, an amount in cash equal to the difference between the Purchase Price as finally determined and the Estimated Purchase Price (expressed as a positive number).

(iii) Tax Treatment. Any payments made to any party pursuant to Section 2.04 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the parties on their Tax Returns to the maximum extent permitted by Law.

Section 2.05 Withholding. The Buyer and (following the Closing) the Company shall be entitled to deduct and withhold from the Purchase Price otherwise deliverable to the Seller such amounts as the Buyer or the Company is required to deduct and withhold under applicable Law. The Buyer or the Company, as applicable, shall use reasonable best efforts to provide the Seller with reasonable advance written notice of the intention to make such deduction or withholding and shall provide the Seller the opportunity to provide forms or other documentation evidencing a reduction of or exemption from such withholding. To the extent that amounts are deducted and withheld pursuant to this Section 2.05 and paid over to the proper Governmental Authority, pursuant to applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

Section 2.06 Local Transfer Agreements; Deferred Closing.

(a) The transfer of the Indian Business (the “Indian Transfer”) shall be effected pursuant to a local transfer agreement to be in such form as reasonably needed (and solely to the extent as reasonably needed) to satisfy the requirements of applicable local Law for such transfer (the “Indian Transfer Agreement”); provided, that the Indian Transfer Agreement shall serve purely to effect the legal transfer of the Indian Business, shall not have any effect on the terms and conditions of the transactions contemplated hereby, including the allocation of assets and liabilities as between the parties, all of which shall be determined by this Agreement, or in any way modify, amend or constitute a waiver of, any provision of this Agreement or any Ancillary Agreement and shall not require Parent, the Seller or any of their Subsidiaries to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement. For the purposes of this Agreement, the “Indian Business” shall mean (i) all Business Employees located in India (“Indian Employees”), (ii) any assets primarily utilized by such Indian Employees in connection with their services for the Business or otherwise primarily relating to the Business in India (the “Indian Assets”) and (iii) the Indian Liabilities.

(b) Deferred Closing.

(i) If, as of the Closing, in India, (A) there is an applicable Law then in effect or a Governmental Authority shall have issued or entered an Order that is then in effect, either or both of which has the effect of making the Closing illegal or otherwise prohibiting its consummation with respect to such jurisdiction, or (B) any filing with, notice to, or permit, authorization, registration, consent or approval of a Governmental Authority required to consummate the purchase by the Buyer of the Indian Business (the “Deferred Closing Governmental Approvals”) has not been made or obtained, as applicable, then, notwithstanding anything to the contrary in this Agreement, the Indian Business shall not be transferred to the Buyer or any of its Affiliates at the Closing (but the Closing shall otherwise occur with respect to the Business, the Company and the Company Subsidiaries (other than the Indian Business)). Thereafter, the Indian Business shall be transferred to the Buyer (or its designated Subsidiary) on the fifth (5th) Business Day following the receipt, satisfaction or waiver (to the extent permitted by applicable Law) of the applicable Deferred Closing Governmental Approvals (a “Deferred Closing” and such date, a “Deferred Closing Date”). In no event shall the Purchase Price payable by the Buyer at the Closing or the Purchase Price as finally determined pursuant to Section 2.04 be reduced or deferred in respect of the Indian Business.

(ii) Between the Closing Date and the Deferred Closing Date, subject to applicable Law and contractual restrictions, the Seller (or its applicable Affiliate) shall (x) hold the Indian Business for the Buyer’s benefit, burden and account, (y) use reasonable best efforts to manage and operate the Indian Business for the Buyer’s benefit, burden and account and in accordance with the Transition Services Agreement, with all benefits (other than the amounts payable to the Seller (or its applicable Affiliate) under the Transition Services Agreement for the Services (as defined in the Transition Services Agreement) provided by the Indian Business), burden or liabilities (other than Indemnified Taxes) generated thereby to be for the Buyer’s account and borne by the Buyer, in each case, as if the transfer of the Indian Business had occurred at the Closing in accordance with and subject to the terms of this Agreement and, (z) the Seller and the Buyer shall cooperate in good faith to prepare any necessary exhibits or other agreements in accordance with the Transition Services Agreement as determined reasonably necessary to abide by the terms of this Agreement such that, for the period between the Closing Date and the Deferred Closing Date, the Buyer shall retain beneficial control over the Indian Business and its service providers prior to the Deferred Closing and shall promptly reimburse the Seller for any associated costs and expenses.

(iii) At the Deferred Closing, if any, (A) the Buyer shall deliver to the Seller the documents or other deliverables required to be delivered pursuant to the Indian Transfer Agreement and not previously delivered to the Seller at the Closing, and (B) the Seller shall, and shall cause the relevant Seller to, deliver to the Buyer the documents or other deliverables required to be delivered pursuant to the Indian Transfer Agreement and not previously delivered to the Buyer at the Closing.

(iv) In respect of the Indian Business, the Buyer and the Seller shall continue to comply through the applicable Deferred Closing Date, solely with respect to the Indian Business, with the covenants of the parties contained in Sections 6.01(b) and (c), Section 6.02 and Section 8.01(f). The Non-Competition and Non-Solicitation Agreement shall not apply with respect to Parent’s, the Seller’s and their respective Affiliates’ continued operation of the Indian Business until the Deferred Closing Date.

(v) The parties acknowledge that the portion of the Purchase Price allocable to the Indian Business (the “India Purchase Price”) shall be paid on the Closing Date. In the event that a local payment of some or all of the relevant India Purchase Price is required in India on the Deferred Closing Date, the Buyer shall cause the applicable local Subsidiary of Buyer to pay an amount equal to the required local payment to the applicable local Subsidiary of the Seller on the Deferred Closing Date by wire transfer of immediately available funds to the local bank account to be designated by the Seller in a written notice to the Buyer at least five (5) Business Days before such Deferred Closing. Within five (5) Business Days following the Deferred Closing Date, the Seller shall reimburse, or cause to be reimbursed, to the Buyer an amount equal to the relevant required local payment converted to U.S. dollars at the exchange rate published by the Wall Street Journal, United States Edition, on the applicable Deferred Closing Date (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published), by wire transfer of immediately available funds to the bank account to be designated by the Buyer in a written notice to the Seller at least five (5) Business Days before such Deferred Closing. For Tax purposes, the parties agree that the amount so reimbursed shall constitute the amount of the Purchase Price allocated to the Indian Business, and such reimbursement shall constitute an adjustment to the purchase price paid for the Sold Shares, and the parties shall take such positions on their Tax Returns to the maximum extent permitted by Law.

(vi) Unless the context clearly requires otherwise, all references in this Agreement to the “Closing” and the “Closing Date” shall, with respect to the Indian Business, be deemed to refer to the applicable “Deferred Closing” and “Deferred Closing Date,” respectively. Unless otherwise indicated, all references to the “Business” in Article 3 and Article 4 of this Agreement shall be deemed to include the Indian Business.

(c) Buyer shall use reasonable best efforts to (i) form prior to the Closing such entities in India as may be required to consummate the transactions contemplated by the Indian Transfer Agreement and (ii) take such actions before and after the Closing Date to cause the Indian Transfer to occur on the Closing Date or as soon after the Closing Date as reasonably practicable. Notwithstanding anything to the contrary in this Agreement, the Buyer shall consummate the Deferred Closing within nine (9) months of the Closing.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

Except as set forth in the Company Disclosure Schedule accompanying this Agreement (subject to Section 8.06) and it being agreed and understood that, for purposes of this Article 3, references to the “Company” or any of the “Company Subsidiaries” shall include any assets or liabilities contributed to the Company Group as part of the Pre-Closing Restructuring, each of Seller and the Company represents and warrants to the Buyer as follows as of the date hereof and as of the Closing (except with respect to any representation or warranty which speaks as to a particular date, in which case such representation and warranty is given only as of such date):

Section 3.01 Organization and Qualification. (a) Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, formation or incorporation, as applicable, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Company and the Company Subsidiaries, taken as a whole. (b) Each of the Company and the Company Subsidiaries has full power and authority to own or lease its respective properties and to conduct its respective businesses in the manner and in the places where such properties are owned or leased and where such businesses are currently conducted, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Company and the Company Subsidiaries, taken as a whole. (c) The copies of the Company’s and each of the Company Subsidiary’s organizational documents as amended to date and each heretofore made available to the Buyer or its agents, are complete and correct, and no amendments thereto are pending. (d) The Company and the Company Subsidiaries are duly licensed and qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification to do business necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Company and the Company Subsidiaries, taken as a whole). (e) The minute books and other corporate records of each of the Company and the Company Subsidiaries as previously made available to Buyer were and remain true, complete (as of the date hereof) and correct in all material respects and have been maintained in compliance with applicable legal requirements.

Section 3.02 Company Subsidiaries; Securities Owned. Other than the Company Subsidiaries set forth on Schedule 3.02, the Company has no direct or indirect Subsidiaries. None of the Company nor the Company Subsidiaries owns any equity securities issued by any other Person (other than equity securities of the Company Subsidiaries).

Section 3.03 Capitalization.

(a) Schedule 3.03(a) of the Company Disclosure Schedule sets forth, as of the date hereof, the number of authorized, issued and outstanding shares of capital stock or other equity interests of the Company, and there are no other authorized, issued or outstanding equity interests of the Company as of the date hereof. As of the date hereof, the Shares are owned by the Seller, free and clear of all Liens, except Liens under applicable securities Laws.

(b) As of the date hereof, all of the Shares are duly and validly issued and outstanding and fully paid, and there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, rights of first refusal, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities or Indebtedness convertible into or exchangeable for, any equity interests of the Company or otherwise relating to the equity interests of the Company, and there are no phantom awards, profit participation rights or share appreciation rights relating to the Shares or the value of the Company or any other interest in the Company.

(c) Schedule 3.03(c) of the Company Disclosure Schedule sets forth, as of the Closing Date (after giving effect to the Pre-Closing Restructuring), the number of authorized, issued and outstanding shares of capital stock or other equity interests of the Company Subsidiaries, and there are no other authorized, issued or outstanding equity interests of the Company Subsidiaries. As of the Closing Date, the Sold Shares are owned by the Seller, free and clear of all Liens, except Liens under applicable securities Laws, and all of the Sold Shares are duly and validly issued and outstanding and fully paid.

(d) As of the Closing Date, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, rights of first refusal, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities or Indebtedness convertible into or exchangeable for, any equity interests of the Company or otherwise relating to the equity interests of the Company, and there are no phantom awards, profit participation rights or share appreciation rights relating to the Sold Shares or the value of the Company or any other interest in the Company.

(e) To the extent applicable, all of the issued and outstanding equity interests of the Company Subsidiaries are duly and validly issued and outstanding, and are fully paid. All of the issued and outstanding equity interests of the Company Subsidiaries are directly or indirectly owned by the Company, free and clear of all Liens, except Liens under applicable securities Laws. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, rights of first refusal, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities or Indebtedness convertible into or exchangeable for, any equity interests of the Company Subsidiaries or otherwise relating to the equity interests of the Company Subsidiaries. There are no phantom awards, profit participation rights or share appreciation rights relating to the equity interests or the value of the Company Subsidiaries or any other interest in the Company Subsidiaries.

Section 3.04 Authority of the Company; Non-Contravention; Governmental Authorization.

(a) The Company has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement (including each other Transaction Document) and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the performance of the Company’s obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and each agreement, document and instrument to be executed and delivered by the Company or the Company Subsidiaries pursuant to this Agreement (including each other Transaction Document) constitute, or will when executed and delivered constitute, and, assuming due authorization, execution and delivery by the Buyer, Parent and the Seller, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to securities Laws, applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or preferential transfers and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforceability Exceptions”).

(b) Assuming compliance with Section 3.04(a), the execution, delivery and performance by the Seller, the Company or the Company Subsidiaries, as applicable, of this Agreement and each such agreement, document and instrument contemplated by this Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby:

(i) do not and will not violate any provision of the organizational documents of the Company or the Company Subsidiaries;

(ii) assuming the receipt of the authorizations described in Section 3.04(c), do not and will not violate any Laws or Orders; and

(iii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, require any consent or notice, or give rise to any right of termination or any impairment of rights under any Contract, whether written or oral, to which the Company or any of the Company Subsidiaries is a party or by which the property of the Company or any of the Company Subsidiaries is bound, or give rise to any Lien (except Permitted Liens) on any properties, rights or assets of the Company or the Company Subsidiaries, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Company and the Company Subsidiaries, taken as a whole.

(c) The execution, delivery and performance by the Seller, the Company or the Company Subsidiaries of this Agreement and the consummation of the transactions contemplated hereby do not require the Company or the Company Subsidiaries to obtain any approval, consent or waiver of, or make any filing with, any Governmental Authority, except for (A) any actions required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or other competition or anti-trust related legal or regulatory requirements of foreign jurisdictions, commissions or governing bodies (collectively, the “Antitrust Laws”) and those set forth on Schedule 3.04(c) of the Company Disclosure

Schedule, (B) under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or applicable blue sky laws, (C) under any Insurance Laws or (D) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Company and the Company Subsidiaries, taken as a whole.

Section 3.05 Compliance with Laws.

(a) General. Each of the Company and the Company Subsidiaries (A) is, and since the Reference Date has been, in compliance in all material respects with all applicable federal, state, local, foreign, international or multinational treaty, constitution, statutes, ordinances, orders, judgments, ordinances, codes, judgments, binding standards of conduct, rules, regulations, including, any Unclaimed Property Laws, OFAC Laws, and Money Laundering Laws (collectively, “Laws”) and (B) since the Reference Date has received no written notice of any material failure or alleged material failure by the Company or any of the Company Subsidiaries to comply with any Law. Except as would not be material to the Business, since the Reference Date, no event has occurred that with notice or lapse of time would constitute a violation or failure to comply with any applicable Law relating to the Business and no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under, any applicable Law. Except as would not be material to the Business, since the Reference Date, none of the Seller, the Company or any Company Subsidiary has conducted any internal investigation with respect to any violation of Law, that would reasonably be expected, individually or in the aggregate, to result in liability to the Company or any Company Subsidiary or otherwise interfere with the conduct of the Business.

(b) Insurance Laws, Rules, Regulations and Requirements. Except as would not reasonably be expected to be material to the Business:

(i) The Company and each Company Subsidiary has at all times in the last six (6) years complied with, and is currently in compliance, in all respects, with applicable Insurance Laws, including, without limitation, all (A) related guidelines and requirements established by the Consumer Financial Protection Bureau, the U.S. Federal Housing Administration and all other applicable Governmental Authorities, (B) anti-affiliation and controlled business statutes, rules and other requirements related to the amount of insurance-related business that may have been referred or directed by an Affiliate of the Company or a Company Subsidiary to the Company, any Company Subsidiary or any of their respective Affiliates, (C) applicable federal and state laws and regulations and related guidelines and requirements related to affiliated business arrangements, lead arrangements, rental arrangements and other activities with any Person with which the Company or any of the Company Subsidiaries gives or receives referrals of business, and (D) requirements to file annual, quarterly or other statements, reports or documents with any applicable Governmental Authority pursuant to any applicable Insurance Laws.

(ii) The Company, the Company Subsidiaries and each of their respective Affiliates is an agent, in good standing, of each applicable insurance underwriter, has paid all premiums, fees, dues and other sums due to each such underwriter, and is not in breach or violation of any applicable agency agreement.

(iii) (A) All policies, binders and other agreements of insurance in effect as of the date hereof (including all endorsements and ancillary documents in connection therewith) underwritten by the Company or any Company Subsidiaries are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such authority within the period provided for objection, and (B) with respect to all such policies, binders and other agreements of insurance underwritten by the Company or any Company Subsidiary, the Company or such Company Subsidiary, as applicable, has charged the applicable insurance rates required thereunder. No agency agreement contains any provision requiring the Company or any Company Subsidiary to use any underwriter’s services exclusively or guaranties any minimum amount of business to any such underwriter.

(iv) All client trust funds of the Company and the Company Subsidiaries have been held and administered in compliance with all applicable Insurance Laws, and there has been no improper commingling of any client trust funds in violation of such Insurance Laws.

(v) Except to the extent prohibited by applicable Law, the Company has made available true and complete copies of (A) any reports on financial examination (including draft reports where final reports are not yet available) and (B) any reports on market conduct examination (including draft reports where final reports are not yet available), in each case, from any Governmental Authority during the previous six (6) years that remains unresolved.

(vi) (A) Each director, officer, employee or, to the Knowledge of the Company, independent contractor of the Company and any Company Subsidiary that engages in any transaction regulated under applicable Insurance Laws is duly and appropriately licensed under applicable Insurance Laws for the business and activities conducted by such individual, in each jurisdiction in which such individual was required to be so licensed and no such individual violated any term or provision of applicable Insurance Laws, (B) no director, officer, employee or, to the Knowledge of the Company, independent contractor of the Company or any Company Subsidiary has breached the terms of any contract with the Company or any Company Subsidiary or violated any Insurance Law or policy of the Company or any Company Subsidiary in the solicitation, negotiation, writing, sale or production of business for the Company or any Company Subsidiary and (C) no director, officer, employee or, to the Knowledge of the Company, independent contractor of the Company or any Company Subsidiary has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such individual’s actions in his, her or its capacity as a director, officer, employee or independent contractor of the Company or any Company Subsidiary or any enforcement or disciplinary proceeding alleging any such violation.

Section 3.06 Finder’s Fees. Neither the Company nor any of the Company Subsidiaries (nor any agent on their behalf) has incurred nor shall any of them become liable for any investment banker fee, broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

Section 3.07 Taxes.

(a) All material Tax Returns required by applicable Law to be filed by the Company or the Company Subsidiaries have been filed, and all such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by the Company or the Company Subsidiaries (whether or not shown on any Tax Returns) have been timely paid.

(b) No material deficiencies for Taxes with respect to the Company or the Company Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority, which deficiencies have not been paid, settled or otherwise resolved. There are no pending or, to the Knowledge of the Company, threatened in writing audits, assessments or other actions for or relating to any material liability in respect of Taxes of the Company or the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver, in each case, which waiver or extension extends the applicable time period beyond the Closing Date.

(c) The unpaid Taxes of the Company or the Company Subsidiaries did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the fact of the Latest Balance Sheet (rather than in any notes thereto). No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or the Company Subsidiaries do not file a Tax Return or pay Taxes that the Company or the Company Subsidiaries, as applicable, are or may be subject to Tax by that jurisdiction.

(d) The Company and the Company Subsidiaries have withheld and paid (to the extent due and payable) all material Taxes required by applicable Tax Law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company or other Person.

(e) There are no material Liens for Taxes on any assets of the Company or the Company Subsidiaries other than Permitted Liens.

(f) Neither the Company nor any of the Company Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(g) At Closing, each of the Company and the Company Subsidiaries will be a member of the Affiliated Group of which Parent is the common parent. Neither the Company nor the Company Subsidiaries (i) have been a member of an affiliated group filing a combined, consolidated, unitary or other group Tax Return (other than an affiliated group of which the common parent is Parent, the Seller, the Company or the Company Subsidiaries), or (ii) have any material liability for the Taxes of any Person (other than any Person that is a member of the U.S. federal consolidated income Tax group of which Parent or any of its subsidiaries is or was the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Tax Law), as a transferee or successor, or otherwise.

(h) Neither the Company nor the Company Subsidiaries are a party to any material Tax sharing, Tax indemnity or Tax allocation agreement (other than any customary commercial agreement entered into in the ordinary course of business the principal subject of which is not Taxes).

(i) Neither the Company nor the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction or disposition made prior to the Closing, (ii) any accounting method change for a taxable period ending on or before the Closing Date made prior to the Closing or agreement with any Governmental Authority filed or made prior to the Closing, (iii) any prepaid amount or deferred revenue received prior to the Closing, or (iv) any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law). Neither the Company nor the Company Subsidiaries have received any letter ruling from the Internal Revenue Service or any comparable ruling from any other Tax authority.

(j) Neither the Company nor the Company Subsidiaries (or any of their Affiliates or predecessors by merger or consolidation) have been a party to any transaction intended to qualify under Section 355 of the Code within the preceding five (5) years.

Section 3.08 Litigation. Except as would not be material to the Business, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or the Company Subsidiaries, or any officer or director, in each case, in their capacity as such, or relating, in whole or in part, to any tangible or intangible property of the Company or the Company Subsidiaries, at law or in equity, or before or by any Governmental Authority, including, without limitation, any such Action (i) as to the qualification of the Company or any Company Subsidiary to hold or receive any license, permit or other Approvals, (ii) as to the compliance of the Company or any Company Subsidiary with respect to the requirements, rules, regulations or other Laws, including Insurance Laws, applicable to any license, permit or other Approvals, (iii) that would reasonably be expected to result in the revocation, cancellation, suspension or other adverse modification of any Approvals and (b) there are and since the Reference Date, there have been no outstanding judgments, orders, writs, injunctions, determinations, arbitration awards or decrees issued by any Governmental Authority (each, an “Order”) against the Company or the Company Subsidiaries or Actions pending or, to the Knowledge of the Company, threatened in writing against the Company or the Company Subsidiaries.

Section 3.09 Financial Statements.

(a) Schedule 3.09(a) of the Company Disclosure Schedule sets forth the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2018, as of December 31, 2019 and as of December 31, 2020 and the related unaudited consolidated statements of operations and cash flows for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020, in each case together with all notes and schedules thereto (collectively, the “Current Financial Statements”).

(b) The Current Financial Statements have, and when delivered in connection with accordance with Section 6.10, the Needed Financial Statements will have, been prepared based upon information contained in the Company’s and the Company Subsidiaries’ books and records and in accordance with GAAP applied consistently during the period covered thereby, and present fairly in all material respects the consolidated financial position, results of operations and cash flows of each of the Company and the Business at the respective dates of such statements and for the periods covered thereby; provided that (i) the Company and Company Subsidiaries have not operated on a standalone basis and have historically been reported within Parent’s consolidated financial statements and (ii) the Current Financial Statements (and the Needed Financial Statements when delivered in accordance with Section 6.10 will) assume certain allocated charges and credits, including as related to Overhead and Shared Services, which do not necessarily reflect amounts that would have resulted from arms’-length transactions or that the Company or any Company Subsidiary would incur on a standalone basis.

(c) Each of the Company and the Company Subsidiaries maintains, and since the Reference Date has maintained, books, records and accounts that accurately and fairly reflect in all material respect the transactions and dispositions of assets of the Company and the Company Subsidiaries.

(d) The Company and the Company Subsidiaries maintain, and since the Reference Date have maintained, a system of internal accounting controls designed to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and allow the Company to maintain accountability for its assets. Neither the Company nor its auditor has identified any (i) significant deficiencies and material weaknesses in the design or operation of the Company’s and the Company Subsidiaries’ internal accounting controls which are reasonably likely to adversely affect the Company’s or the Company Subsidiaries’ ability to record, process, summarize and report financial information, or (ii) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal accounting controls.

(e) Neither the Company nor any Company Subsidiary has, nor do the Assumed Liabilities include, any liabilities or obligations (whether accrued, absolute, contingent, liquidated, matured or otherwise), except for: (i) the liabilities specifically reflected or reserved against on the Latest Balance Sheet; (ii) liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which relates to any breach of Contract, tort, infringement or violation of Law); (iii) liabilities incurred in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby; or (iv) liabilities that have been (or will be) prior to the Closing discharged or paid off.

(f) As of the date of this Agreement, the Company and the Company Subsidiaries have no indebtedness for borrowed money or indebtedness evidenced by bonds, debentures, notes, mortgages, letters of credit or performance bonds (to the extent such letters of credit or performance bonds have been drawn) or other similar instruments or securities.

Section 3.10 Transactions with Affiliates. Except for the Shared Contracts, the Affiliate Agreements, the Transaction Documents or as set forth on Schedule 3.10(i) of the Company Disclosure Schedule, and any Contracts that will be terminated at or before the Closing, none of the direct or indirect equityholders (other than the public equityholders of Parent), officers, key employees (which, for purposes of this Section 3.10, shall include only the employees listed on Schedule 3.10(ii) of the Company Disclosure Schedule), Affiliates, managers or directors of the Company or the Company Subsidiaries, to the Company’s Knowledge, is directly interested in any Material Contract, commitment, agreement or license to which the Company or the Company Subsidiaries are a party or by which the Company or the Company Subsidiaries are bound, except for employment-related agreements and arrangements entered into in the ordinary course.

Section 3.11 Real Properties.

(a) Neither the Company nor any Company Subsidiary owns any real property.

(b) Schedule 3.11(b) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of each lease or other agreement under which the Company or any Company Subsidiary has a leasehold interest in any real property (collectively, the “Real Property Leases” and, each individually, a “Real Property Lease”). Correct and complete copies of the Real Property Leases and all material amendments thereto have been made available to the Buyer or its agents by the Company. Except as would not be material to the Business, the Company or the Company Subsidiaries has a valid and subsisting leasehold interest in all the real property which is the subject of each of the respective Real Property Leases set forth on Schedule 3.11(b) of the Company Disclosure Schedule (individually, the “Leased Real Property” and, collectively, the “Leased Real Properties”), subject to Permitted Liens and the Enforceability Exceptions.

(c) Except as would not be material to the Business, neither the Seller, the Company nor the Company Subsidiaries, nor, to the Knowledge of the Company, any other party, is in default (after expiration of applicable notice and cure periods) under any of the Real Property Leases and none of the Seller, the Company or the Company Subsidiaries has received any notice of any default or event that, with notice or lapse of time, or both, would constitute a default under any Real Property Lease.

(d) Since the Reference Date, neither the Seller, the Company nor the Company Subsidiaries has received written notice that any of the Leased Real Properties is subject to any judgment to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor and, to the Knowledge of the Company, as of the date hereof, no such condemnation, expropriation or taking has been proposed or is contemplated.

Section 3.12 Absence of Certain Changes, Events and Conditions. Except as contemplated by this Agreement or as set forth in Schedule 3.12 of the Company Disclosure Schedule, since December 31, 2020, the Company and the Company Subsidiaries have operated in the ordinary course of business in all material respects and there has not been, with respect to the Company or the Company Subsidiaries:

(a) any Material Adverse Effect;

(b) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law and set forth on Schedule 3.12(b) of the Company Disclosure Schedule or as disclosed in the notes to the Financial Statements;

(c) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(d) any action taken that, if taken after the date hereof, would require Buyer’s consent pursuant to Sections 6.01(f), (g), (k), (m), (n), (o), and (r) (to the extent clause Section 6.01(r) relates to the foregoing sections); or

(e) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.13 Assets.

(a) Except as would not be material to the Business, (i) The Company and the Company Subsidiaries have good and valid title to (or in the case of leased properties or assets, valid leasehold interests) in all of their properties and assets (real, personal and mixed), (ii) all of the assets and properties owned, leased, or licensed by the Company are free and clear of all Liens, except for Liens identified on Schedule 3.13(a) of the Company Disclosure Schedule and Permitted Liens, and (iii) other than as contemplated by Section 2.06(b), all of the assets primarily related to the Business held by the Parent Group have been, or shall be as of the Closing, transferred to the Company Group or the Buyer.

(b) The material tangible property owned, leased or licensed by the Company and the Company Subsidiaries or held by the Parent Group and primarily related to the Business (including material equipment and, to the Knowledge of the Company, buildings, structures, and facilities) is in good operating condition and repair consistent with age, normal wear and tear not caused by neglect excepted.

(c) (i) Taking into account any assets, properties, rights, titles and interests made available by the Seller and its Affiliates to the Company and the Company Subsidiaries following the Closing pursuant to any Transaction Documents (including Section 2.06(b)) and the covenants to be performed prior to the Closing pursuant to Section 6.06, (ii) assuming all consents, authorizations, assignments, amendments and permits necessary in connection with the consummation of the transactions contemplated by the Transaction Documents have been obtained, and (iii) other than with respect to Overhead and Shared Services, the Buyer will own, hold or have the right to use (including by means of ownership of rights pursuant to licenses or other Contracts) at Closing all of the assets, properties, rights, titles and interests that are used or held for use in and are necessary to operate in all material respects the Business immediately following the Closing in substantially the same manner as conducted by Parent and its Subsidiaries as of the date hereof.

Section 3.14 Intellectual Property.

(a) Schedule 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of each item of Registered IP, setting forth for each such item of Registered IP, whether such item is owned by the Company or a Company Subsidiary or is owned by the Seller or a member of the Parent Group and will be assigned to the Company or a Company Subsidiary, the record owner(s) of such item and if different, the legal owner and beneficial owner(s) of such item, the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial or other similar identification number, the filing date or registration date and issuance or grant date and, with respect to domain names, the applicable domain name registrar.

(b) All Registered IP is subsisting and, to the knowledge of the Company, not invalid or unenforceable. The Company and the Company Subsidiaries are current in the payment of all registration, maintenance and renewal fees with respect to the Registered IP, except in each case as the Company or a Company Subsidiary has elected in their reasonable business judgment to abandon or permit to lapse a registration or application. No interference, opposition, reissue, reexamination or other proceeding of any nature is pending or threatened in writing in which the scope, validity or enforceability of any material Registered IP is being or could reasonably be expected to be contested or challenged.

(c) Except for the Transferred IP, the Company and the Company Subsidiaries are the sole and exclusive owners of all right, title and interest in Company IP, free and clear of all Liens (other than Permitted Liens). Following the consummation of the transactions contemplated under this Agreement and the Intellectual Property Assignment Agreement, the Company and the Company Subsidiaries will solely and exclusively own all right, title, and interest in and to the Transferred IP, free and clear of all Liens (other than Permitted Liens) and all Transferred IP will have been effectively assigned to Company or the applicable Company Subsidiary.

(d) The Company IP and the Intellectual Property licensed to Buyer pursuant to Section 8.10 include all of Seller’s Intellectual Property rights practiced by or necessary to conduct the Businesses in all material respects as currently conducted, including regarding the design, development, coding, license, sale, provision, maintenance, support and use of all Company Products. The Registered IP includes all of the Trademarks and Internet Properties owned by any member of the Parent Group or the Company Group as of the date hereof and used primarily in the operation of the Business. Taking into account any assets, properties, rights, titles and interests made available by the Seller and its Affiliates to the Company and the Company Subsidiaries following the Closing pursuant to any Transaction Documents and the covenants to be performed prior to the Closing pursuant to Section 6.06, assuming all consents, authorizations, assignments, amendments and permits necessary in connection with the consummation of the transactions contemplated by the Transaction Documents have been obtained, and other than with respect to Overhead and Shared Services, the Company IP and Technology and Intellectual Property licensed by the Company or a Company Subsidiary pursuant to the agreements set forth on Schedule 3.17(h) of the Company Disclosure Schedule constitute all of the Technology (other than Generally Available Software) and Intellectual Property used in or necessary for the conduct in all material respects of the Business immediately following the Closing in substantially the same manner as conducted by Parent and its Subsidiaries as of this Agreement.

(e) Neither the Company nor any Company Subsidiary is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way materially limits or restricts (other than any restriction imposed by applicable Law) the ability of the Company or any Company Subsidiary to use or otherwise exploit, or assert or enforce (except as licensed pursuant to such Contract) any Company IP anywhere in the world. Neither the Company nor any Company Subsidiary has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any material Company IP to any Person.

(f) Since the Reference Date, neither the Company nor the Company Subsidiaries have received any written notice alleging, or that would reasonably be construed as alleging, that the operation of the business of the Company or the Company Subsidiaries infringes, misappropriates or violates or otherwise conflicts with the Intellectual Property rights of another Person in any material respect. None of (i) the Company IP, (ii) the Company Products nor (iii) the operation or the conduct of the business of the Company and the Company Subsidiaries has since the Reference Date infringed, diluted, misappropriated or otherwise violated, is currently infringing, diluting, misappropriating or otherwise violating, any Intellectual Property of any other Person in any material respect.

(g) To the Knowledge of the Company, no Person has since the Reference Date infringed, diluted, misappropriated or otherwise violated, or is currently infringing, diluting, misappropriating or otherwise violating any Company IP and, since the Reference Date, there have been no, and there currently are no pending claims, threats of action, or allegations made by the Company or the Company Subsidiaries alleging any such infringement, dilution, misappropriation or violation that are outstanding.

(h) The execution, delivery and performance by the Seller, the Company or the Company Subsidiaries, as applicable, of this Agreement and each such agreement, document and instrument contemplated by this Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not, with or without notice or the lapse of time or both, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company IP, (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to, or in any material Company IP, including any such grant, assignment or transfer by Buyer or its Affiliates, (iii) any material Company IP becoming subject to any material restriction with respect to its use or operation in any line of business or market or with any Person or in any area or (iv) to the Knowledge of the Company, Buyer or any of its Affiliates as being bound by or subject to any exclusivity obligations, non-compete or other material restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any of Buyer’s or its Affiliates’ Technology or Intellectual Property.

(i) None of the Company Products contain any Harmful Code. The Company and each Company Subsidiary have taken commercially reasonable measures to prevent the introduction of Harmful Code into Company Products or the Business Systems, including firewall protections and regular virus scans.

(j) The Company and the Company Subsidiaries have taken commercially reasonable measures to protect and maintain the secrecy, confidentiality and value of any Trade Secrets and other material confidential information of the Company and the Company Subsidiaries, and to the Knowledge of the Company, there are no material unauthorized uses or disclosures of any such Trade Secrets or confidential information.

(k) After giving effect to the transactions contemplated by Section 6.15, each current and former employee, officer, director and independent contractor of, and consultant to, the Company and the Company Subsidiaries that has been involved in the development or creation of Company IP has or will be deemed to have assigned to the Company or a Company Subsidiary their rights and interests in such Intellectual Property either by operation of law or by entering into a valid and enforceable written agreement under which they have assigned such rights and agreed to maintained the confidentiality of the Company’s and the Company Subsidiaries’ confidential information. No current or former employee, officer, director, independent contractor or consultant of the Company or a Company Subsidiary has any claim, right (whether or not currently exercisable), or ownership interest to or in any Company IP. To the Knowledge of the Company, no employee and no independent contractor or consultant or other third party to any such confidentiality agreement is in breach thereof.

(l) Except as set forth on Schedule 3.14(l) of the Company Disclosure Schedule, no Company Software which is distributed or made available to any third party by or on behalf of the Company or the Company Subsidiaries is subject to the provisions of any third party license, “copyleft,” or other obligation (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that (i) requires the distribution of source code (other than to the applicable “open source” or third-party component itself) in connection with the distribution of such Company Software in object code form; (ii) materially limits the Company’s or the Company Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing the applications incorporating such Software; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the applications incorporating such Company Software by its terms and not by operation of law. With respect to Open Source Software that is or has been used by the Company or a Company Subsidiary in connection with Company Software, the Company or the relevant Company Subsidiary is in compliance with the terms and conditions of all applicable licenses for the Open Source Software, including attribution and copyright notice requirements. With respect to each item of Company Software, the Company or a Company Subsidiary is (or will be at the Closing) in actual possession and control of the applicable source code, object code, code writes, notes, documentation, programmers’ notes, source code annotations, and user manuals required for use, distribution, development, enhancement, maintenance and support of such Company Software in the ordinary course, subject to any licenses granted to third parties therein.

(m) Neither the Company nor any Company Subsidiary has delivered, licensed or made available, or is under a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Company Product to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of the Company or a Company Subsidiary under a duty of confidentiality with respect to such source code who needs such source code to perform his or her job duties.

(n) Notwithstanding anything in this Agreement to the contrary, Section 3.14 sets forth the sole and exclusive representations and warranties of the Company relating to infringement of Intellectual Property.

Section 3.15 Information Technology. The Company and the Company Subsidiaries own, lease, license or otherwise have the legal right to use or have operated on its behalf, all Business Systems. The Business Systems are designed, implemented, operated and maintained using commercially reasonable efforts in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Company and the Company Subsidiaries, including with the respect to safeguarding data Processed by Business Systems and redundancy, reliability, scalability and security. Taking into account any assets, properties, rights, titles and interests made available by the Seller and its Affiliates to the Company and the Company Subsidiaries following the Closing pursuant to any Transaction Documents and the covenants to be performed prior to the Closing pursuant to Section 6.06, assuming all consents, authorizations, assignments, amendments and permits necessary in connection with the consummation of the transactions contemplated by the Transaction Documents have been obtained, and other than with respect to Overhead and Shared Services, the Business Systems constitute all the information and communications technology and other systems infrastructure reasonably necessary to carry on in all material respects the Business immediately following the Closing in substantially the same manner as conducted by Parent and its Subsidiaries as of this Agreement. Without limiting the foregoing, the Company and the Company Subsidiaries have used commercially reasonable efforts to implement industry standard disaster recovery plans, procedures and facilities for their business and have taken commercially reasonable steps to safeguard their Business Systems. Since the Reference Date, (i) neither the Company nor the Company Subsidiaries have experienced any material disruption to, or material interruption in, the conduct of their businesses attributable to a material defect, bug, breakdown or other failure or deficiency of the Business Systems; and (ii) there have been no material unauthorized intrusions, compromises, data leakage incidents, disclosures of data or breaches of the security of the Business Systems.

Section 3.16 Data Privacy and Security.

(a) Except as would not be material to the Business, the Company and the Company Subsidiaries, and to the Knowledge of the Company, all vendors, processors, or other third parties Processing Personal Data for or on behalf of the Company and the Company Subsidiaries, are and have been at all times in compliance with (i) the terms and conditions of any and all of their own privacy policies and other external-facing policies or notices governing the use of Personal Data (each a “Company Privacy Policy”); and (ii) Privacy and Information Security Requirements ((i) and (ii) the “Company Privacy Commitments”). Except as would not be material to the Business, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) trigger or require any notices to or consents from any Person; (ii) violate any Company Privacy Commitments; or (iii) give rise to any right of termination or other right to impair or limit the Company’s or the Company Subsidiaries’ right to own and/or Process any Personal Data used in or necessary for the operation of the business of the Company or the Company Subsidiaries.

(b) Except as would not be material to the Business, (i) the Company and the Company Subsidiaries have at all times posted and prominently made available on its websites, mobile applications, intranet, internal regulations, other mediums made accessible to individuals and other mechanisms through which the Company or the Company Subsidiaries collect Personal Data, a Company Privacy Policy in conformance with Privacy and Information Security Requirements and have satisfied all other requirements necessary for their Processing of all Personal Data, (ii) all Company Privacy Policies are and have at all times been accurate, not misleading or deceptive (including by omission), consistent and complete with the actual practices of the Company and the Company Subsidiaries with respect to the processing of Personal Data, and (iii) the Company and the Company Subsidiaries have in place written Contracts with (A) all third parties who Process, store or otherwise handle Personal Data on behalf of the Company and the Company Subsidiaries, or that otherwise receive Personal Data from the Company and the Company Subsidiaries, and (B) all of their customers regarding the Company’s or the Company Subsidiaries’ Processing of Personal Data on behalf of such customers, in each case, sufficient for the Company’s and the Company Subsidiaries’ compliance with Company Privacy Commitments and that obligate the other Persons to comply with all applicable Privacy and Information Security Requirements.

(c) The Company and the Company Subsidiaries have used commercially reasonable efforts to implement administrative, physical and technical safeguards to (i) protect and maintain the confidentiality, integrity and security of Personal Data against any unauthorized use, access, disclosure, interruption, modification, destruction, comprise or corruption (a “Security Incident”); (ii) identify and address internal and external risks to the privacy and security of Personal Data in their possession or control; and (iii) provide immediate notification to the Company and/or the Company Subsidiaries in the case of Security Incident.

(d) Neither the Company nor the Company Subsidiaries have suffered a Security Incident with respect to any of the Personal Data Processed by or, to the Knowledge of the Company, on behalf of, the Company or the Company Subsidiaries. Except as would not be material to the Business, neither the Company nor the Company Subsidiaries have (i) been legally or contractually required to provide any notices to any Person in connection with an unauthorized disclosure of Personal Data with respect to the operation of the business, or has done so even if not legally or contractually so required; or (ii) received any written complaints or notices to, or been subject to audits, proceedings, investigations or claims asserted with respect to, by any Person or Governmental Authority, (A) the Company’s or the Company Subsidiaries’ Processing of Personal Data in connection with the businesses of the Company and the

Company Subsidiaries or (B) compliance with any Company Privacy Commitments and, to the Knowledge of the Company, there are no facts or circumstances in existence that can give rise to any such complaints, notices, audits, proceedings, investigations or claims.

Section 3.17 Material Contracts. Except for contracts, commitments, plans, agreements and licenses listed on Schedule 3.17 of the Company Disclosure Schedule (of which true and complete copies in effect as of the date hereof have been made available to the Buyer or its agents) (the “Material Contracts”), neither the Company nor the Company Subsidiaries are a party to or subject to any Contract of the types described below that is in effect as of the date hereof or under which there are ongoing obligations:

(a) any plan or Contract providing for bonuses, stock, options, stock purchases, profit sharing, collective bargaining or the like or any contract or agreement with any labor union (other than the plans listed on Schedule 3.20 of the Company Disclosure Schedule);

(b) any employment Contract or Contract for services with any natural person which requires the payment of more than $100,000 annually in total compensation which is not terminable on thirty (30) or fewer days’ notice by the Company or the Company Subsidiaries without liability for any material penalty or severance payment;

(c) any Contract for the purchase of any commodity, material or equipment or service in excess of $500,000 in total payments annually;

(d) any Contract creating any obligation of the Company or any Company Subsidiary that involves more than $500,000 in total payments annually;

(e) any Contract relating to the acquisition or disposition of any business, material asset or real property (whether by merger, sale of capital stock, sale of assets or otherwise) that was consummated after the Reference Date under which the Company or any Company Subsidiaries has any remaining material obligations with respect to an “earn out,” contingent purchase price or similar contingent payment obligations with respect to such acquisition or disposition Contracts in excess of $250,000, excluding acquisitions or dispositions of services, supplies, inventory or products in the ordinary course of business;

(f) any Contract imposing, or purporting to impose, in any material respects, a restriction on the Company or any Company Subsidiary’s right or ability to engage or compete in any line of business or market or with any Person or in any area or during any period of time (including non-competition, non-solicitation, or granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the Company Products or any related Intellectual Property or Technology); but in each case, excluding non-exclusive, inbound licenses to Intellectual Property rights that are subject to territorial limitations and covenants not to assert, sue or challenge);

(g) any sole source supplier or sole source reseller Contract that is material to the Business;

(h) any Contract material to the Business pursuant to which any Company IP is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by the Company or a Company Subsidiary, or pursuant to which the Company or a Company Subsidiary has agreed not to enforce any Intellectual Property rights against any third party (other than non-exclusive licenses of Company IP granted to end users in the ordinary course, including in connection with the sale or licensing of any products or services);

(i) any Contract material to the Business pursuant to which the Company or a Company Subsidiary licenses from, or is otherwise permitted by, a third party (including any member of the Parent Group) to use any material Intellectual Property or Technology or pursuant to which any third party (including any member of the Parent Group) has agreed not to enforce any Intellectual Property rights against the Company or a Company Subsidiary (other than (i) Generally Available Software, or (ii) non-disclosure agreements entered into in the ordinary course of business);

(j) any Contract material to the Business providing for the development of any material Technology or Intellectual Property, independently or jointly, by or for the Company or a Company Subsidiary, other than Contracts entered into pursuant to the Company or a Company Subsidiary’s form employee invention assignment agreements (copies of which have been made available to Buyer) between the Company or a Company Subsidiary and an employee of the Company or such Company Subsidiary regarding the development of Technology or Intellectual Property by such employee;

(k) any Contract material to the Business providing for “most favored customer” or similar term that purports to adjust pricing or services provided by the Company or Company Subsidiaries;

(l) any Contract evidencing any Indebtedness for borrowed money;

(m) any Contract having an outstanding balance for advanced or loaned money to any other Person in excess of $250,000;

(n) any Contract with respect to any material partnership (other than any referral or marketing agreement entered into in the ordinary course of business), joint venture or other similar agreements or arrangements, including but not limited to, Contracts related to any affiliate business arrangement or other affiliate relationship;

(o) any Contract under which the Company or any Company Subsidiary has agreed to settle, waive, or otherwise compromise any pending or threatened claim, proceeding or dispute (i) entered into since the Reference Date with a value greater than $500,000 or (ii) which imposes material continuing obligations on the Company or the Company Subsidiaries;

(p) any Contract, arrangement or understandings between Parent, any of its subsidiaries (other than the Company and the Company Subsidiaries), on the one hand, and either the Company or any Company Subsidiary, on the other hand (each, an “Affiliate Agreement”), other than a Contract that will terminate pursuant to Section 6.06;

(q) any Contract under which the Company or any Company Subsidiary will have any obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation still outstanding that is reasonably expected to be in excess of $250,000;

(r) any Contract relating to any interest rate, derivatives or hedging transaction;

(s) any Contract pursuant to which the Company or any Company Subsidiary has a material ongoing obligation with respect to indemnification;

(t) any Contract (including any “take-or-pay” agreement) under which (i) any unaffiliated third party has directly or indirectly guaranteed any liabilities or obligations of the Company or any Company Subsidiary or (ii) the Company or any Company Subsidiary has directly or indirectly guaranteed any liabilities or obligations of any third party;

(u) any Contract for capital expenditures under which any continuing obligations in excess of $500,000 exist;

(v) any Top Client Contract or Top Vendor Contract; or

(w) any other Contract that is (A) not made in the ordinary course of business or (B) material to the Business, the Company and the Company Subsidiaries, taken as a whole.

All of the Material Contracts are valid and in full force and effect in accordance with the terms of such Material Contract and constitute legal, valid and binding obligations of the Company and the Company Subsidiaries, as applicable, and to the Knowledge of the Company, the other parties thereto, and are enforceable against the Company and the Company Subsidiaries, as applicable, in accordance with their respective terms, subject to proper authorization and execution of such Material Contract by the counterparties thereto and the Enforceability Exceptions. Neither the Company nor any Company Subsidiary, as applicable, is in breach or default in complying with any material provisions thereof nor to the Knowledge of the Company, any other party thereto, nor has the Company, or any Company Subsidiary, as applicable, received notice of any such breach or default, and, to the Knowledge of the Company, no third party to any Material Contract (with or without the lapse of time or the giving of notice or both) is in material breach or material default thereunder.

Section 3.18 Insurance. Except as would not be material to the Business, the Company and the Company Subsidiaries are covered by fire, casualty, workers’ compensation and liability insurance policies, with extended coverage, in such amounts and with such coverage as Company has in good faith determined to be sufficient for the conduct of the Business and as may be required under applicable Laws. Except as would not be material to the Business, (a) all such insurance policies are in full force and effect and, none of Seller, the Company, or the Company Subsidiaries, as the case may be, is in default with respect to its payment obligations due and owing under any such policies, and (b) to the Knowledge of the Company, all instances which may give rise to a potential claim for which coverage is available under such policies have been reported to the appropriate provider. Schedule 3.18 of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all material insurance policies of the Seller or its Subsidiaries carried by or for the benefit of the Company or the Company Subsidiaries and all material claims that have been brought under such policies since the Reference Date that remain open as of the date hereof. Except as would not be material to the Business, neither the Company nor any Company Subsidiary has received written notice under any such insurance policy denying or disputing any claim (or coverage with respect thereto) made by the Company or any Company Subsidiary or regarding a reservation of rights with regard to any claim set forth on Schedule 3.18 of the Company Disclosure Schedule or regarding the termination, cancellation or amendment of, or premium increase with respect to, any such insurance policy, in each case, at any time during the twelve (12) months ending on the date hereof.

Section 3.19 Permits.

(a) (i) Each of the Company and the Company Subsidiaries has obtained all permits, registrations, licenses, certifications, authorizations and other approvals (collectively, the “Approvals”) from Governmental Authorities necessary for the conduct of the Business as presently conducted, (ii) all such Approvals are valid and in full force and effect and (iii) none of such Approvals is subject to termination by its terms as a result of the execution of this Agreement by the Company or by the consummation of the transactions contemplated by this Agreement, except, in each case, as would not reasonably be expected, individually or in the aggregate, to result in material liability to the Company, any Company Subsidiary or the Business or otherwise materially interfere with the conduct of the Business. Schedule 3.19(a) of the Company Disclosure Schedule contains an accurate and complete list of all of the material Approvals currently held by the Company and any Company Subsidiary, or that are otherwise necessary to conduct the Business in substantially the same manner as presently conducted, as of the date of this Agreement. No written notices have been received by the Company or any Company Subsidiary alleging the failure to hold, or any violation, breach of or default under, any Approval, except as would not be material to the Business. Since the Reference Date, no event has occurred that allows, or after notice or lapse of time would reasonably be expected to allow, revocation or termination of a material Approval or results in any other material impairment of the rights of the holder of any such Approval, other than an expiration of such Approval in accordance with its terms, in each case, except as would not be material to the Business.

(b) Each officer, director, employee and, to the Knowledge of the Company, independent contractor of the Company or any Company Subsidiary and each Business Employee that is required to hold any license, permit or other authorization from any Governmental Authority (each, an “Employee Authorization”) for the conduct of the Business as presently conducted holds all such required Employee Authorizations, in each case, except as would not be material to the Business. Schedule 3.19(b) of the Company Disclosure Schedule contains an accurate and complete list of all of the material Employee Authorizations held by the officers, directors, employees and independent contractors of the Company or any Company Subsidiary and each Business Employee as of the date hereof. Except as would not be material to the Business, (i) the Employee Authorizations are in full force and effect and constitute all Employee Authorizations required to operate the Business as presently conducted and none of the Employee Authorizations are subject to any term, provision, condition or limitation which may adversely change or terminate such Employee Authorizations by virtue of the completion of the Transactions, (ii) each officer, director, employee and, to the Knowledge of the Company, independent contractor is in compliance with the terms and conditions of the Employee Authorizations and (iii) the Company has not received any written notice of any breach, violation, or default under or with respect to any Employee Authorization and the Company is not aware of any fact, circumstance or event that, with notice or lapse of time or both, could result in any breach, violation or default under or with respect to any Employee Authorization.

(c) Except as would not be material to the Business, (i) none of the Approvals currently or previously held by the Company or any Company Subsidiary nor any Employee Authorization held by the officers, employees, directors or independent contractors of the Company or any Company Subsidiary or any Business Employee have ever been suspended, revoked or otherwise terminated by any Governmental Authority and (ii) Schedule 3.19(c) of the Company Disclosure Schedule identifies all pending actions, claims, demands, arbitrations, inquiries, audits, examinations, suits, investigations and other proceedings, including a summary of the basis or allegations thereof, relating to or otherwise affecting any Approvals or, to the Knowledge of the Company, Employee Authorizations currently or previously held by the Company, any Company Subsidiary and, to the Knowledge of the Company, any officer, director, employee or independent contractor of the Company or any Company Subsidiary or any Business Employee, as the case may be, as of the date of this Agreement.

Section 3.20 Employee Benefit Plans.

(a) All Employee Benefit Plans directly maintained or sponsored by the Company or the Company Subsidiaries or to which the Company or the Company Subsidiaries are obligated to contribute, are listed on Schedule 3.20 of the Company Disclosure Schedule.

(b) All such Employee Benefit Plans, including any associated trust agreements, summary plan descriptions, the three (3) most recent annual report on Form 5500 filed with the Internal Revenue Service and the most recent determination or opinion letter (in all cases, if any) issued by the Internal Revenue Service have been made available to the Buyer or its agents.

(c) The Company and the Company Subsidiaries have, in all material respects, performed all obligations required to be performed by it under, are not in material default or violation of, any Employee Benefit Plan and each Employee Benefit Plan (and any related trust or other funding vehicle) has been established, registered (where required), funded, invested, administered and operated in material compliance with the requirements of all applicable Laws, including without limitation, ERISA and the Code, and the terms of such Employee Benefit Plans.

(d) Since the Reference Date, no such Employee Benefit Plan, or any trustee or administrator thereof nor any employee or any “fiduciary” has, in respect of any such plan, to the Knowledge of the Company, engaged in any material breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies for which a statutory exemption is not available, and which would reasonably be expected subject any such Employee Benefit Plan or trustee or administrator thereof, or any party dealing with any such Employee Benefit Plan, to a material Tax or material penalty on prohibited transactions imposed by Section 4975 of the Code.

(e) No such Employee Benefit Plan is a defined benefit pension plan or has, since the Reference Date been subject to the minimum funding requirements of Section 412 and 430 of the Code or Title IV of ERISA and neither the Company nor any Company Subsidiary has any liability (whether absolute or contingent) pursuant to Title IV or ERISA or Sections 412 or 430 of the Code (whether due to its relationship with any ERISA Affiliate or otherwise).

(f) No Employee Benefit Plan is, and the Company has no obligation to contribute to any, “multiemployer plan” within the meaning of Section 3(37) of ERISA or 4001(a)(3) of ERISA and neither the Company nor any Company Subsidiary has any liability (whether absolute or contingent) with respect to any such multiemployer plan (whether due to its relationship with any ERISA Affiliate or otherwise).

(g) Each such Employee Benefit Plan intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service that such Employee Benefit Plan is a “qualified plan” under Section 401(a) of the Code and, to the Knowledge of the Company, no circumstances have occurred that would reasonably be expected to adversely affect the tax qualified status of any such Employee Benefit Plan. To the Knowledge of the Company, nothing has occurred with respect to any Employee Benefit Plan that has subjected or could reasonably be expected to subject the Company, or its Company Subsidiaries or any of their ERISA Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All material benefits, contributions and premiums relating to each Employee Benefit Plan have been timely paid in accordance with the terms of such Employee Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Employee Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(h) Each Employee Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i) Neither the Company nor any Company Subsidiary has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides medical or life insurance benefits to employees (including any such plan pursuant to which a stop loss policy or contract applies), it being understood that the Business Employees participate in self-insured plans that are not maintained or sponsored by the Company or the Company Subsidiaries. The obligations of all Employee Benefit Plans that provide health, welfare or similar insurance, if any, are fully insured by bona fide third-party insurers, it being understood that the Business Employees participate in self-insured plans that are not maintained or sponsored by the Company or Companies Subsidiaries.

(j) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will result in the acceleration or creation of any rights of any Business Employee or director, officer or employee of the Company or any Company Subsidiary to payments or benefits or increases in any payments or benefits or any loan forgiveness, in each case, from the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is obligated to make a payment as a result of the transactions contemplated by this Agreement that would not be deductible under Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code.

(k) Each of the Company and the Company Subsidiaries has at all relevant times has been in compliance in all material respects with COVID-19 Measures with respect to its employees, independent contractors and other individual service providers.

(l) Each Employee Benefit Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any employee or former employee of the Company or any Company Subsidiary (or any dependent thereof) who resides outside of the United States (each a “Foreign Benefit Plan”) is identified as such on Schedule 3.20 of the Company Disclosure Schedule. With respect to each Foreign Benefit Plan, except as would not be material to the Business, (i) such Foreign Benefit Plan has been maintained, funded and administered in material compliance with applicable laws and the requirements of such Foreign Benefit Plan’s governing documents and any applicable collective bargaining agreements, (ii) all contributions to such Foreign Benefit Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the Latest Balance Sheet in accordance with the terms of the Foreign Benefit Plan and all applicable laws, (iii) such Foreign Benefit Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Benefit Plan any required determinations, if any, that such Foreign Benefit Plan is in compliance in all material respects with the applicable laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Benefit Plan, (iv) there are no pending or, to the Company’s Knowledge, threatened in writing investigations by any Governmental Authority, Proceedings or claims (except for claims for benefits in the ordinary course) against such Foreign Benefit Plan, and (v) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any liability with respect to such Foreign Benefit Plan. Notwithstanding anything to the contrary set forth herein, this Section 3.20(l) shall be the exclusive provision of this Section 3.20 applicable to Foreign Benefit Plans, and no Foreign Benefit Plan shall be considered an Employee Benefit Plan for purposes of this Section 3.20 (other than for purposes of the first sentence of this Section 3.20(l)).

(m) The Company has no liability under any such Employee Benefit Plan, or otherwise, to provide medical or death or other welfare benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law) and there has been no material violation of Section 4980B of the Code or Sections 601-608 of ERISA by the Company or its Company Subsidiaries with respect to any such Employee Benefit Plan.

Section 3.21 Employees; Labor Matters.

(a) Buyer or its agents have been provided with a list that is complete and accurate in all material respects of (i) all persons who are employees or independent contractors with the Company or the

Company Subsidiaries and (ii) all Business Employees, including any Business Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; and (iv) current annual base compensation rate or hourly rate, as applicable. All independent contractors, consultants and advisors to the Company or the Company Subsidiaries can be terminated with 30 days’ notice on the part of the Company or the Company Subsidiary, as applicable.

(b) Each of the Company and the Company Subsidiaries do not employ any employees whose duties do not relate primarily to the business of the Company or the Company Subsidiaries.

(c) Except as would not be material to the Business, since the Reference Date, there are no written grievances, complaints or charges that have been filed against the Company or any Company Subsidiary that are currently pending under any external dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement). No collective bargaining agreements, works council or similar labor union arrangements have been in effect or are currently being negotiated by the Company or the Company Subsidiaries. Except as would not be material to the Business, (i) there is not presently, and for the past three years there has not been, any collective labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any Company Subsidiary, and (ii) there is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or threatened in writing before the National Labor Relations Board or any other labor relations tribunal or Governmental Authority.

(d) Neither the Company nor any Company Subsidiary is in violation in any material respect of any provision of any Law promulgated by any Governmental Authority regarding the terms and conditions of employees, former employees or prospective employees or other labor-related matters, including, without limitation, Laws relating to discrimination, fair labor standards and occupational health and safety or wrongful discharge of employees, former employees or prospective employees of the Company or the Company Subsidiaries.

(e) Since the Reference Date, the Company or the Company Subsidiaries have not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by WARN Act or similar state or local law, or incurred any Liability or obligation under WARN Act or any similar state or local law that remains unsatisfied

Section 3.22 Environmental Matters. Since the Reference Date, the Company and the Company Subsidiaries have obtained and possessed all permits, licenses and other authorizations required under Laws concerning pollution or protection of the environment, in each case as then in effect, including all such Laws relating to the emission, discharge, release or threatened release of any petroleum, pollutants, environmental contaminants or hazardous or toxic materials, substances or wastes into air, surface water, groundwater or lands (“Environmental Requirements”), except as has not and as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries are in compliance with all terms and conditions of such permits, licenses and authorizations and are also in compliance with all other Environmental Requirements except as has not and would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Company and the Company Subsidiaries, taken as a whole. Since the Reference Date, neither the Company nor any Company Subsidiary has received any notice from any Governmental Authority or other third party asserting or alleging that the Company or the Company Subsidiary has failed in any respect to comply with any Environmental Requirements, or that the Company or any Company Subsidiary is liable for any injury or damages to any Person or property because of the release or threatened release of any petroleum, pollutants, environmental contaminants, hazardous or toxic materials, substances or wastes, except as has not and as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Company and the Company Subsidiaries, taken as a whole.

Section 3.23 Business Relationships.

(a) Schedule 3.23(a) of the Company Disclosure Schedule sets forth (i) the top seventeen (17) clients of the Company and the Company Subsidiaries (the “Top Clients”) and (ii) the top seventeen (17) vendors of the Company and the Company Subsidiaries, in each case as measured by the dollar amount of purchases therefrom for fiscal year 2020 (the “Top Vendors”).

(b) Since December 31, 2020, no Top Client or Top Vendor has terminated its relationship with the Company or any Company Subsidiary or materially changed the pricing or other terms of its contractual relationship with the Company or any Company Subsidiary and, to the Knowledge of the Company, no Top Client or Top Vendor has notified Parent or its Subsidiaries of its intention to terminate or materially reduce or change the pricing or other terms of its contractual relationship with the Company or any Company Subsidiary. Except as would not be material to the Business, (i) all of the material Contracts under which the Company or any Company Subsidiary has any ongoing obligations entered into with a Top Vendor (a “Top Vendor Contract”) or a Top Client (a “Top Client Contract”) are valid and in full force and effect in accordance with the terms of such Contract and constitute legal, valid and binding obligations of the Company or the Company Subsidiary, as applicable and, to the Knowledge of the Company, the other parties thereto, and are enforceable against the Company or the Company Subsidiary, as applicable, in accordance with their respective terms, subject to proper authorization and execution of such Top Vendor Contract or Top Client Contract by the counterparties thereto and the Enforceability Exceptions and the Top Vendor or Top Client party thereto, and (ii) neither the Company nor any Company Subsidiary, as applicable, is in default in complying with any material provisions of a Top Vendor Contract or a Top Client Contract nor, to the Knowledge of the Company, is any other party thereto, nor has the Company or any Company Subsidiary, as applicable, received written notice of any such default.

Section 3.24 Certain Payments. Neither the Company, the Company Subsidiaries nor to the Knowledge of the Company or the Company Subsidiaries, any Business Employee or any director, officer, employee or other Person acting on behalf of either of them (directly or indirectly) has, in the past five (5) years, offered, paid, promised, authorized to pay, accepted, or requested, directly or indirectly, anything of value to or from any Person or any official or employee of a Governmental Authority, including any entity owned or controlled by a Governmental Authority (a “Government Official”) for the purpose, in whole or in part, of: (A) corruptly influencing any act or decision of such Government Official; (B) inducing such Government Official to do or omit to do an act in violation of a lawful duty; (C) securing any improper advantage; (D) corruptly inducing such Government Official to influence any act or decision of a Governmental Authority or state-owned enterprise; or (E) otherwise violating any Law related to anti-corruption.

Section 3.25 Shared Contracts. Schedule 3.25 of the Company Disclosure Schedule sets forth a true and correct list of each Shared Contract (true, correct and complete copies of which have been made available to the Buyer or its agents). Except as would not be material to the Business, all of the Shared Contracts are valid and in full force and effect in accordance with the terms of such Shared Contract and constitute legal, valid and binding obligations of the members of the Parent Group or the Company Group, as applicable, and to the Knowledge of the Company, the other party thereto, and are enforceable against such parties in accordance with their respective terms, subject to proper authorization and execution of such Shared Contract by the counterparties thereto and the Enforceability Exceptions.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER

Except as set forth in the Company Disclosure Schedule accompanying this Agreement (subject to Section 8.06), the Seller, and, solely with respect to Section 4.02 and Section 4.04, Parent, represent and warrant to the Buyer as follows as of the date hereof and as of the Closing (except with respect to any representation or warranty which speaks as to a particular date, in which case such representation and warranty is given only as of such date):

Section 4.01 Existence and Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on the Business as now conducted.

Section 4.02 Organizational Authorization. The execution, delivery and performance by each of the Seller and Parent of this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement (including each other Transaction Document) and the consummation of the transactions contemplated hereby and thereby are within the Seller’s and Parent’s powers and have been duly authorized by all necessary action on the part of the Seller and Parent. Assuming due authorization, execution and delivery by the Buyer, this Agreement and each other Transaction Document to which it is a party constitutes a valid and binding agreement of the Seller and Parent, enforceable against the Seller and Parent in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03 Governmental Authorization. Assuming the receipt of the authorizations described in Section 3.04(c), the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than compliance with any applicable requirements of the Antitrust Laws, foreign, federal and state securities Laws and Insurance Laws, except as would not be reasonably expected to have a material adverse effect on the ability of Seller to consummate the transactions as contemplated hereby.

Section 4.04 Non-Contravention. The execution, delivery and performance by each of the Seller and Parent of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Seller’s or Parent’s certificate of formation or limited liability company agreement (or equivalent organizational documents), (ii) assuming compliance with the matters referred to in Section 4.03, violate any Law or Order applicable to Seller or Parent or any of such Seller’s or Parent’s properties or assets or (iii) require any consent, notice or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Seller or Parent under any provisions of any Contract, Lien, Approval or Order binding upon the Seller or Parent, except where any of the foregoing would not reasonably be expected, individually or in the aggregate, (x) to result in material adverse liability to the Business, the Company and the Company Subsidiaries, taken as a whole, or (y) to have a material adverse effect on the ability of the Seller to consummate the transactions as contemplated hereby.

Section 4.05 Actions and Proceedings. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any Governmental Authority pending against the Seller, which has or could materially adversely affect the ability of the Seller to consummate the transactions contemplated hereby or (b) Actions pending or, to the Knowledge of the Seller, threatened in writing against the Seller, which would be reasonably expected to have a material adverse effect on the ability of Seller to consummate the transactions as contemplated hereby.

Section 4.06 Finder’s Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission from the Buyer, the Company or any Company Subsidiaries upon the consummation of the transactions contemplated by this Agreement other than advisory fees payable by the Seller to Houlihan Lokey Capital, Inc.

Section 4.07 Ownership of Securities. The Seller is the record and beneficial owner of all of the Sold Shares, free and clear of any Lien, except for Liens being released at the Closing and Liens under applicable securities Laws. There are no agreements, arrangements, warrants, options, puts, rights or other commitments, plans or understandings of any character assigned or granted by the Seller or to which the Seller is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of the Sold Shares.

Section 4.08 Pre-Closing Restructuring. As of the Closing Date, the Pre-Closing Restructuring has been completed in all material respects.

Section 4.09 No Other Representations or Warranties. Each of the Seller and the Company acknowledges and agrees that, except for the representations and warranties of the Buyer expressly set forth in Article 4 and the Transaction Documents, none of the Buyer or any Affiliate thereof, or any other Person on behalf of the Buyer or any Affiliate thereof, has made or makes, and the Seller, the Company and their respective Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Buyer or any Affiliate thereof, or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Seller or its Affiliates any of their respective representatives by or on behalf of the Buyer or any Affiliate or representative thereof. Each of the Seller and the Company acknowledges and agrees that none of the Buyer or any Affiliate thereof, or any other Person or entity on behalf of the Buyer or any Affiliate thereof, has made or makes, and the Seller, the Company and their respective Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Seller, the Company or any of their representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Buyer or any Affiliates thereof. Nothing in this Section 4.09 shall limit any claim involving actual fraud.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE BUYER

The Buyer represents and warrants to the other parties hereto as follows as of the date hereof and as of the Closing (except with respect to any representation or warranty which speaks as to a particular date, in which case such representation and warranty is given only as of such date):

Section 5.01 Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 5.02 Organizational Authorization. The execution, delivery and performance by the Buyer of this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement (including each other Transaction Document) and the consummation of the transactions contemplated hereby and thereby are within the Buyer’s powers and have been duly authorized by all necessary action on the part of the Buyer. Assuming due authorization, execution and delivery by the Seller, Parent and the Company, this Agreement and each other Transaction Document to which it is a party constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Governmental Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than compliance with any applicable requirements of the Antitrust Laws except as would not be reasonably expected to have a material adverse effect on the ability of the Buyer to consummate the transactions as contemplated hereby.

Section 5.04 Non-Contravention. The execution, delivery and performance by the Buyer of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Buyer’s certificate of incorporation or bylaws (or equivalent organizational documents), (ii) assuming compliance with the matters referred to in Section 5.03, violate any Law or Order applicable to Buyer or any of such Buyer’s properties or assets or (iii) require any consent, notice or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Buyer under any provisions of any Contract, Lien, Approval or Order binding upon the Buyer, except where any of the foregoing would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of the Buyer to consummate the transactions as contemplated hereby.

Section 5.05 Purchase for Investment. The Buyer is purchasing the Sold Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. The Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Sold Shares and is capable of bearing the economic risks of such investment. The Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state, local or foreign securities Laws and agrees that the Sold Shares may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state, local or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state, local or foreign securities Laws.

Section 5.06 Independent Investigation. The Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Business, the Company and the Company Subsidiaries, which investigation, review and analysis was done by the Buyer and its representatives. In entering into this Agreement, the Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of the Parent, the Company Subsidiaries and their respective Affiliates or any of their respective representatives (except the representations and warranties of the Company and the Seller expressly set forth in this Agreement). the Buyer hereby acknowledges and agrees that none of Parent, the Seller, the Company, the Company Subsidiaries, their respective Affiliates or any of their respective representatives or any other Person will have or be subject to any Liability to the Buyer, its Affiliates or any of their respective representatives or equityholders or any other Person resulting from the distribution to the Buyer, its Affiliates or their respective representatives of, or the Buyer’s, its Affiliates’ or their respective representatives’ use of, any information relating to Parent, the Seller, the Company, the Company Subsidiaries or the Business, including any information, documents or material made available to the Buyer, its Affiliates or their respective representatives, whether orally or in writing, in any data room, any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of the Buyer or its Affiliates or in any other form in connection with the transactions contemplated by this Agreement. The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Business, the Company and the Company Subsidiaries without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in the Transaction Documents. Nothing in this Section 5.06 shall limit any claim involving actual fraud.

Section 5.07 Finder’s Fees. Other than Goldman Sachs & Co. LLC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission upon the consummation of the transactions contemplated by this Agreement.

Section 5.08 Financial Ability.

(a) Buyer is a party to and has accepted a fully executed Debt Commitment Letter from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide Debt Financing in the amounts set forth therein.

(b) The Buyer has delivered to the Seller a true, correct and complete copy of the Debt Commitment Letter as of the date of this Agreement and any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type and that could not in any event affect the conditionality, enforceability, availability or amount of the Debt Financing.

(c) Except as expressly set forth in the Debt Commitment Letter, there are no conditions precedent to the obligations of the Lenders to provide the Debt Financing or any contingencies that would permit the Lenders to reduce the total amount of the Debt Financing, including any condition or other contingency relating to the amount or availability of the Debt Financing pursuant to any “flex” provision. Buyer does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Debt Commitment Letter on or prior to the Closing Date, nor does Buyer have knowledge that any of the Lenders will not perform its obligations thereunder. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Debt Commitment Letter that could affect the availability, conditionality, enforceability or amount of the Debt Financing contemplated by the Debt Commitment Letter.

(d) As of the date hereof, the Debt Commitment Letter constitutes the legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto and is in full force and effect, in each case subject to the Enforceability Exceptions. As of the date hereof, Buyer has no knowledge of any event that has occurred which (with or without notice, lapse of time or both) could constitute a breach or failure to satisfy a condition by Buyer under the terms and conditions of the Debt Commitment Letter, and Buyer does not have any reason to believe that, assuming the satisfaction of the conditions set forth in Sections 7.01 and 7.02, any of the conditions to the Debt Financing will not be satisfied by Buyer on a timely basis or that the Debt Financing will not be available to Buyer on the date of the Closing. Buyer has paid, or caused to be paid, in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will pay, or cause to be paid, in full any such amounts due on or before the Closing Date. The Debt Commitment Letter has not been modified, amended or altered and none of the respective commitments thereunder has been withdrawn or rescinded in any respect, and, to the knowledge of Buyer, no withdrawal or rescission thereof is contemplated. No modification or amendment to the Debt Commitment Letter is currently contemplated by Buyer or, to the knowledge of Buyer, by any other party to the Debt Commitment Letter.

(e) On the Closing Date, assuming the Debt Financing is funded in accordance with the Commitment Letter, Buyer will have available to it the funds necessary to consummate the transactions contemplated by the Transaction Documents and to make all payments required to be made in connection therewith including the funds to purchase the Sold Shares on the terms and conditions contemplated by this Agreement, to consummate the other transactions contemplated by the Transaction Documents and to pay all associated costs and expenses required to be paid by Buyer or otherwise necessary for Buyer to timely consummate the transactions contemplated by the Transaction Documents, including payment of the Estimated Purchase Price (and all adjustments thereto).

(f) The Buyer’s obligation to consummate the transactions contemplated hereby is not in any event contingent upon the availability of any funds or financing or its ability to secure financing or complete any public or private placement of securities prior to or upon the Closing (including for the avoidance of doubt, the Debt Financing).

(g) Notwithstanding anything to the contrary contained herein, the Company and the Company Subsidiaries agree that a breach of this representation and warranty on the Closing Date shall not result in the failure of a condition precedent to the Company’s and the Company Subsidiaries’ obligations under this Agreement, if (notwithstanding such breach) Buyer is willing and able to consummate the purchase of the Sold Shares on the Closing Date.

Section 5.09 No Other Representations or Warranties. The Buyer acknowledges and agrees that, except for the representations and warranties of the Company and the Seller expressly set forth in Article 3 and Article 4, respectively, and the Transaction Documents, none of the Seller or any Affiliate thereof, or any other Person on behalf of the Seller or any Affiliate thereof, has made or makes, and the Buyer and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Business, Parent, the Seller, the Company, the Company Subsidiaries or any Affiliate thereof, or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Buyer or its Affiliates any of their respective representatives by or on behalf of the Seller or any Affiliate or representative thereof. The Buyer acknowledges and agrees that none of the Seller or any Affiliate thereof, or any other Person or entity on behalf of the Seller or any Affiliate thereof, has made or makes, and the Buyer and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Buyer or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Seller, the Company, the Company Subsidiaries or any Affiliates thereof or the Business. The Buyer acknowledges and agrees that none of the Seller or any Affiliate thereof, or any other Person or entity on behalf of the Seller or any Affiliate thereof, has made or makes, and the Buyer has not relied upon, any representation or warranty, whether express or implied, with respect to the businesses of Parent and its Affiliates (other than the Business). Nothing in this Section 5.09 shall limit any claim involving actual fraud.

ARTICLE 6.

INTERIM COVENANTS

Section 6.01 Conduct of Business Prior to Closing. From the date hereof until the earlier of (x) the termination of this Agreement or (y) the Closing, except as (i) expressly contemplated by this Agreement, (ii) consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) otherwise contemplated by the Pre-Closing Restructuring or as set forth on Schedule 6.01 of the Company Disclosure Schedule, (iv) required by Law or any actions taken, or omitted, in response to COVID-19 or COVID-19 Measures, so long as the Seller consults with the Buyer regarding such actions or omissions and considers the reasonable requests of the Buyer with respect to such actions or omissions or (v) solely relating (and solely to the extent relating) to Parent’s businesses other than the Business (clauses (i) to (iv) collectively, the “IOC Exceptions”), the Seller shall, and shall cause the Company and the Company Subsidiaries to: (i) conduct the Business in the ordinary course of business in all material respects; and (ii) use commercially reasonable efforts to maintain and preserve intact the Business and the current organization and franchise of the Company and the Company Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its material clients, vendors and others having material business relationships with the Company, the Company Subsidiaries or the Business. Without limiting the generality of the foregoing, from the date hereof until the earlier of (x) the termination of this Agreement or (y) the Closing Date, except as permitted by the IOC Exceptions, the Seller shall not, and shall cause each of its Subsidiaries (including the Company and the Company Subsidiaries) not to (in each case, solely with respect to the Business):

(a) (i) assign, sell (or agree to sell), transfer, convey, lease, license, abandon, permit to lapse, place in the public domain or otherwise dispose of any material Company IP other than non-exclusive licenses of Company IP in the ordinary course of business, or (ii) mortgage, encumber or create or otherwise incur any Lien on any property or assets other than Permitted Liens;

(b) except as required by the terms of any Employee Benefit Plan or as required by Law, (i) increase the compensation of any of the Company or any Company Subsidiary’s employees or other service providers or any Business Employees; (ii) adopt or amend any Employee Benefit Plan (except pursuant to an action that applies uniformly to employees of the Company and Company Subsidiaries and to other similarly situated employees of Seller and its Affiliates); (iii) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Employee Benefit Plan; (iv) other than in the ordinary course outside of the United States, enter into any employment or similar agreement with any employee or other service provider of the Company; or (v) grant any retention, severance (other than in the ordinary course, consistent with past practices previously disclosed to the Buyer), or change in control compensation, or commit to pay such compensation to, any employee, director, officer, or independent contractor of the Company and the Company Subsidiaries or to any Business Employee;

(c) except in the ordinary course of business consistent with past practice, hire, promote, terminate (other than for cause) or transfer to or out of the Company or the Company Subsidiaries, the employment or services of any director or employee of the Company, a Company Subsidiary or who otherwise constitutes a Business Employee who is the position of Vice President or above or any other employee or service provider whose annual base compensation exceeds, or would exceed following the hiring or promotion of such individual, $100,000 per annum;

(d) enter into any Contract with any labor union, works council or collective bargaining agreement to which the Company or any Company Subsidiary is a party, other than as required by Law;

(e) modify, amend, terminate, cancel or renew, or agree to any waiver under, any of the Material Contracts, or enter into or amend any Contract that, if existing on the date hereof, would be a Material Contract;

(f) make any change to its accounting methods, principles or practices, except as may be required by applicable Law;

(g) make any amendment or change to the Company or any Company Subsidiary’s certificate of incorporation or bylaws or similar organizational documents;

(h) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock or other equity interests of the Company or any Company Subsidiary;

(i) declare or pay any dividends or distributions to any Person (other than to the Company or a Company Subsidiary), except for the declaration and payment by the Company or any Company Subsidiary of any cash dividend or distribution prior to the Closing Date;

(j) issue, deliver, pledge, sell dispose of or encumber any capital stock or other equity interests, or securities convertible into or exchangeable for capital stock or other equity interests, or options, warrants, calls, subscriptions or other rights to purchase any capital stock or other equity interests of the Company or the Company Subsidiaries or reclassify, split, combine or subdivide the capital stock or other equity interests of the Company or the Company Subsidiaries;

(k) commence, settle or compromise, or propose to settle or compromise any lawsuit, dispute or other Action involving the Company, the Company Subsidiaries or any of their respective directors, managers or officers (in their capacities as such), other than settlements or compromises of any lawsuit, dispute or other proceeding in the ordinary course of business where (x) the amount paid in settlement or compromise does not exceed $100,000 individually or $250,000 in the aggregate (excluding any amounts covered by insurance or paid by the Parent Group), (y) such payment is made in exchange for a release of claims on behalf of the Company, the Company Subsidiaries or their respective directors, managers or officers (in such capacity), as applicable, and involves no admission of liability on behalf of such Persons, and (z) such settlement or compromise does not involve the assumption of any obligations (financial or otherwise) by the Company Group other than the payment referenced in clause (x) (it being agreed and understood that this clause (k) shall not apply with respect to Tax matters, which shall be governed by Section 6.01(k));

(l) make, change or revoke any material Tax election; settle or compromise with any Governmental Authority any claim or assessment in respect of material Taxes; change any annual Tax accounting period, adopt or change any material method of Tax accounting; file any amended material Tax Return; enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (excluding, in each case, any agreements the principle purpose of which is not to address Tax matters); fail to pay any material Tax due and payable; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(m) make any loans, advances or capital contributions to, or investments in, any Person, or otherwise incur any third party Indebtedness for borrowed money (other than trade accounts payable incurred in the ordinary course of business consistent with past practice, short-term working capital financing and intercompany Indebtedness between the Company and Company Subsidiaries);

(n) forgive, cancel or compromise any Indebtedness for borrowed money or claim, or waive or release any right of value;

(o) manage payables, receivables or working capital, other than in the ordinary course of business;

(p) except as set forth in the capital budget made available to the Buyer, make any capital expenditures or incur any obligations or commitments to make any capital expenditures following the Closing;

(q) make or agree to make any write-off or write-down, or any determination to write-off or write-down, or revalue any assets of the Company or the Company Subsidiaries, other than write-downs in the ordinary course of business, and except in each case as required by GAAP; or

(r) agree to take any of the actions described in sub-clauses (a) through (q) above.

Section 6.02 Governmental Approvals and Third Party Consents.

(a) Each party hereto shall, as promptly as possible, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from, and provide, or cause to be provided, all notices to, all Governmental Authorities and Antitrust Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement, including, without limitation, the approvals, consents and/or notices set forth on Schedules 6.02(a)(i) and (ii) of the Company Disclosure Schedule (the “Required Approvals and Filings”). Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain or provide all such consents, notices authorizations, orders and approvals. The parties hereto shall not take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, notices, authorizations, orders and approvals. Each party hereto agrees to make an appropriate filing pursuant to the HSR Act and all Required Approvals and Filings with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act and in connection with such Required Approvals and Filings, as applicable. Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Buyer have any obligation to (A) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of the Buyer, the Business or any of their Subsidiaries or Affiliates or (B) otherwise take or commit to take any actions that would limit the freedom of the Buyer, the Business, or any of their Subsidiaries or Affiliates, with respect to, or their ability to retain or operate, their businesses or assets, in the case of each of clauses (A) and (B), if any such action would reasonably be expected to, individually or in the aggregate, impact Buyer, the Company or their respective Subsidiaries in a manner or amount that is material relative to the value of the Company and the Company Subsidiaries, taken as a whole; provided, however, that the Buyer can compel the Company to take any of the actions referred to above (or agree to take such actions) if such actions are only effective from and after the Closing. The fees associated with any appropriate filings made pursuant to the HSR Act shall be paid by the Buyer. Notwithstanding anything to the contrary, the Purchaser agrees not to, and shall cause its Affiliates not to, file any application to form a new title agency prior to the Closing to the extent the formation thereof would reasonably be expected to delay the obtaining of, or result in not obtaining, any Required Approvals and Filings.

(b) To the extent not prohibited by applicable Law, the Buyer and the Seller shall each keep the other apprised of the status of matters relating to the completion of the Sale and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required consents, clearances, expirations or terminations of waiting periods, authorizations, orders or approvals of, or any exemptions by, any Governmental Authority or Antitrust Authority. To the extent not prohibited by applicable Law and subject to the NDA, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals (in each case, whether written or oral) made by or on behalf of either party before any Antitrust Authority or the staff or regulators of any Antitrust Authority or to any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the Required Approvals and Filings, in connection with the transactions contemplated hereunder shall be disclosed to the other party hereunder in advance of any filing, submission or attendance with sufficient time to permit the other party to review and discuss in advance, and the parties will promptly consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals (in each case, whether written or oral). To the extent not prohibited by applicable Law and subject to the NDA, each party shall give prior written notice to the other party with respect to any formal meeting, discussion, appearance or contact with any Antitrust Authority or the staff or regulators of any Antitrust Authority or to any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the Required Approvals and Filings, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. No party shall participate in any meeting with any Governmental Authority or Antitrust Authority in connection with this Agreement or the transactions contemplated hereby, or make oral submissions at meetings or in telephone or other conversations, unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority or Antitrust Authority, gives the other party the opportunity to attend and participate thereat. To the extent not prohibited by applicable Law and subject to the NDA, each party shall furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority or Antitrust Authority or other such Person. The Buyer and the Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Agreement as “outside counsel/corporate in-house counsel only.” Such designated materials, and the information contained therein, shall be given only to the outside legal counsel and corporate in-house counsel of the recipient involved in the transactions contemplated by this Agreement and shall not be disclosed by such outside counsel and corporate in-house counsel to employees (other than corporate in-house counsel), officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Buyer or the Seller, as the case may be) or its legal counsel; it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.

(c) The Seller and the Buyer will have joint control of all decisions, strategies, communications and timing with respect to the Required Approvals and Filings; provided that in the event of any disagreement between the Seller and the Buyer with respect to such matters, the Buyer and the Seller shall use good faith to resolve such disagreement, and if despite good faith negotiation, the parties nevertheless disagree, the Buyer shall direct the process of obtaining such Required Approvals and Filings.

(d) The Seller, in consultation with the Buyer, shall use commercially reasonable efforts to give all notices to, and obtain all consents from, third parties to the extent required under the terms of any Material Contract to which the Company or any Company Subsidiary is a party in connection with the transactions contemplated by this Agreement, and the Seller and the Buyer shall provide each other with such assistance and information as is reasonably required to obtain such approvals.

Section 6.03 Notification of Certain Matters. Prior to the Closing, the Seller shall give prompt notice (upon having Knowledge) to the Buyer of (i) any complaints, subpoenas, investigations, audits,

reviews or hearings of any Governmental Authority affecting the Business that, if adversely determined, would reasonably be expected to be material to the Business, the Company and the Company Subsidiaries, taken as a whole and for which the Company or any Company Subsidiary has received written or, to the Company’s Knowledge, other notice; (ii) any written or, to the Company’s Knowledge, other notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (which failure to obtain would reasonably be expected to be material to the Business, the Company and the Company Subsidiaries, taken as a whole); (iii) any written or, to the Company’s Knowledge, other notice from any Governmental Authority indicating that any Approval has been revoked or is about to be revoked or that an Approval is required in any jurisdiction in which such Approval has not been obtained (which revocation or failure to obtain would reasonably be expected to be material to the Business, the Company and the Company Subsidiaries, taken as a whole); and (iv) any Proceeding commenced or, to its Knowledge, threatened against, relating to, involving or otherwise affecting the Business, the Company or any Company Subsidiary that would reasonably be expected to be material to the Business, the Company and the Company Subsidiaries, taken as a whole. Each of the Seller and the Buyer shall give prompt notice (upon having Knowledge) to the other party of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 7 impossible or reasonably unlikely. The delivery of any notice pursuant to this Section 6.03 shall not limit or otherwise affect any remedies available to the party receiving such notice. The failure to deliver a notice pursuant to this Section 6.03 shall not be considered in determining whether the conditions set forth in Article 7 have been satisfied; provided, that this sentence shall not prevent the matters that would have required disclosure under this Section 6.03 from being considered in determining whether the conditions set forth in Article 7 have been satisfied.

Section 6.04 Use of Marks.

(a) Except as expressly provided in this Section 6.04, neither Buyer nor any of its Affiliates shall use, or have or acquire the right to use or any other the Parent Names. Within thirty (30) days of Closing, Buyer shall cause each member of the Company Group having a name, trademark, service mark or logo that includes the Parent Names (“Corporate Names”) to change its name to a name that does not include any Parent Name, including making any legal filings necessary to effect such change.

(b) Except as provided in Section 6.04(a) with respect to the change of Corporate Names, each member of the Company Group may continue temporarily to use the Parent Names following the Closing, to the extent and in the same manner as used immediately prior to Closing, so long as Buyer shall, and shall cause its Affiliates to, (i) immediately after the Closing, cease to hold itself out as having any affiliation with Parent or any of its Affiliates and (ii) use reasonable best efforts to minimize and eliminate use of the Parent Names by the Company Group; provided, that as soon as practicable after the Closing Date (and in any event within thirty (30) days thereafter), Buyer shall and shall cause each member of the Company Group to (x) cease and discontinue use of all Parent Names and (y) complete the removal of the Parent Names from all products, services, platforms, websites, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets. Notwithstanding the foregoing, the Company Group may continue to use existing notepads and other office supplies and documentation that is used internally to the extent and in the same manner as used immediately prior to Closing even if such supplies or documentation contain the Parent Names as long as it complies with clauses (i) and (ii) of this Section 6.04(b).

Section 6.05 R&W Policy. The Buyer shall use its reasonable best efforts to maintain the R&W Policy in full force and effect for the policy period set forth therein; provided that, for the avoidance of doubt, the foregoing shall not be interpreted to in any way limit Buyer’s right to control all decisions, which, subject to the Buyer’s obligations under Article 9, shall be at the Buyer’s discretion, with respect to any claims or potential claims under the R&W Policy, including the handling and recovery with respect to such claims and potential claims.

Section 6.06 Termination of Affiliate Agreements; Assignment of Third Party Contracts; Amendment of Shared Contracts.

(a) Except as otherwise expressly contemplated by this Agreement or the Transition Services Agreement, any Contracts to which any third party is a party, or as set forth on Schedule 6.06(a) of the Company Disclosure Schedule, Seller shall, and shall cause its Affiliates to, effective upon the Closing, execute and deliver such releases, termination agreements and discharges as are necessary to terminate, eliminate and release, as applicable (by way of capital contribution, cash settlement or as otherwise determined by Seller in its sole discretion), each and every Affiliate Agreement and other arrangement, commitment, receivable, payable, claim, demand, right, loan, or Tax sharing agreement between the Company or a Company Subsidiary, on the one hand, and Seller, Parent or any of their respective Affiliates (other than the Company and the Company Subsidiaries), on the other hand without any party having any continuing obligations or Liability to the other. Seller shall provide Buyer with copies of all documentation contemplated by this Section 6.06.

(b) Prior to the Closing, the Seller and Buyer shall, in consultation with each other, use their respective commercially reasonable efforts to separate the Shared Contracts identified on Schedule 3.25 of the Company Disclosure Schedule into two contracts effective as of the Closing with the applicable counterparty, one contract with terms and conditions that are exclusively related to the Business (the “Transferred Shared Contract”) and one contract that exclusively relates to the other businesses of the Seller or its other Affiliates (the “Retained Shared Contract”) in each case on terms and conditions which, in the aggregate, are comparable to those of such Shared Contract prior to the separation (unless explicitly agreed by Buyer on a case-by-case basis). At the Buyer’s request, the Seller shall also use commercially reasonable efforts to remove the Company or the Company Subsidiaries, as applicable, as a party to a Shared Contract prior to or upon the Closing. Pursuant to the Transferred Shared Contracts and Retained Shared Contracts, the Parent Group will assume all of the rights and obligations under such Shared Contract that relate to Parent’s businesses other than the Business, on the one hand, and the Company Group will assume all of the rights and obligations under such Shared Contract that relate to the Business, on the other hand. In the case of the Parent Group, the Retained Shared Contract will cause the applicable counterparty to release the Company Group, as applicable, from the obligations of the Parent Group arising after the Closing under the portion of the Shared Contract apportioned to the Parent Group and, in the case of the Company Group, the Transferred Shared Contract will cause the applicable counterparty to release the Parent Group from the obligations of the Company Group arising after the Closing under the portion of the Shared Contract apportioned to the Company Group. From and after the Closing, to the extent any Shared Contract is not separated into a Transferred Shared Contract and Retained Shared Contracts in accordance with this Section 6.06(b), (x) the Buyer and the Company Group shall not extend the term or otherwise amend the terms of any such Shared Contract in a manner that would adversely affect any member of the Parent Group without the Seller’s prior written consent, (y) the Seller and other members of the Parent Group shall not extent the term or otherwise amend the terms of any such Shared Contract in a manner that would adversely affect the Buyer or the Company Group without the Buyer’s prior written consent and (z) to the extent that no member of the Company Group or the Parent Group, as applicable, is a party to such Shared Contract, the Buyer and the Seller shall enter into an appropriate transitional arrangement for the remaining term of such Shared Contract to provide the Company Group or the Parent Group with the rights and obligations under such Shared Contract that relate to the Business or the other businesses (other than the Business) of the Parent Group, as applicable. Notwithstanding anything to the contrary contained herein, none of Parent, the Seller, Buyer or any of their respective Affiliates shall have any obligation to make any payments or other concessions, or incur any other liability, or commence or participate in any Action to obtain any consents of third parties or effect any of the transfers or arrangements contemplated by this Section 6.06(b). Buyer acknowledges that the consummation of the Closing is not conditioned upon the receipt of any such consents, transfers or arrangements.

(c) The Buyer acknowledges, on behalf of itself and its Subsidiaries, that (i) the Business as presently conducted receives or benefits from Overhead and Shared Services furnished by Parent or its Affiliates (other than the Company and the Company Subsidiaries), and (ii) effective as of the Closing, the sole obligations of the members of Parent and its Affiliates with respect to the provision of any Overhead and Shared Services to the Business shall be as set forth in the Transition Services Agreement if any.

Section 6.07 Access. From the date hereof until the Closing or the earlier termination of this Agreement, except as determined by the Seller or the Company in good faith (i) to be necessary to ensure compliance with any applicable Laws or (ii) to reasonably be expected to waive the attorney-client privilege, other legal privilege or violate any contractual confidentiality obligations (provided that, upon Buyer’s written request, the Company shall use commercially reasonable efforts to obtain the consent of any Person necessary to permit disclosure of any information subject to such contractual confidentiality obligations and otherwise make appropriate alternative disclosure arrangements in a manner that would not reasonably be expected to violate such Laws, waive such privilege or violate such obligations), the Company shall give and shall cause the Company Subsidiaries to give Buyer and its representatives, upon reasonable advance written notice, reasonable access, during normal business hours, to the assets, properties, books, records and agreements of the Company and the Company Subsidiaries, and the Company shall, and shall cause the Company Subsidiaries to, permit Buyer and its representatives to make such inspections as Buyer may reasonably require and to furnish Buyer and its representatives during such period with all such information relating to the Company and the Company Subsidiaries as Buyer may from time to time reasonably request; provided, however, that none of the Company or the Company Subsidiaries shall be required to (x) make available medical records, workers compensation records, the results of any drug testing or other sensitive or personal information if doing so could reasonably be expected to result in a violation of applicable Law or (y) provide any Tax Returns or other books and records related to Taxes, except as provided by Section 8.05; provided, further, that any such access shall not unreasonably interfere with the normal operations of the Seller or its Affiliates, including the Company or the Company Subsidiaries. All of such information will be treated as confidential information pursuant to the terms of the NDA. Notwithstanding anything to the contrary in this Agreement, the Company and the Company Subsidiaries shall not be required to make available personnel records relating to any Person’s individual performance, evaluation records, medical records, workers compensation records, the results of any drug testing or other sensitive or personal information if doing so would reasonably be expected to result in a violation of applicable Law.

Section 6.08 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and the Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the Closing conditions set forth in Article 7 hereof in accordance with the terms hereof.

Section 6.09 Pre-Closing Restructuring. At or prior to the Closing, Parent, the Seller, the Company and certain of Parent’s other Subsidiaries shall consummate the Pre-Closing Restructuring as set forth on Exhibit A attached hereto.

Section 6.10 Retained Earnings; Financial Statements.

(a) Prior to the Closing Date, the Seller shall deliver to the Buyer a good faith estimate, together with reasonable supporting details, of Retained Earnings after the end of each calendar month occurring after the date of this Agreement and prior to the Closing Date (each a “Monthly Retained Earnings Estimate”) no later than ten (10) days after any such month-end.

(b) On or before March 31, 2021, the Seller shall deliver to the Buyer audited consolidated balance sheets of the Business as of December 31, 2019 and as of December 31, 2020 and the related audited consolidated statements of operations and cash flows for the fiscal years ended December 31, 2019 and December 31, 2020, together with all notes and schedules thereto (the “Audited Financial Statements”). Subject to the Buyer’s good faith cooperation following the Closing, and at Buyer’s sole cost and expense, the Seller shall provide such assistance as reasonably requested by the Buyer to obtain the consent of Seller’s independent auditing firm to the filing by the Buyer of such Audited Financial Statements with the SEC, and in the event the Closing has not occurred prior to the end of any fiscal quarter of the Seller ending after December 31, 2020, the Seller shall deliver to the Buyer unaudited consolidated balance sheets of the Business as of the end date for such fiscal quarter and the related unaudited consolidated statements of operations and cash flows for such fiscal quarter no later than forty-five days (45) after the end of such fiscal quarter (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Needed Financial Statements”). The Needed Financial Statements shall be prepared in accordance with the requirements of Regulation S-X promulgated under the Securities Act and GAAP (applied on a consistent basis throughout the periods covered).

(c) Following the Closing, the Seller shall permit the Buyer and its representatives to contact the Seller’s accountants, auditors and employees, and the Seller shall, and shall use its commercially reasonable efforts to cause such accountants, auditors and employees to, discuss, cooperate and provide information reasonably requested by the Buyer or its representatives, in order for the Buyer to prepare (i) financial statements of the Business following the Closing (to the extent covering any period prior to the Closing) and (ii) pro forma financial statements of the Buyer that meet the requirements of Regulation S-X promulgated under the Securities Act; provided that such discussions, cooperation and provision shall be at the sole cost and expense of the Buyer and shall not unreasonably interfere with the normal operations of the Seller.

Section 6.11 Release. As a material inducement to the Buyer’s, on the one hand, and the Seller’s, on the other hand, willingness to enter into and perform this Agreement and to purchase the Sold Shares for the consideration to be paid or provided to Seller in connection with such purchase, effective as of the Closing, Seller and Parent, on their behalf and on behalf of their Affiliates, heirs, successors and assigns (each, a “Seller Releasor”) on the one hand, and the Buyer, on their behalf and on behalf of their Affiliates (including the Company and the Company Subsidiaries as of the Closing), heirs, successors and assigns (each, a “Buyer Releasor,” and together with Seller Releasors, the “Releasors”), on the other hand, do hereby irrevocably and unconditionally agree and covenant not to sue or prosecute against (i) in the case of the Seller Releasor, the Company and Company Subsidiaries and each of their respective individual, joint or mutual, past, present and future representatives, Affiliates, equityholders, officers, directors, employees, successors and assigns, and such Persons’ Affiliates, equityholders, officers, directors, employees, successors and assigns (each, a “Seller Releasee”) in their capacities as such, and (ii) in the case of the Buyer Releasor, Parent, the Seller and each of their respective individual, joint or mutual, past, present and future representatives, Affiliates, equityholders, officers, directors, employees, successors and assigns, and such Persons’ Affiliates, equityholders, officers, directors, employees, successors and assigns (each, a “Buyer Releasee,” and together with Seller Releasors, the “Releasees”) in their capacities as such, and in each case, hereby forever waive, release and discharge, to the fullest extent permitted by applicable Law each Releasee in their capacities as such from any and all Actions, liabilities, losses, damages, costs, or expenses whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against any or all of the Releasees, based on facts, whether or not now known, existing on or before the Closing Date in each case relating to the Business, the Company and the Company Subsidiaries; provided that such release will not affect (x) any rights of any Releasors or Releasees under this Agreement or any Transaction Document or (y) any claims against any Releasee for actual fraud. Each of the Seller and Parent, on one hand, and the Buyer, on the other hand, hereby represent that it has not initiated or filed, and hereby agrees that it shall not initiate or file, any lawsuit of any kind whatsoever, or any complaint or charge against any Seller Releasee (in the case of the Seller) and any Buyer Releasee (in the case of the Buyer) with respect to the matters released and discharged pursuant to this Section 6.11. The Releasors also hereby waive the benefits of, and any rights that the Releasors may have with respect to the matters released and discharged pursuant to this Section 6.11 under, any statute or common law principle of similar effect in any jurisdiction. The Releasors understand and acknowledge that they may discover facts different from, or in addition to, those which they know or believe to be true with respect to any claims released herein, and agree that other than any claims for actual fraud, (i) it is the intention of the Releasors to fully, finally and forever waive, release and relinquish all claims against any Seller Releasee (in the case of the Seller) and any Buyer Releasee (in the case of the Buyer), and (ii) this release shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts.

Section 6.12 No Solicitation; Other Offers. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller shall not, and shall cause each of its representatives, the Company and the Company Subsidiaries (and each of their respective representatives) not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate, knowingly support, seek, induce, entertain or knowingly encourage, or take any action to solicit, initiate, knowingly facilitate, knowingly support, seek, induce, entertain or knowingly encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than the Buyer, (iii) furnish to any Person other than the Buyer any information that the Seller believes would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal or (v) submit any Acquisition Proposal or any matter related thereto to the vote of the equityholders of the Seller, the Company or the Company Subsidiaries. The Seller shall, and shall cause each of its representatives and each of the Company and the Company Subsidiaries (and each of their respective representatives) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.

Section 6.13 Debt Financing.

(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to purchase the Sold Shares on or prior to the date upon which the Sale is required to be consummated pursuant to the terms hereof. In furtherance and not in limitation of the foregoing, Buyer shall use its reasonable best efforts to take, or cause to be taken all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter(s) prior to the date upon which the Sale is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing (the “Definitive Debt Agreements”) on the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) (or on terms and conditions, taken as a whole, no less favorable to Buyer than the terms and conditions in the Debt Commitment Letter as in effect as of the date hereof and that would be permitted by Section 6.13(b) assuming Buyer effected such change by way of an amendment) and (iii) satisfy on a timely basis all conditions in the Debt Commitment Letter and the Definitive Debt Agreements, comply with its obligations thereunder. Buyer shall use reasonable best efforts to enforce its rights under the Debt Commitment Letter of the Definitive Debt Agreements (including in the event of any breach or purported breach thereof) in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in Section 7.01 and Section 7.02 (except those that, by their nature, are to be satisfied at the Closing; provided that such conditions would be so satisfied as of such date) have been satisfied or (to the extent permitted by applicable Law) waived, and all of the conditions in the Debt Commitment Letter or the Definitive Debt Agreements (other than the consummation of the Sale) have been satisfied, Buyer shall use its reasonable best efforts to cause the Lenders to fund the Debt Financing, to the extent the proceeds thereof are required to consummate the transactions contemplated by this Agreement.

(b) Buyer shall not, without the prior written consent of the Company, permit any amendment or modification to, or any waiver of any provision or remedy under, or any replacement of, the Debt Commitment Letter or the Definitive Debt Agreements if such amendment, modification, waiver or replacement: (1) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Debt Financing, (2) reduces the amount of the Debt Financing to an amount that, together with the Buyer’s and its Subsidiaries’ cash on hand, would be as of such date and as of the Closing Date less than the amount required to consummate the transactions contemplated by this Agreement, (3) materially adversely affects the ability of Buyer to enforce its rights against other parties to the Debt Commitment Letter or the Definitive Debt Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof or (4) could otherwise reasonably be expected to prevent, impede or delay the consummation of the Sale and the other transactions contemplated by this Agreement. Buyer shall promptly deliver to the Company copies of any such amendment, modification, waiver or replacement.

(c) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Buyer will (A) use reasonable best efforts to obtain alternative debt financing (in an amount sufficient, when taken together with the available portion of the Debt Financing, to consummate the transactions contemplated by this Agreement (including to pay the cash consideration in respect of the purchase of Sold Shares) from the same or other sources and which do not include any conditions to the consummation of such alternative debt financing that are, when taken as a whole, materially more onerous than the conditions set forth in the Debt Financing and (B) promptly notify the Company of such unavailability and the reason therefor. For the purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, replaced, supplemented or otherwise modified or replaced by this Section 6.13 (and any alternative financing obtained in accordance with this Section 6.13), and “Debt Commitment Letter” and “Definitive Debt Agreements” shall be deemed to include, respectively, such documents as permitted to be amended, replaced, supplemented or otherwise modified or replaced by this Section 6.13, and such documents entered into with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment Letter remaining in effect at the time in question). Buyer shall provide the Company with prompt oral and written notice of any actual or threatened breach, default, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Debt Agreement and a copy of any written notice or other written communication from any Lender or other financing source with respect to any breach, default, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Debt Agreement of any provision thereof. Buyer shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Debt Financing. The foregoing notwithstanding, compliance by Buyer with this Section 6.13 shall not relieve Buyer of their obligations to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available.

(d) From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to the terms hereof), subject to the limitations set forth in this Section 6.13, the Company and the

Company Subsidiaries shall, and shall use reasonable best efforts to cause their respective accounting representatives to, in each case at Buyer’s sole expense, use reasonable best efforts to provide customary and reasonable cooperation to Buyer in connection with the arrangement, marketing, underwriting, syndication and consummation of the Debt Financing of the type described under the Debt Commitment Letter as of the date hereof (the “Financing”), including using reasonable best efforts to:

(i) participate (and using reasonable best efforts to cause appropriate members of senior management of the Company to participate during normal business hours) in a reasonable number of meetings, presentations, road shows, due diligence sessions, sessions with rating agencies and drafting sessions with financing sources (including the Debt Financing Parties) and actual and prospective underwriters, lenders and investors in the Financing at mutually agreed times and places;

(ii) assist with the timely preparation of materials for rating agency presentations, bank syndication materials and bank information memoranda for any portion of the Debt Financing (and furnishing customary authorization letters in connection therewith (containing customary representations, including with respect to the presence or absence of material non-public information about the Business and regarding the accuracy of the information provided by, or with respect to, the Business), executed on behalf of the Company);

(iii) assist with the preparation, and execution and delivery as of, and subject to the occurrence of, the Closing, of any credit agreements (or amendments thereto), guarantees, pledge and security documents that facilitate the creation, perfection or enforcement of liens securing the Debt Financing, control agreements, other definitive financing documents (including information necessary for the completion of schedules thereto), borrowing base certificates or other certificates or documents, in each case, as may be reasonably requested by Buyer;

(iv) provide at least three (3) Business Days prior to the Closing Date all documentation and other information regarding the Company and the Company Subsidiaries required by U.S. regulatory authorities under applicable “beneficial ownership”, “know your customer” and anti-money laundering rules and regulations including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the requirements of 31 C.F.R § 1010.230 to the extent requested in writing at least eight Business Days prior to the anticipated Closing Date;

(v) assist Buyer in satisfying the conditions precedent set forth in the Debt Commitment Letter as in effect as of the date hereof to the extent satisfaction thereof requires the cooperation of the Company and the Company Subsidiaries or their respective representatives and is within the control of the Company or any Company Subsidiary;

(vi) subject to customary confidentiality agreements, reasonably cooperate with financing sources’ (including the Debt Financing Parties’) customary due diligence efforts; and

(vii) obtain any necessary and customary accountants’ consents and comfort letters as reasonably requested by Buyer or its financing sources (including the Debt Financing Parties) in connection with the Financing.

Notwithstanding anything to the contrary contained in this Agreement (including this Section 6.13): nothing in this Agreement (including this Section 6.13) shall require any such cooperation to the extent that it would (1) interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or any of their respective representatives; (2) encumber any of the assets of the Company or any of the Company Subsidiaries prior to Closing; (3) require the Company or any of the Company Subsidiaries to pay any commitment or other fee, make any other payment, reimburse any expenses or otherwise incur any liabilities or obligations or give any indemnities prior to the Closing; (4) require the Company, any of the Company Subsidiaries or any Persons who are officers or directors of the Company or the Company Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Financing or enter into, execute or deliver any certificate, document, instrument or agreement (other than customary authorization letters described in clause (ii) above) or agree to any change or modification of any existing certificate, document, instrument or agreement; (5) require the Company and/or any Company Subsidiary to make any representation, warranty or certification that, in the good faith determination of the Company, is not true; (6) reasonably be expected to cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability in their capacity as such; (7) conflict with the organizational documents of the Company or any Company Subsidiary or any applicable Law; (8) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which the Company or any of the Company Subsidiaries is a party; (9) cause the Company, any Company Subsidiary or any of their respective representatives to provide access to or disclose information that the Company or any of the Company Subsidiaries reasonably determines would jeopardize any attorney-client privilege of the Company or any of the Company Subsidiaries; (10) cause any representation or warranty in this Agreement to be breached by the Seller, the Company or any of the Company Subsidiaries; (11) require the Company, the Company Subsidiaries or any of their respective representatives to prepare or provide any financial statements or information other than that required pursuant to Section 6.10(b), prepare any projections or pro forma financial statements, or provide any other information that is not available to the Company and prepared in the ordinary course of its reporting practice; or (12) require the Company, any Company Subsidiary or any of their respective representatives to deliver or cause to be delivered any opinion of counsel in connection with the Financing. Nothing contained in this Section 6.13 or otherwise shall require the Company or any of the Company Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Financing. Buyer acknowledges and agrees that (A) obtaining the Debt Financing or any other financing or the receipt of proceeds therefrom is not a condition to Closing and (B) any failure of the Company or any of its Subsidiaries (or applicable representatives thereof) to comply with its obligations pursuant to this Section 6.13 shall not be taken into account to determine whether any condition to Closing set forth in Section 7.02 has been satisfied.

(e) Buyer shall indemnify, defend and hold harmless the Company, the Company Subsidiaries and their respective representatives from and against any and all Losses suffered or incurred by any of them in connection with or as a result of the cooperation described in this Section 6.13 or otherwise in connection with or as a result of the Financing (including any alternative financing) (including any information utilized in connection therewith, other than any information relating to the Company or the Company Subsidiaries provided by or on behalf of the Company or the Company Subsidiaries expressly for use in connection therewith), in each case other than to the extent any of the foregoing arises from the gross negligence or willful misconduct of, or material breach of Section 6.13(d) of this Agreement by, the Company or any of the Company Subsidiaries or their respective representatives. Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ and accountants’ fees) incurred by the Company or the Company Subsidiaries or any of their respective representatives in connection with or as a result of the cooperation described in this Section 6.13 or otherwise in connection with or as a result of the Financing (including any alternative financing) (including with respect to the financial information delivered under this Section 6.13 and any information utilized in connection therewith). The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Financing; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries.

(f) The parties hereto acknowledge and agree that the provisions contained in this Section 6.13 represent the sole obligation of Company and its Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Buyer with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. The Company and the Company Subsidiaries will be deemed to be in compliance with Section 6.13 unless and until (A) Buyer provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act which could be believed to be a breach of Section 6.13, (B) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which shall not require the Company to provide any cooperation that it would not otherwise be required to provide under Section 6.13) and (C) the Company fails to use reasonable best efforts to take the actions specified on such Non-Cooperation Notice within five Business Days from receipt of such Non-Cooperation Notice.

(g) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Buyer or its representatives pursuant to this Section 6.13 shall be kept confidential in accordance with the NDA.

Section 6.14 Payoff Letters. If any Indebtedness of the type set forth in clause (i) or (ii) of the definition thereof is outstanding on the Closing Date, Seller shall use reasonable best efforts to obtain a Payoff Letter in respect of such Indebtedness, and deliver it to Buyer on the Closing Date (it being understood and agreed by Buyer that Buyer shall provide all funds necessary to pay all Payoff Amounts with respect to which Payoff Letters are delivered to Buyer prior to the Closing Date).

Section 6.15 Pre-Closing Intellectual Property Assignments.

(a) Prior to the Closing, the Seller shall assign and transfer to the Company all Registered IP set forth on Schedule 3.14(a)(ii) of the Company Disclosure Schedule.

(b) Prior to the Closing, the Seller shall deliver to the Buyer a copy of the Intellectual Property Assignment Agreement containing a confirmatory assignment of all Intellectual Property (other than Patents, Trademarks and Internet Properties), including any Intellectual Property embodied in any Software, Technology or other materials, in each case, owned by any member of the Parent Group as of the date hereof and developed for, or on behalf of, the Company or any Company Subsidiary or used primarily by the Company or a Company Subsidiary in the operation of the Business, with full rights to all past, present and future claims and causes of action arising out of or related to infringement or misappropriation or other violation of any of the foregoing, duly executed by the Seller, Parent, and any other relevant Subsidiaries.

Section 6.16 Transition Services. Prior to the date of this Agreement, the Seller has provided the Buyer with a draft of a complete listing of any and all of the operational, financial, corporate, technical, software and support services that the Seller and its Affiliates provided to the Company and the Company Affiliates during the twelve (12) months prior to the date of this Agreement (such exhibit, the “Draft Services Exhibit” ). The monthly costs (which shall be presented on an aggregate basis by the Seller’s “Department” in the final Service Exhibit unless otherwise agreed by the parties) for the continuation of such services following the Closing, (a) in the case of Consistent Cost Services (as defined in the Transition Services Agreement) (if any), shall be based on the reasonably expected monthly cost to the Seller or its relevant Affiliate to provide the relevant service(s), plus (x) a fifteen (15%) percent markup for any services provided by the Indian Business or (y) a five (5%) percent markup for any other services), and (b) for Fluctuating Cost Services (as defined in the Transition Services Agreement) (if any), shall be based on the actual cost in any given month, plus (x) a fifteen (15%) percent markup for any services provided by the Indian Business or (y) a five (5%) percent markup for any other services) (the “Pricing Principles” ). Within forty-five (45) days after the date of this Agreement, the Buyer will have the ability to amend the Draft Services Exhibit to (a) delete the services that the Buyer will not be using under the Transition Services Agreement following the Closing (it being understood and agreed that the Seller shall adjust the monthly fees to reflect such deletion in accordance with the Pricing Principles) and/or (b) modify the periods for the services specified therein (it being understood and agreed that no such transition services shall be provided for a period longer than (x) nine (9) months for any services provided by the Indian Business and (y) twelve (12) months for any other services) after the Closing Date, unless otherwise agreed between the parties hereto). Such Draft Service Exhibit, as amended by the Buyer in accordance with this Section 6.16 and with such monthly fees as agreed between the Buyer and the Seller in accordance with the Pricing Principles, will be the final Service Exhibit for purposes of the Transition Services Agreement executed at the Closing.

ARTICLE 7.

CONDITIONS TO CLOSING

Section 7.01 Conditions Precedent to Obligations of Each Party. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) all waiting periods (and extensions thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated;

(b) no Governmental Authority or Antitrust Authority of competent authority and jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, writ, judgment, injunction, decree, stipulation or determination which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions, and there shall be no pending lawsuit, claim or legal action relating to the transactions contemplated by this Agreement which seeks to prohibit or restrict the transactions contemplated by this Agreement; and

(c) the consents, approvals or authorizations of the Governmental Authorities set forth on Schedule 6.02(a)(i) of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect, and all waiting periods required thereunder shall have expired or been terminated.

Section 7.02 Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Buyer’s waiver, at or prior to (and continuing at) the Closing, of each of the following conditions:

(a) no Effect shall have occurred since the date of this Agreement that has had a Material Adverse Effect that is continuing as of immediately prior to the Closing;

(b) the Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(c) each of the Seller and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(d) the Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Seller, that each of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied;

(e) the Seller has delivered to Buyer the Transition Services Agreement, duly executed by the Seller and one or more of its Affiliates;

(f) the Seller has delivered to Buyer the Stockholder Agreement, duly executed by Parent;

(g) the Seller has delivered to Buyer the Non-Competition and Non-Solicitation Agreement, duly executed by the Seller and Parent;

(h) the X1 Sale shall have been consummated immediately prior to the Closing; and

(i) (i) the individual set forth on Schedule 7.02(i)(A) and the individual set forth Schedule 7.02(i)(B) (or, in each case, such Person’s replacement in his or her position so long as such replacement has been approved by Buyer (such approval not to be unreasonably withheld, conditioned or delayed)), (ii) at least six (6) of eight (8) Required Employees (or each such Person’s replacement in his or her position(s) so long as such replacement has been approved by Buyer (such approval not to be unreasonably withheld, conditioned or delayed)) and (iii) eighty (80%) percent of the sum of Business Employees and the other employees (in calculating such eighty (80%) percent, the numerator shall include any such employee’s replacement in his or her position(s) and any individuals the services of whom are made available to the Company and its Affiliates following the Closing pursuant to Section 2.06(b), the Transition Services Agreement or similar agreement to which the Buyer (or its designated Affiliate(s)), the Company (or its designated Affiliate(s)) and the Seller (or its designated Affiliate(s)) are a party) of the Company or a Company Subsidiary employed as of the date hereof shall remain employed or engaged by the Company or a Company Subsidiary (or, at the Buyer’s direction, a Buyer designee). For the avoidance of doubt, this condition shall be deemed satisfied as of the Closing with respect to the individual set forth on Schedule 7.02(i)(B) and clause (iv) if the services of such individuals are made available to the Company and its Affiliates following the Closing pursuant to Section 2.06(b), the Transition Services Agreement or similar agreement to which the Buyer (or its designated Affiliate(s)), the Company (or its designated Affiliate(s)) and the Seller (or its designated Affiliate(s)) are a party.

Section 7.03 Conditions Precedent to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Seller’s waiver, at or prior to (and continuing at) the Closing, of each of the following conditions:

(a) the representations and warranties of the Buyer contained in Article 5 (disregarding for purposes of this Section 7.03(a) any qualifications based on “material,” “material adverse effect” or words of similar import contained in such representations and warranties) shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(b) the Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(c) the Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied; and

(d) the Buyer shall have delivered to the Seller each of the Transaction Documents, duly executed by the Buyer.

Section 7.04 Frustration of Closing Conditions. Neither the Seller nor the Buyer may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03 (except in each case for any failure of a condition that would cause the Closing to be a violation of Law), as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE 8.

ADDITIONAL AGREEMENTS

Section 8.01 Employment and Benefit Arrangements.

(a) During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing, Buyer shall and shall cause the Company to provide each employee of the Company or the Company Subsidiaries who remains employed immediately after the Closing, excluding, for the avoidance of doubt, the Indian Employees (“Company Continuing Employee”), with (i) an annual base salary or an hourly wage rate, as applicable, and annual cash incentive compensation opportunity, in each case, that is not less than that provided to such Company Continuing Employee immediately prior to the Closing, (ii) eligibility to participate in a Buyer 401(k) Plan on terms not less favorable than those provided to such Company Continuing Employee under a Seller 401(k) Plan immediately prior to the Closing, and (iii) other compensation opportunities and employee benefits, that are, in the aggregate, substantially comparable to those provided to such Company Continuing Employee immediately prior to the Closing. With respect to any Company Continuing Employee whose employment is terminated without Cause by the Buyer (or its applicable Subsidiary) during such 12-month period, Buyer or its applicable Subsidiary shall provide cash severance benefits that are, in the aggregate, no less favorable than those severance benefits applicable to such Company Continuing Employee as of immediately prior to the Closing Date (determined under the severance practice described on Schedule 3.20 of the Company Disclosure Schedule).

(b) With respect to any employee benefit plan, program, arrangement, agreement, policy or commitment sponsored or maintained by the Buyer, in which any Company Continuing Employee participate on or after the Closing, the Buyer shall cause the Company and the Company Subsidiaries to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Company Continuing Employees, except to the extent such pre-existing conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing; (ii) provide each such Company Continuing Employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar plan in effect immediately prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements; and (iii) recognize all continuous service of the Company Continuing Employee with the Company or the Company Subsidiaries, as applicable, for all purposes (including, without limitation, for purposes of eligibility to participate, vesting credit and entitlement to benefits, but excluding benefit accrual under a final average pay defined benefit pension plan) under any benefit plan, program, arrangement, agreement, policy or commitment in which the Company Continuing Employee may be eligible to participate after the Closing; provided that the foregoing shall not apply to the extent it would result in a duplication of benefits. This Section 8.01 shall survive the Closing, is intended to benefit the Company and the employees of the Company and the Company Subsidiaries, and shall be binding on all successors and assigns of the Buyer and the Company.

(c) Effective as of the Closing, Buyer shall establish participation by the Company Continuing Employees in a tax-qualified defined contribution plan (the “Buyer 401(k) Plan”) for the benefit of each

Company Continuing Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller or its Affiliates (collectively, the “Seller 401(k) Plans”). As soon as practicable after the Closing Date, the Seller 401(k) Plans shall, to the extent permitted by Section 401(k)(10) of the Code, make distributions available to the applicable Company Continuing Employees, and the Buyer 401(k) Plan shall accept any such distribution (including loans) as a rollover contribution if so requested by any Company Continuing Employee.

(d) Promptly following the Closing Date, Seller shall pay to each Company Continuing Employee all amounts in respect of vacation days and other paid time off accrued prior to the Closing Date but not taken by such Company Continuing Employee, and Buyer shall have no commitment, Liability or obligation for any such amounts payable to any Continuing Company Employee, nor shall Buyer have any obligation to honor such accrued vacation days or paid time off after the Closing. After the Closing, that Company Continuing Employee’s eligibility for vacation and other paid time off shall be determined under Buyer’s vacation policy; provided that, consistent with Section 8.01(b), Buyer shall give each Company Continuing Employee full credit for such Company Continuing Employee’s service with Seller for such purposes.

(e) Except as otherwise specifically provided in this Section 8.01, none of Buyer, its Affiliates, the Company or the Company Subsidiaries shall have any liability or obligation with respect to any employee benefit plan or arrangement of the Seller or any Affiliate other than the Employee Benefit Plans and the Seller and its Affiliates (other than the Company and the Company Subsidiaries) shall retain all such liabilities and obligations on and following the Closing Date. Buyer and its applicable Subsidiaries (including the Company and Company Subsidiaries) shall assume or retain, as applicable, all liabilities and obligations in respect of the Employee Benefit Plans.

(f) On or immediately prior to the Closing Date, the Buyer shall cause its applicable local Subsidiary in India to (i) issue offer letters of employment to the Indian Employees, (ii) inform the Indian Employees that, as of the Closing, their employment, for all purposes, shall be with the Buyer’s applicable local Subsidiary in India and (iii) take all other actions required to effectuate the transfer of the Indian Employees to the Buyer’s applicable local Subsidiary in India as of the Closing, pursuant to applicable Law and the terms set forth in this Agreement; provided that the Seller shall use commercially reasonable efforts to cooperate in providing assistance reasonably requested by the Buyer in order to facilitate the transfer of the Indian Employees. The Buyer and the Seller agree that the Indian Employees shall, to the maximum extent possible and consistent with applicable Law and the terms set forth in this Agreement, transfer the Indian Employees to the Buyer’s applicable local Subsidiary in India without triggering the right of such employees to separation pay, or the occurrence of any other obligation or liability on behalf of the Buyer or the Seller that is not otherwise contemplated by this Agreement. The Buyer shall ensure that once the Indian Business has been transferred to the Buyer by the Seller, the Indian Employees shall be the employees of the Buyer’s applicable local Subsidiary in India (as the employer) and there shall be no interruption or break in the Indian Employees’ service, and the Seller shall take such actions necessary to ensure that the accumulations as of the Closing, if any, in respect of any employee benefit in respect of the India Employees that are capable of being transferred, are transferred by the Seller to the Buyer’s account, including to the provident fund and leave encashment (“Buyer India Employee Benefits”). For purposes of making contributions to the Buyer India Employee Benefits and for determination of the India Employees’ entitlement to the Buyer India Employee Benefits, in each case following the Closing, the Buyer shall take into consideration and provide credit to the Indian Employees for their period of service with the Seller and its Affiliates). During the period commencing at the Closing (which shall not be deemed to refer to the Deferred Closing Date) and ending on the date which is twelve (12) months from the Closing (which shall not be deemed to refer to the Deferred Closing Date), Buyer shall, or shall cause its applicable Subsidiary, to provide each Indian Employee continued employment with (i) an annual base salary or an hourly wage rate, as applicable, and annual cash incentive compensation opportunity, in each case, that is not less than that provided to such Indian Employee immediately prior to the Closing (which shall not be deemed to refer to the Deferred Closing Date), (ii) other compensation opportunities and employee benefits, that are, in the aggregate, substantially comparable to those provided to such Indian Employee immediately prior to the Closing (which shall not be deemed to refer to the Deferred Closing Date), and (iii) any other compensation and benefits required by Law and reasonably necessary to effectuate the transfer of employment contemplated by this paragraph. Notwithstanding the foregoing, in the event of a Deferred Closing pursuant to Section 2.06(b) of this Agreement, the transfer process contemplated by this Section 8.01(f) shall be effectuated as of the Deferred Closing Date, it being understood that all other provisions and obligations of this paragraph shall remain applicable, with references to the Closing Date deemed to refer to the Deferred Closing Date. The Buyer shall comply with the applicable provisions of Section 25FF of the Indian Industrial Disputes Act, 1947 for Indian Employees who accept employment with the Buyer’s applicable local Subsidiary in India and who qualify as “workmen” under the Indian Industrial Disputes Act, 1947.

(g) The Company and Buyer acknowledge and agree that all provisions contained in this Agreement are included for the sole benefit of the respective parties. The provisions of this Section 8.01 are not intended to, and shall not, (i) be treated as an establishment, amendment or other modification of any Employee Benefit Plan or any employee benefit plan of Buyer or any of its Affiliates, or shall limit the right of the Buyer or any of its Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other benefit plan following the Closing, (ii) confer upon any Persons other than the Seller and the Buyer (including, without limitation, any Company Continuing Employee, former employee of the Company or any participant in any Employee Benefit Plan or any benefit plan of the Buyer or any of its Affiliates, or any dependent or beneficiary thereof), any rights or remedies, including to continued employment with the Buyer or any of its Affiliates or to any particular term of condition of employment, or (iii) constitute or create an employment agreement.

Section 8.02 Post-Closing Access.

(a) No later than ninety (90) days after the Closing, the Seller shall use commercially reasonable efforts to deliver, or cause to be delivered, all books, records, documents, files and correspondence of the Company Group in the possession or under the control of the Parent Group. After the Closing for a period of three (3) years, each party agrees to provide, or cause to be provided, to the other party and its representatives, as soon as reasonably practicable after written request therefor and at the requesting party’s sole expense, reasonable access, during normal business hours, to the other parties’ employees and to any books, records, documents, files and correspondence in the possession or under the control of such party, in each case if and to the extent relating to the Company or the Company Subsidiaries prior to the Closing and that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by any Governmental Authority having jurisdiction over the requesting party or (ii) for use in any other judicial, regulatory, administrative or other proceeding (other than in a dispute between the parties) or in order to satisfy Tax, audit, accounting, regulatory or other similar requirements; provided, however, that no party shall be required to provide access to or disclose information where such access or disclosure would violate any Law or agreement, or waive any attorney client or other similar privilege, and each party may redact information regarding itself or its Subsidiaries or otherwise not relating to the Company or the Company Subsidiaries prior to the Closing, and, in the event such provision of information could reasonably be expected to violate any Law or agreement or waive any attorney client or other similar privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) Except as otherwise provided herein, each party agrees to use its reasonable commercial efforts to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Company and the Company Subsidiaries prior to the Closing in their respective possession or control for a commercially reasonable period of time, as set forth in their regular document retention policies, following the Closing Date or for such longer period as may be required by Law. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any such materials not in accordance with its retention policy, provided that, prior to such destruction or disposal (i) such party shall provide no less than ninety (90) nor more than one-hundred twenty (120) days’ prior written notice to the other party of any such proposed destruction or disposal (which notice shall specify in detail which of the materials is proposed to be so destroyed or disposed of), and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the materials as was requested by the recipient (it being understood that all reasonable out of pocket costs associated with the delivery of the requested materials shall be paid by such recipient).

(c) In the case of a legal or other proceeding between one party or any of its Affiliates and a third party relating to the Company and the Company Subsidiaries, this Agreement or any of the Transaction Documents (including any matters subject to indemnification hereunder or thereunder) or the transactions contemplated hereby or thereby, each party shall use its commercially reasonable efforts to make available to the other party, upon written request, the former (to the extent practicable), current (to the extent practicable) and future officers, employees, other personnel and agents of such party and its subsidiaries as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available (other than materials covered by the attorney client privilege), to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved. The requesting party shall bear all out of pocket costs and expenses in connection with the foregoing.

(d) Any information owned by a party that is provided to a requesting party pursuant to this Section 8.02 shall be deemed to remain the property of the providing party. Nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information. No party shall have any liability to any other party in respect of this Section 8.02 in the event that any information exchanged or provided pursuant to this Section 8.02 is found to be inaccurate. No party shall have any liability to any other party if any information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of this Section 8.02. Nothing in this Section 8.02 shall require any party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information; provided, however, that in the event that any party is required under this Section 8.02 to disclose any such information, that party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information.

Section 8.03 Further Assurances. Each of the Seller, the Company and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. For twelve (12) months following the Closing and except as otherwise contemplated in this Agreement (including, by way of example, with respect to assets used to provide services under the Transition Services Agreement (or that constitute omitted services thereunder) or pursuant to Overhead and Shared Services, Shared Contracts and assets licensed to the

Company pursuant to Section 8.10) or any Transaction Documents, (i) to the extent that the Seller or any of its Affiliates becomes aware that it continues to possess, own or have any right, title or interest in any asset primarily relating to the Business, including any books or records (whether in physical or electronic form), such Person shall and shall cause its applicable Affiliate, without any further consideration, to take such actions (including to execute and deliver, or cause to be executed and delivered, such documents and instruments (including any assignments, bills of sale, assumption agreements, consents and other similar instruments)) as may be reasonably required to transfer such possession, ownership or right, title or interest of such asset and the related obligations and liabilities to Buyer or the appropriate Company entity; and (ii) if any payments due with respect to the Business are paid to any member of the Parent Group, the Seller shall, or shall cause the applicable member of the Parent Group to, promptly remit by wire or draft such payment to an account designated in writing by the Buyer and if any payments due with respect to Parent’s business other than the Business are paid to the Buyer, the Company or their Affiliates, the Buyer shall transfer, or cause its Affiliates to, promptly remit by wire or draft such payment to an account designated in writing by the Seller.

Section 8.04 Public Announcements. No press release or other public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the joint approval (which consent shall not be unreasonably withheld, conditioned or delayed) of the Buyer and the Seller, unless required by Law or the rules and regulations of any stock exchange upon which the securities of the Seller or the Buyer, or their direct or indirect parent entity, are listed, or the requirements of any self-regulatory body, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other parties reasonable time to review and comment on such release or announcement in advance of such issuance.

Section 8.05 Tax Matters.

(a) Tax Returns.

(i) The Seller, at its sole cost and expense, shall prepare and file, or cause to be prepared, all (x) affiliated, consolidated, combined or unitary income Tax Returns for a group which any of the Company and the Company Subsidiaries is a member for all Pre-Closing Tax Periods (each, a “Pre-Closing Consolidated Return”), and (y) other income Tax Returns of the Company and the Company Subsidiaries, not described in clause (x) of this Section 8.05(a)(i), for all Pre-Closing Tax Periods (each, a “Pre-Closing Tax Return,” and together with the Pre-Closing Consolidated Returns, the “Seller Prepared Returns”). The Seller shall prepare all Pre-Closing Tax Returns on a basis not inconsistent with procedures, practices and accounting methods of the applicable entity in existence as of the date hereof, unless otherwise required by applicable Law. For Pre-Closing Tax Returns required to be filed on or before the Closing Date, the Seller shall (1) provide to Buyer copies of any such Pre-Closing Tax Returns at least fifteen (15) days before filing any such Tax Return (or, if any such Tax Return is due within fifteen (15) days following the date of this Agreement, reasonably in advance of filing to allow the Buyer sufficient time to review such Tax Return, other than Pre-Closing Tax Returns for the fiscal year ending December 31, 2020, which shall be provided as soon as reasonably practicable), but no later than fifteen (15) days before filing any such Tax Return) and (2) consider in good faith any reasonable comment that the Buyer submits to the Seller five (5) days prior to the due date of any such Tax Return. For Pre-Closing Tax Returns required to be filed after the Closing Date, the Seller shall provide to the Buyer copies of all such Pre-Closing Tax Returns at least fifteen (15) days before filing any such Tax Return. For Pre-Closing Tax Returns required to be filed after the Closing Date, the Seller shall consider in good faith any reasonable comment that the Buyer submits to the Seller five (5) days prior to the due date of such Tax Return. The Seller shall incorporate in any Pre-Closing Tax Return any reasonable comments that the Buyer submits to the Seller five (5) days prior to the due date of such

Tax Return that are not inconsistent with procedures, practices and accounting methods of the applicable entity in existence as of the date hereof (unless any such procedure, practice or accounting method, as applicable, is inconsistent with applicable Law). The Buyer shall cause the Company or applicable Company Subsidiaries to timely file, any Pre-Closing Tax Return required to be filed after the Closing Date and prepared by the Seller in accordance with this Section 8.05(a), provided, however, that the Seller shall pay to the Buyer any Taxes shown as due on such Pre-Closing Tax Return at least two (2) days prior to the due date (taking into account any extensions) for such Tax Return to enable the Buyer to pay such Taxes commensurate with the filing of such Tax Return. The Seller shall file, or caused to be filed, all Pre-Closing Consolidated Returns and pay all Taxes due with such returns.

(ii) The Buyer shall cause the Company and the Company Subsidiaries to prepare and timely file all Tax Returns, other than Seller Prepared Returns, of the Company and the Company Subsidiaries with a due date (taking into account any extensions properly obtained) after the Closing Date that relate to a Pre-Closing Tax Period (the “Buyer Prepared Returns”). The Buyer Prepared Returns shall be prepared on a basis consistent with procedures, practices and accounting methods of the applicable entity in existence as of the date hereof, unless otherwise required by applicable Law. At least fifteen (15) days prior to the due date of any Buyer Prepared Return (or, if any such Buyer Prepared Return is due within fifteen (15) days of the Closing Date, reasonably in advance of filing to allow the Seller sufficient time to review such Buyer Prepared Return), the Buyer shall provide a draft of such Buyer Prepared Return to the Seller for the Seller’s review and comment. The Buyer shall reflect on such Tax Return any reasonable comment that the Seller submits to Buyer five (5) days prior to the due date of such Buyer Prepared Return. The Seller shall pay, or cause to be paid, all Taxes shown as due on such Buyer Prepared Returns to the Buyer at least two (2) days prior to the due date (taking into account any extensions) for such Tax Return, other than any Taxes taken into account in Seller Transaction Expenses.

(iii) The Buyer shall cause the Company and the Company Subsidiaries to prepare and timely file all Tax Returns of the Company and the Company Subsidiaries for a Straddle Period (each, a “Straddle Period Tax Return”). The Straddle Tax Returns shall be prepared on a basis consistent with procedures, practices and accounting methods of the applicable entity in existence as of the date hereof, unless otherwise required by applicable Law. At least fifteen (15) days prior to the due date of any Straddle Period Tax Return (or, if any such Straddle Period Tax Return is due within fifteen (15) days of the Closing Date, reasonably in advance of filing to allow the Seller sufficient time to review such Straddle Period Tax Return), the Buyer shall provide a draft of such Straddle Period Tax Return to the Seller for the Seller’s review and comment. The Buyer shall consider in good faith any reasonable comment that Seller submits to Buyer five (5) days prior to the due date of such Straddle Period Tax Return. The Seller shall pay, or cause to be paid, all Taxes shown as due on such Straddle Period Tax Return attributable to the portion of the Straddle Period ending on the Closing Date as determined in accordance with the principles set forth in Section 8.05(b) hereof to the Buyer at least two (2) days prior to the due date (taking into account any extensions) for such Tax Return, other than any Taxes taken into account in Seller Transaction Expenses.

(b) Straddle Period Apportionment. For all purposes under this Agreement, in the case of any Straddle Period, the parties agree to utilize the following conventions for determining the amount of Taxes (or any Tax refund or amount credited against any Tax) attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including, without limitation, income Taxes, sales Taxes, employment Taxes, withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company or the applicable Company Subsidiaries filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on the Closing Date using a “closing of the books methodology.” For purposes of the foregoing clause (ii) of this Section 8.05(b), any item determined on an annual or periodic basis (including, without limitation, amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(c) Cooperation. The Buyer, the Company and the Seller shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Tax Return of the Company or the Company Subsidiaries for a Pre-Closing Tax Period or Straddle Period; (ii) assist in any audit or other legal proceeding with respect to Taxes or Tax Returns of the Company or the Company Subsidiaries (whether or not a Tax Contest) for a Pre-Closing Tax Period or Straddle Period; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company or the Company Subsidiaries (including, without limitation, copies of Tax Returns and related work papers) for a Pre-Closing Tax Period or Straddle Period; and (iv) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax. The Buyer, the Seller, the Company and the Company Subsidiaries will retain, and will cause their Affiliates to retain, for the full period of any statute of limitations all documents and other information which may be relevant for the filing of any Tax Return or for any audit or other legal proceedings relating to Taxes with respect to the Company or the Company Subsidiaries.

(d) Tax Contests.

(i) Each party shall promptly notify the other in writing of any pending or threatened U.S. federal, state, local or foreign audit, claim, litigation or other proceeding involving any Taxes of the Company or the Company Subsidiaries for which the Seller is obligated to indemnify the Buyer under this Agreement (each, a “Tax Contest”); provided that any failure by the Buyer to provide such notification to the Seller shall not affect the Seller’s liability hereunder unless the Seller is thereby materially prejudiced. The Seller (at its own expense) may elect to control any Tax Contest solely with respect to a Pre-Closing Tax Period by giving written notice to the Buyer within thirty (30) days after receipt from the Buyer, or delivery to the Buyer by the Seller, of the notice of such Tax Contest. The Buyer (at its own expense) shall have the right to participate in any such Tax Contest if the Seller provides the Buyer with written notice of its intent to control such Tax Contest (which shall also include an acknowledgement that the Taxes which are the subject of such Tax Contest will constitute Indemnified Taxes to the extent determined to be due and owing). The Buyer (at its own expense) shall control, and the Seller (at its own expense) shall have the right to participate in, any Tax Contest with respect to a Pre-Closing Tax Period that the Seller does not elect to control or is not permitted to control under this Section 8.05(d)(i) or that the Seller fails to diligently prosecute after electing to control such Tax Contest. Except as otherwise provided in this Section 8.05(d), the Buyer shall have the sole right to control any U.S. federal, state, local or foreign audit, claim, litigation or other proceeding involving any Taxes of the Company or the Company Subsidiaries.

(ii) Notwithstanding Section 8.05(d)(i), the Seller (at its own expense) shall control any Tax Contest with respect to any Taxes or Tax Returns of any affiliated, consolidated, combined or unitary group of which any of Parent, the Seller or any of their Affiliates is or was a member.

(iii) For purposes of this Section 8.05(d), the right to participate includes, without limitation, (w) the right to be reasonably apprised of the initiation and status of the Tax Contest, (x) the right to receive notice and copies of all correspondence received from any Governmental Authority, (y) the right to receive copies and reasonable opportunity to comment on any written materials to be provided to any Governmental Authority, including good faith consideration with respect to any such comments, and the right to attend any meetings or conference calls with respect to such Tax Contest and (z) the right to consent to any settlement or compromise of the Tax Contest (which consent shall not be unreasonably withheld, conditioned, or delayed); provided that, if the party whose consent to any such settlement or compromise is sought does not provide a response rejecting or consenting to such request within fifteen (15) calendar days of receipt of a written request of the other party, such consent shall be deemed to have been given.

(iv) This Section 8.05(d) shall exclusively govern with respect to the administration of any Tax Contest, and the provisions of Section 9.02(g) shall not apply; provided, however, in the event that any rights of the insurer under the R&W Policy conflict with this Section 8.05(d), the R&W Policy shall control for as long as applicable.

(e) Transfer Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the Sold Shares contemplated by this Agreement and all related interest and penalties (collectively, “Transfer Taxes”) shall be paid 50% by the Seller and 50% by the Buyer. The Seller and the Buyer shall cooperate in timely preparing and filing all Tax Returns in respect of Transfer Taxes as may be required to comply with applicable Law. Each of the Seller and the Buyer shall use commercially reasonable efforts to avail itself of any available exemptions from any Transfer Taxes, and shall cooperate with the other in timely providing any information and documentation that may be necessary to obtain such exemptions.

(f) Tax Refunds. Seller shall be entitled to the amount of any Tax Refund of the Company and the Company Subsidiaries with respect to a Pre-Closing Tax Period (to the extent such Taxes were paid by the Company or the Company Subsidiaries prior to the Closing Date or were Indemnified Taxes paid by Seller to the Buyer after the Closing) which Tax Refund is actually received (or in the case of a credit in lieu of a refund, utilized) by the Buyer, the Company, or the Company Subsidiaries after the Closing Date, net of any cost to the Buyer and its Affiliates attributable to the obtaining and receipt of such Tax Refund, except to the extent such Tax Refund arises as the result of a carryback of a loss or other tax benefit incurred in a Tax period (or portion thereof) beginning after the Closing Date or such Tax Refund was included as an asset in the calculation of Net Working Capital, as finally determined pursuant to Section 2.04. The Buyer shall pay, or cause to be paid, to Seller any amount to which Seller is entitled pursuant to the prior sentence within two (2) Business Days of the receipt of the applicable Tax Refund by the Buyer, the Company or the Company Subsidiaries. To the extent such Tax Refund is subsequently disallowed or required to be returned to the applicable Governmental Authority, (i) the Buyer agrees to promptly notify the Seller in writing of such disallowance (or requirement to be returned), (ii) such disallowance (or requirement to be returned, as applicable) shall be treated as a Tax Contest under Section 8.05(d), and (iii) the Seller agrees promptly to repay the amount of such Tax Refund (together with any interest, penalties, or other additional amounts imposed by such Governmental Authority with respect thereto) to the Buyer. All payments made to the Seller under this Section 8.05(f) shall be treated by the parties as adjustments to the purchase price to the maximum extent permitted by applicable Law.

Section 8.06 Disclosure Generally. The Company Disclosure Schedule has been arranged, for purposes of convenience only, as separately titled Schedules corresponding to the Sections of Articles 3, 4 and 6 of this Agreement. Any information set forth in any Schedule or incorporated in any Section of the Company Disclosure Schedule shall be considered to have been set forth in each other Schedule and be deemed to modify each other section of Articles 3, 4 and 6 to the extent such information is reasonably apparent on its face as having application to such other Schedule or Section notwithstanding the absence of a cross-reference contained therein or a specific reference to such Schedule in such Section. The information contained in the Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

Section 8.07 Confidentiality.

(a) The Buyer, the Seller and the Company acknowledge and agree that the Mutual Nondisclosure Agreement by and between Parent, on behalf of itself and its Affiliates, and the Buyer, dated October 1, 2020 (the “NDA”), remains in full force and effect and, in addition, covenant and agree to keep confidential, in accordance with the provisions of the NDA, information provided to the Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the NDA and the provisions of this Section 8.07 shall nonetheless continue in full force and effect.

(b) For seven (7) years following the Closing, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, use, disclose or divulge any confidential information of the Company, the Company Subsidiaries, including information relating to their respective businesses, assets, liabilities, and all confidential and proprietary data and information relating to the customers, financial statements, conditions or operations of the Company and the Company Subsidiaries, information of third parties that the Company, the Company Subsidiaries have agreed to keep confidential; provided that the foregoing restriction shall not apply to information (i) which becomes available to them on a non-confidential basis from a third-party source that is not under any obligations of confidentiality with respect to such information, (ii) which is in the public domain or enters into the public domain independently through no fault of the Seller, or (iii) which such Person is required to disclose by Law or under the rules and regulations of any stock exchange upon which the securities of the Seller, or its direct or indirect parent entity, is listed, or the requirements of any self-regulatory body, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other parties reasonable time to review and comment on such release or announcement in advance of such issuance. In the event the Seller or any of its Affiliates is required by Law to disclose such information, such Person shall promptly notify the Buyer and the Company in writing unless prohibited by Law, which notification shall include the nature of such legal requirement and the extent of the required disclosure, and shall cooperate with the Buyer, at the Buyer’s expense, to preserve, to the extent possible, the confidentiality of such information.

(c) From and after the Closing and subject to the terms thereof, the Seller shall use commercially reasonable efforts to, if requested by the Buyer in writing, make the Buyer reasonably aware of the terms of, and enforce for the benefit of the Buyer and the Company, any confidentiality agreements entered into by the Seller or its Affiliates with any third party in anticipation of the potential sale of the Company by the Seller, to the extent applicable, with respect to confidential information of the Company as reasonably requested by the Buyer in writing; provided that the Buyer shall be solely responsible for all Losses, including out-of-pocket costs and expenses, related to such enforcement.

Section 8.08 Modification to the R&W Policy. The R&W Policy shall include a provision whereby the insurer expressly waives, and irrevocably agrees, except in the case of actual fraud, not to pursue, directly or indirectly, any subrogation rights against the Seller or any of its Affiliates, or any former stockholders, managers, members, directors, officers, employees, agents or Representatives of any of the foregoing with respect to any claim made by any insured thereunder and such Persons shall be express third-party beneficiaries of such provision. The Buyer shall use commercially reasonable efforts not to amend the R&W Policy in any manner adverse to the Seller or its Affiliates; provided that (x) the subrogation provisions therein may not be amended or waived in any manner that is adverse to the Seller or any of its Affiliates without the Seller’s prior written consent and any other amendments, modifications or supplements to, or waivers under the R&W Policy that are, or would reasonably be expected to be, materially adverse to the Seller’s indemnification obligations set forth in Article 9 shall require the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Section 8.08 to the contrary but in any event subject to the Buyer’s obligations under Article 9, Buyer shall have the right, at its discretion, to control all decisions with respect to any claims or potential claims under the R&W Policy, including all decisions with respect to the handling and recovery with respect to such claims and potential claims.

Section 8.09 Certain Insurance Matters.

All insurance policies of the Seller or its subsidiaries (other than the Company and the Company Subsidiaries) in effect at any time on or prior to the Closing (“Seller Insurance Policies”), together with all rights, benefits and privileges thereunder, shall be retained by the Seller from and after the Closing, and the Buyer, the Company and Company Subsidiaries shall have no rights with respect thereto, except that, to the extent (and only to the extent) permitted by the Seller Insurance Policies and insurers, the Seller hereby authorizes the Company and the Company Subsidiaries to:

(a) assert claims (and Seller shall, at the Buyer’s expense, use commercially reasonable efforts to assist the Buyer in asserting claims) for any Losses with respect to claims under Seller Insurance Policies with third-party insurers, which are “occurrence basis” policies which provide coverage with respect to the Company and the Company Subsidiaries (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing to the extent that the terms and conditions of any such Occurrence Basis Policies and any Contracts related thereto so allow; and

(b) continue to prosecute claims (and the Seller shall, at the Buyer’s expense, use commercially reasonable efforts to assist the Buyer in connection therewith) for any Losses with respect to claims properly asserted with the insurance carrier prior to the Closing under such Seller Insurance Policies with third-party insurers, which are “claims made basis” policies and which provide coverage with respect to the Company and the Company Subsidiaries (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing to the extent that the terms and conditions of any such Claims Made Policies and any Contracts related thereto so allow;

provided, that, in the case of each of clauses (a) and (b) above: (i) the Buyer shall bear and shall promptly repay or reimburse the Seller for all reasonable out-of-pocket costs incurred by any member of the Parent Group associated with any claims made by any member of the Company Group, including any expenses, costs of filing a claim, arbitration costs, deductibles resulting from or allocable to any such claim made by any member of the Company Group and such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, premium amounts paid, retentions, self-insurance provisions or any payment or reimbursement obligations of the Seller or its Affiliates in respect thereof; (ii) such claims will be subject to exhaustion of aggregate limits; and (iii) any recoveries with respect to the matters set forth on Schedule 8.10 of the Company Disclosure Schedule (the “Seller Retained Insurance Claims”) shall be solely and exclusively retained by the Seller (and the Buyer shall, at the Seller’s expense, use commercially reasonable efforts to cooperate and assist the Seller in recovering under such policies with respect to, such claims). Notwithstanding anything to the contrary, in the event that the Parent Group and the Company Group have competing claims under an Occurrence Basis Policy or Claims Made Policy and there are insufficient coverage limits remaining under such policy, then Parent Group shall have first right of access to the remaining insurance limits. Promptly following receipt thereof, the Seller shall deliver to the Buyer all proceeds received under the Seller Insurance Policies with respect to such claims (excluding the Seller Retained Insurance Claims) made in respect of the Company or the Company Subsidiaries pursuant to this provision and the Buyer shall deliver to the Seller all proceeds received under the Seller

Insurance Policies with respect to the Seller Retained Insurance Claims. Except to the extent set forth herein, Buyer will be solely responsible for acquiring and placing insurance policies to provide coverage for the Company and the Company Subsidiaries from and after the Closing. No covenant or agreement by any party hereto to indemnify any other party hereto shall release, or be deemed to release, any insurer with respect to any claim made under any Seller Insurance Policy, nor shall the inclusion of this provision be deemed to limit in any way the indemnification obligations of the parties under this Agreement. Notwithstanding the foregoing, the term Seller Insurance Policies shall not include any insurance policies used to fund or otherwise provide benefits under any Employee Benefit Plan.

Section 8.10 Intellectual Property License.

(a) License to Buyer. Effective as of the Closing, and subject to the provisions hereof, the Parent Group (“Seller Licensors”) hereby grant, and agree to grant, to Buyer and its Subsidiaries (“Buyer Licensees”) a worldwide, irrevocable, perpetual, non-exclusive, fully paid-up, non-transferable (except as set forth in Section 8.10(d)), sublicensable (subject to Section 8.10(c)) license under the Seller Licensed IP, to use, reproduce, distribute, disclose, make, improve, display and perform (publicly and otherwise, subject to any applicable confidentiality restrictions), create derivative works of, and otherwise exploit in any manner to operate the Business in any field.

(b) License to Seller. Effective as of the Closing and subject to the provisions hereof Buyer and its Subsidiaries (“Buyer Licensors”) hereby grant, and agree to grant, to the Parent Group (“Seller Licensees”) a worldwide, irrevocable, perpetual, non-exclusive, fully paid-up, non-transferable (except as set forth in Section 8.10(d)), sublicensable (subject to Section 8.10(c)) license under the Company IP (excluding any Registered IP) in existence as of the Closing Date, to use, reproduce, distribute, disclose, make, improve, display and perform (publicly and otherwise, subject to any applicable confidentiality restrictions), create derivative works of, and otherwise exploit in any manner to operate the retained businesses and operations of Parent Group, other than the Business, in any field.

(c) Sublicensing. Each Licensee Party may sublicense the licenses granted to it by the Licensor Party pursuant to this Section 8.10 freely to a third party in connection with the operation of the Licensee Party’s business in the ordinary course; provided that each Licensee Party shall treat any material Trade Secrets or confidential information that embodies, or is, the Licensor Party’s confidential information or Trade Secrets with the same degree of care, that Licensee Party treats its own like confidential information and Trade Secrets, but in no event with less than reasonable care, and Licensee Party shall not disclose such Trade Secrets or confidential information licensed to it hereunder to a third party, except in connection with the disclosure of such Licensee Party’s own confidential information or Trade Secrets of at least comparable importance and value and on the same terms.

(d) Transfer of Licenses. Neither Licensee Party may assign or transfer the licenses granted to it pursuant to this Section 8.10 directly or indirectly, in whole or in part, whether by operation of law or otherwise, without the other Party’s prior written consent (which consent shall not be unreasonably conditioned, delayed or withheld). Notwithstanding the foregoing, (i) a Licensee Party may assign such licenses to a third party, or permit a third party to assume such license, in connection with acquisition of such Licensee Party (whether by stock or asset sale or merger or otherwise) or the sale of substantially all of the assets of Licensee Party to which this Agreement relates, to such third party, and (ii) such licenses may, in whole or in part, be assigned or transferred to, or assumed by, an Affiliate of Licensee Party. Any assignment in violation of this Section 8.10 shall be null and void.

(e) License Limitations.

(i) Except as expressly set forth otherwise in this Agreement (A) all rights and licenses granted from one Party to the other hereunder are granted “AS IS” and without any representation or warranty of any kind, (B) no representations or warranties whatsoever, whether express, implied or statutory, including warranties of merchantability, fitness for a particular purpose, title, custom, trade, non-infringement, non-violation or non-misappropriation of third-party Intellectual Property, are made or given by or on behalf of a Party, and (C) all such representations and warranties, whether arising by operation of Law or otherwise, are hereby expressly excluded.

(ii) Except as expressly set forth otherwise in this Agreement, each Party reserves all rights and licenses to its Intellectual Property, and no other licenses are granted under this Agreement, including this Section 8.10, by implication, estoppel or otherwise.

(iii) Each Party acknowledges and agrees that, upon and following the Closing, the licenses granted by it as the Licensor Party, are non-terminable and irrevocable, and that the Licensor Party’s sole remedy after the Closing for breach by the Licensee Party will be for such Licensor Party to bring a claim to recover damages and to seek appropriate equitable relief but not termination of the licenses granted by the Licensor Party.

(f) Rights in Bankruptcy. All rights and licenses granted to a Party as licensee hereunder, are, for purposes of section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of intellectual property within the scope of section 101 of the Bankruptcy Code. The licensor acknowledges that the licensee, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Each Party irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable Law excuses such Party from accepting performance from or rendering performance to an entity other than the debtor or debtor-in-possession as a basis for opposing assumption of this Agreement in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.

ARTICLE 9.

INDEMNIFICATION MATTERS

Section 9.01 Survival Period. Other than for purposes of the R&W Policy and with respect to the Fundamental Representations, the representations and warranties of the Company and the Seller set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement shall survive the Closing and terminate and expire on the date that is twelve (12) months after the Closing Date (the “General Survival Date”) and shall thereafter be of no further force or effect. The Fundamental Representations set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement shall survive the Closing and terminate and expire on the date that is sixty (60) days after the expiration of the statute of limitations applicable to the subject matter thereto and shall thereafter be of no further force or effect. The covenants and agreements in this Agreement that contemplate performance prior to the Closing shall survive the Closing and terminate and expire on the General Expiration Date and shall thereafter be of no further force or effect. The covenants and agreements contained in this Agreement that are to be performed at or after the Closing shall survive the Closing until fully performed in accordance with their respective terms. The indemnification obligations set forth on Schedule 9.02(a)(v) of the Company Disclosure Schedule shall survive the Closing and terminate and expire on the date that is six (6) years after the Closing Date. Solely for purposes of claims under the R&W Policy, the representations and warranties of the Company and the Seller set forth in this Agreement shall survive for the duration of the R&W Policy. Each period referenced in this Section 9.01 shall be referred to herein as a “Survival Period” and shall be subject to Section 9.02(e).

Section 9.02 Indemnification.

(a) Subject to the provisions of this Section 9.02 and Section 9.03, after the Closing, the Seller shall, without duplication, indemnify the Buyer and its Affiliates (including the Company and the Company Subsidiaries), directors, officers, employees, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any Loss to the extent resulting or arising from:

(i) any breach of any representation or warranty with respect to the Company or the Seller contained in Article 3 or Article 4 of this Agreement or in any certificate delivered at the Closing in connection with this Agreement;

(ii) any breach or non-performance of any covenant or agreement of the Company or the Seller set forth herein;

(iii) any Excluded Liability (other than any amounts that are required to be borne by the Buyer under this Agreement);

(iv) any items set forth on Schedule 9.02(a)(iv) of the Company Disclosure Schedule;

(v) any items set forth on Schedule 9.02(a)(v) of the Company Disclosure Schedule;

(vi) any items set forth on Schedule 9.02(a)(vi) of the Company Disclosure Schedule; and

(vii) any Indemnified Taxes.

(b) Subject to the provisions of this Section 9.02 and Section 9.03, after the Closing, the Buyer and its subsidiaries (including the Company and the Company Subsidiaries) (the “Buyer Indemnifying Parties”) shall, without duplication, indemnify the Seller and its Affiliates, directors, officers, employees, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any Loss to the extent resulting or arising from:

(i) any breach by the Buyer of any Fundamental Representations made by the Buyer in Article 5 of this Agreement or any certificate delivered to the Seller or the Company in connection herewith;

(ii) any breach or non-performance by the Buyer of its covenants or agreements set forth herein; and

(iii) any Assumed Liability (other than any Indemnified Taxes or other amounts that are required to be borne by the Seller under this Agreement).

(c) Notwithstanding anything to the contrary contained in this Agreement, the Seller’s and the Buyer Indemnifying Parties’ indemnification obligations under this Article 9 shall be subject to the following limitations:

(i) the Seller shall have no liability for claims made under Section 9.02(a)(i) (other than with respect to any claims for actual fraud or for breaches of the Fundamental Representations) until the aggregate amount of Losses with respect to such claims exceeds $2,500,000 (the “Deductible”), in which event the Buyer Indemnified Parties shall be indemnified only for such Losses in excess of the Deductible;

(ii) the Seller’s aggregate liability for all Claims pursuant to Section 9.02(a)(i) (other than with respect to any claims for actual fraud or for breaches of the Fundamental Representations) shall not exceed $2,500,000; the Seller’s aggregate liability for all Claims pursuant to Section 9.02(a)(vi) shall not exceed $7,000,000; and the Seller’s aggregate liability for all claims (other than with respect to claims for actual fraud or Excluded Liabilities) pursuant to Section 9.02 (if added to all other amounts paid as indemnification payments by the Seller under Section 9.02(a)(i)) shall not exceed the Purchase Price;

(iii) the Buyer’s aggregate liability for all claims (other than with respect to claims for actual fraud or Assumed Liabilities) pursuant to Section 9.02(b) shall not exceed the Purchase Price; and

(iv) notwithstanding anything to the contrary in this Agreement, nothing in this Article 9 shall limit the liability of any party for actual fraud.

(d) The representations, warranties, covenants and obligations of the Company and the Seller, and the rights and remedies that may be exercised by the Buyer Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Buyer Indemnified Parties or any of their representatives.

(e) No Person shall be liable for any claim for indemnification under Section 9.02 or Section 9.02(b) unless written notice specifying in reasonable detail the nature of the claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable Survival Period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

(f) Notwithstanding anything in this Agreement to the contrary, subject to the time and other economic limitations set forth herein, in pursuing the collection of any Losses against the Seller arising under Section 9.02(a)(i), after the retention amount under the R&W Policy has been satisfied, the Buyer Indemnified Parties shall (other than with respect to any claim that is not covered pursuant to the R&W Policy) first seek recovery for such Losses under the R&W Policy, including by making a claim therefor under the R&W Policy and using commercially reasonable efforts to recover such Losses under the R&W Policy. The R&W Policy will be the Buyer’s sole source of recovery for breaches of representations and warranties in excess of the Deductible (other than in respect of Fundamental Representations or in the case of actual fraud) and the Buyer’s first source of recovery (subject to the Deductible, which will be the responsibility of the Seller) for breaches of Fundamental Representations and any Indemnified Taxes.    For the avoidance of doubt, nothing in this Section 9.02(f) will limit the right of a Buyer Indemnified Party to submit a Claim Notice (as defined below) hereunder in satisfaction of any Survival Period or other similar obligation hereunder.

(g) Promptly after the assertion by any third party of any claim (a “Third Party Claim”) against any Person entitled to indemnification under this Section 9.02 (the “Indemnitee”) that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall promptly provide notice of such Third Party Claim (a “Claim Notice”) to the parties from whom such indemnification could be sought (the “Indemnitors”). The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its obligations under this Article 9, except and only to the extent that the Indemnitor is actually and materially prejudiced by reason of such failure; provided that such Claim Notice has been delivered within the applicable Survival Period for such claim set forth in Section 9.01. The Indemnitor shall have the right to participate in or, by giving written notice to the Indemnitee within thirty (30) days after receipt from the Indemnitee of such Claim Notice (which shall also include an acknowledgement that the Indemnitor is obligated to indemnify the Indemnitee against any Losses that may result from such Third Party Claim), to assume and control the defense of any Third Party Claim at the Indemnitor’s expense and by the Indemnitor’s own counsel (subject to the Indemnitee’s right to reasonably object to the selection of such counsel promptly following notice of such selection), and the Indemnitee shall cooperate in good faith in such defense, including providing the Indemnitor with reasonable access to and use of relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required (in each case, subject to the Indemnitee’s right to assert any good faith objection on the basis of legal privilege or contractual confidentiality obligations based upon advice of legal counsel, provided, that to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result of the waiver of any such privilege, such Party shall make reasonable and appropriate substitute disclosure arrangements, or endeavor to seek a waiver of such contractual restrictions, under circumstances in which these restrictions apply). In the event that the Indemnitor assumes the defense of any Third Party Claim (and continues to do so), subject to Section 9.02(i), the Indemnitee shall have the right, at its own expense, to participate in the defense of such Third Party Claim with counsel selected by it, subject to the Indemnitor’s right to control the defense thereof. Notwithstanding the foregoing, the Indemnitor will not have the right to assume the defense of any Third Party Claim or will cease to defend against such claim at the election of the Indemnitee, if: (i) injunctive or other equitable relief or relief for other than money damages that the Indemnitee reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages, is sought and could reasonably be expected to be imposed against the Indemnitee, (ii) in the event the Third Party Claim were to be unfavorably decided, it would be reasonably likely to lead to Losses or other material obligation on the part of the Indemnitee, in each case, for which the Indemnitee is not entitled to indemnification hereunder, (iii) at the time of the assumption or thereafter, a court of competent jurisdiction rules that the Indemnitor has failed to reasonably conduct the investigation, defense or prosecution of a claim, (iv) the Third Party Claim is asserted by or on behalf of a Person that is (A) a current executive officer of Parent or the Seller (if the Buyer is the Indemnitor) or the Buyer (if the Seller is the Indemnitor), or (B) a top twenty (20) client, supplier or service provider (as measured by payments from or to such client, supplier or service provider in the past twelve (12) months prior to the date of the Claim Notice) (a “Material Business Relationship”) of Parent or the Seller (if the Buyer is the Indemnitor) or the Buyer (if the Seller is the Indemnitor), (v) the Third Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, or (vi) the Indemnitor is also a party or has an interest in such Third Party Claim, which interest, on the advice of the Indemnitee’s outside counsel, creates a conflict between Indemnitor’s defense and Indemnitee’s defense under applicable principles of legal ethics that would reasonably be expected to be materially adverse to the Indemnitee’s defense.

(h) The party controlling the defense of any Third Party Claim (the “Controlling Party”) shall use commercially reasonable efforts to (i) permit the other party (the “Non-Controlling Party”) to participate, at its own expense, in the defense of such Third Party Claim, (ii) conduct the investigation, defense and prosecution of such Third Party Claim with reasonable diligence and keep the Non-Controlling Party reasonably informed of material developments in such Third Party Claim at all stages thereof, (iii) promptly submit to the Non-Controlling Party copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith (in each case, subject to the Indemnitee’s right to assert any good faith objection on the basis of legal privilege or contractual confidentiality obligations based upon advice of legal counsel, provided that to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result of the waiver of any such privilege, such Party shall make reasonable and appropriate substitute disclosure arrangements, or endeavor to seek a waiver of such contractual restrictions, under circumstances in which these restrictions apply), and (iv) permit the Non-Controlling Party and its counsel to confer on the conduct of the defense thereof and (v) permit the Non-Controlling Party and its counsel an opportunity to review all filings to be submitted prior to their submission and consider in good faith any comments from the Non-Controlling Party and its counsel thereto.

(i) Neither the Indemnitor nor the Indemnitee shall enter into settlement of, or consent to the entry of any judgment with respect to, any Third Party Claim without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed) unless there is no obligation, directly or indirectly, on the part of such other party to contribute to any portion of the payment for any of the Losses, such other party receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to such other party), there is no finding or admission of any violation of Laws or Governmental Authority by, or effect on any other claim that may be made against such other party, as a result of such consent or settlement, no injunctive or other equitable relief would be imposed against the Indemnitee and, in the reasonable judgment of such other party, the relief granted in connection therewith could not reasonably be expected to have a material adverse effect on such other party or its reputation or prospects. For the avoidance of doubt, if the party whose consent to any such settlement is sought does not provide a response rejecting or consenting to such request within fifteen (15) calendar days, such consent shall be deemed to have been given. Notwithstanding the foregoing and subject to the time, economic and other limitations set forth in this Article 9, in the event that any rights of the insurer under the R&W Policy conflicts with this Section 9.02(i), the R&W Policy shall control for so long as applicable.

(j) With respect to each indemnification obligation contained in this Agreement, all Losses shall be increased to take into account any Tax costs actually incurred by the Indemnitee or its Affiliates in connection with the incurrence of the receipt of the indemnity payment (to the extent such Taxes are (x) not already covered in the computation of the Losses and (y) payable in respect of the taxable year in which such Losses are incurred or either of the two (2) succeeding taxable years) but shall be reduced by any Tax benefits actually realized by the Indemnitee or its Affiliates in connection with the incurrence of such Losses in the taxable year in which such Losses are incurred or either of the two (2) succeeding taxable years. The amount of any Loss incurred by the Buyer Indemnified Parties hereunder (and the amount of any Loss subject to indemnification hereunder) shall be reduced by any insurance proceeds (including, the R&W Policy) or third party payments actually received by the Buyer Indemnified Parties on account of such Loss, less any Losses (including increased premiums) to the extent incurred in connection with pursuing the collection of such recovery or the receipt of such recovery. In the event that an insurance or third party recovery is made by the Buyer Indemnified Parties or their Affiliates with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (up to the amount which was indemnified), less any Losses (including increased premiums) to the extent incurred in connection with pursuing the collection of such recovery, shall be made reasonably promptly to the Seller.

(k) All indemnification payments made hereunder shall be treated by all parties as adjustments to the Purchase Price to the maximum extent permitted by applicable Law.

(l) No Indemnitee shall be entitled to indemnification for the same Loss twice under different provisions of this Agreement (it being understood and agreed, however, that an Indemnitee shall have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any single fact or circumstance).

(m) Except in the case of the representations and warranties set forth in Section 3.12(a), for purposes of this Article 9, both the existence of any inaccuracy in or breach of any representation or warranty contained in this Agreement, and the amount of any Losses resulting from such inaccuracy or breach, shall be determined without giving effect to any “materiality,” “Material Adverse Effect” or other similar qualifications contained in or otherwise applicable to such representation or warranty or any definition contained therein.

(n) In no event shall “Losses” be deemed to include any punitive damages except in respect of amounts paid to an unrelated third party in respect of a Third Party Claim.

(o) Notwithstanding anything herein to the contrary set forth in this Agreement, none of the limitations or exceptions set forth in this Article 9, including any Survival Periods with respect to the representations, warranties and covenants set forth herein, shall in any way limit or modify the ability of Buyer to make claims under or recover under the R&W Policy.

Section 9.03 Exclusive Remedy. Except for claims for equitable remedies and subject to Section 11.08 and without limiting the procedures covered by Section 2.04, from and after the Closing, the indemnification provided by (A) Section 9.02(a) shall be the sole and exclusive remedy for any Losses (including any liabilities or Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability or otherwise, but excluding claims involving actual fraud) that the Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of, or in connection with this Agreement, including with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by the Company or the Seller in this Agreement (but excluding the other Transaction Documents and the NDA) and (B) Section 9.02(b) shall be the sole and exclusive remedy for any Losses (including any liabilities or Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability or otherwise, but excluding claims involving actual fraud) that the Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of, or in connection with this Agreement, including with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by the Buyer in this Agreement (but excluding the other Transaction Documents and the NDA).

ARTICLE 10.

TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Seller and the Buyer;

(b) by the Buyer by written notice to the Seller if:

(i) the Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and (A) with respect to any such breach that is capable of being cured, is not cured by Seller or the Company within thirty (30) days after notice thereof, or (B) such breach cannot be cured by the Seller or the Company by the Outside Date; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled or duly waived by the Outside Date; provided that the right to terminate this Agreement under this Section 10.01(b)(ii) shall not be available to the Buyer if its failure to perform any material covenant or obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by the Seller by written notice to the Buyer if:

(i) the Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and (A) with respect to any such breach that is capable of being cured, is not cured by the Buyer within thirty (30) days after notice thereof, or (B) such breach cannot be cured by the Buyer by the Outside Date; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled or duly waived by the Outside Date; provided that the right to terminate this Agreement under this Section 10.01(c)(ii) shall not be available to the Seller if its failure to perform any material covenant or obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before the Outside Date;

(d) by the Buyer or the Seller in the event that:

(i) there shall be any Law in force that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority or Antitrust Authority shall have issued an order, writ, judgment, injunction, decree, stipulation or determination restraining or enjoining the transactions contemplated by this Agreement, and such order, writ, judgment, injunction, decree, stipulation or determination shall have become final and non-appealable.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article 10, Section 8.07(a) and Article 11 hereof; and

(b) that nothing herein shall relieve the Buyer, the Seller or the Company from liability for any willful breach of any provision hereof.

ARTICLE 11.

MISCELLANEOUS

Section 11.01 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to the Company (following the Closing) or to the Buyer, then to:

Blend Labs, Inc.
415 Kearny St.

San Francisco, CA 94108
Attention: Legal
Email: legal@blend.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue
140 Scott Drive
Menlo Park, CA 94025
Attention: Tad Freese
Mark Bekheit
Email: tad.freese@lw.com
mark.bekheit@lw.com

if to the Company (prior to the Closing), the Seller or to Parent, then to:

Mr. Cooper Group Inc.
Xome Holdings LLC
750 Hwy 121 Bypass, Suite 100
Lewisville, TX 75067
Attention: Eldridge Burns
Email: eldridge.burns@mrcooper.com

with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: David E. Shapiro
Mark F. Veblen
Email: DEShapiro@wlrk.com
MFVeblen@wlrk.com

Section 11.02 Amendments and Waivers.

(a) Except as otherwise provided herein, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Buyer and the Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.03 Construction; Severability. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law or regulation, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law or regulation, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Unless otherwise indicated, references in this Agreement to “$” or “dollars” are to U.S. dollars.

Section 11.04 Expenses. Except as otherwise provided herein, each party shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “hereby,” “herewith,” “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (c) masculine gender shall also include the feminine and neutral genders, and vice versa; (d) words importing the singular shall also include the plural, and vice versa; (e) the word “or” shall be deemed to mean “and/or”; and (f) any capitalized terms used in such Exhibits or Schedules and not otherwise defined therein shall have the meaning set forth in this Agreement.

Section 11.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, further, that, (a) if the Closing occurs, the Buyer may assign its rights under this Agreement in connection with any Buyer Change of Control, and (b) the Buyer may, at its election, assign its rights under this Agreement to any direct or indirect Affiliate of the Buyer, but no such assignment of this Agreement or any of the rights or obligations hereunder pursuant to clause (a) or (b) above shall relieve the Buyer of any of its obligations under this Agreement.

Section 11.06 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.07 Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over particular matter, the United States District Court for the District of Delaware or any other court of the State of Delaware), and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.08 Specific Performance. Notwithstanding anything in this Agreement to the contrary (including Section 9.03), each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages will be inadequate and the non-breaching party may have no adequate remedy at Law. Except as otherwise set forth in this Section 11.08, including the limitations set forth herein, the parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 10.01, the Buyer, on the one hand, and the Seller, on the other hand, shall, in the event of any breach or threatened breach by the Seller, on the one hand, or the Buyer, on the other hand, of any of their respective covenants or agreements set forth in this Agreement, be entitled to equitable relief, including an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and agreements of the other under this Agreement. It is accordingly agreed that, with respect to any such breach or threatened breach, each party hereto (a) shall waive, in any action for equitable relief (including specific performance, injunctive relief and any other equitable remedy), the defense of adequate remedy at law, and (b) shall be entitled to equitable relief (including the compelling of specific performance of this Agreement, injunctive relief and any other equitable remedy) with no obligation to prove actual damages or post any bond in connection therewith, in any action or proceeding instituted in accordance with this Agreement. The Parties hereto have specifically bargained for the right to specific performance of the obligations hereunder.

Section 11.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.10 Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any party hereto to enforce its rights under this Agreement, in accordance with its terms, against any other party, all fees, costs and expenses, including, without limitation, reasonable and documented attorneys’ fees and court costs, incurred by the prevailing party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing party; provided that if a party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

Section 11.11 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Except as otherwise specifically set forth herein, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, the Releasees are intended third party beneficiaries of Section 6.11.

Section 11.12 Entire Agreement. This Agreement and the documents referred to herein contain the complete agreement between the parties hereto and supersede any other prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 11.13 Parent’s Undertaking. Notwithstanding anything to the contrary herein, Parent undertakes to cause the Seller to timely meet, and guarantees the performance of, all of the Seller’s obligations herein and to the extent Seller does not timely meet any obligation herein (including any indemnification or payment obligations), Parent shall directly perform such obligation on behalf of the Seller. This guaranty shall be a guaranty of payment and performance and not of collection, and Parent hereby agrees that its obligation hereunder shall be primary and unconditional (and not as a surety), subject in all respects to the terms and conditions of this Agreement. To the extent Parent is called upon to perform any such obligation on behalf of the Seller, Parent shall have all of the rights that the Seller would have had Seller performed such obligation directly.

Section 11.14 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each member of the Parent Group and the Company, on behalf of itself, and each of their respective Subsidiaries and controlled Affiliates hereby: (a) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another State), except as may otherwise be provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing, (c) agrees not to bring or support or permit any of its Subsidiaries or controlled Affiliates to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Party in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any document relating to the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon any member of the Parent Group, the Company, or their respective Subsidiaries or controlled Affiliates in any such Action or proceeding shall be effective if notice is given in accordance with Section 11.01, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such Action, including any Action brought against the Debt Financing Parties in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any document relating to the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that (i) none of the members of the Parent Group, the Company or any of their respective Subsidiaries or controlled Affiliates (in each case, other than Buyer or its Subsidiaries) shall have any rights or claims against any Debt Financing Party in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or in equity, in contract, in tort or otherwise and (ii) none of the Debt Financing Parties will have any liability (including by way of consequential, punitive or indirect damages of a tortious nature) to any member of the Parent Group, the Company or any of their respective Subsidiaries or controlled Affiliates or representatives (in each case, other than Buyer or its Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agrees that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 11.14, and that such provisions and the definitions of “Debt Financing Entities” and “Debt Financing Parties” shall not be amended in any way adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Parties) and (i) Buyer may assign its rights under this Agreement to any Debt Financing Entity as collateral security.

Section 11.15 Continued Representation; Attorney Client Privilege.

(a) The Buyer waives and shall not assert, and agrees to cause its Affiliates (including, following the Closing, the Company Group) to waive and not assert, any conflict of interest arising out of or relating to the representation after the Closing (the “Post-Closing Representation”) of the Seller, any of its Affiliates or any equity holder, officer, employee, director or other Representative of the Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the Transaction Documents or any other agreements or transactions contemplated hereby or thereby, by any legal counsel (“Current Legal Counsel”) currently representing the Seller or any of its Affiliates or any other Designated Person in connection with this Agreement, the Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Wachtell, Lipton, Rosen & Katz (any such representation, the “Current Representation”).

(b) The Buyer waives and shall not assert, and agrees to cause its Affiliates (including, following the Closing, the Company Group) to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between Current Legal Counsel and any Designated Person occurring during the Current Representation or in connection with any Post-Closing Representation (including in respect of any claim for indemnification by any Buyer Indemnified Party), it being the intention of the parties hereto that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by the Seller and that the Seller and its Affiliates, and not the Buyer or its Affiliates (including, following the Closing, the Company Group) in connection with any such dispute or claim. From and after the Closing, none of the Buyer or any of its Affiliates (including, following the Closing, the Company Group) or any Person acting or purporting to act on their behalf shall seek to obtain such communications or to the files of the Current Representation, or to internal counsel relating to such engagement, by any process on the grounds that the privilege and protection attaching to such communications and files belongs to the Buyer or any of its Affiliates (including, following the Closing, the Company Group). For the avoidance of doubt, nothing in this Agreement shall be deemed to be a waiver of any applicable privileges or protections that can or may be asserted to prevent disclosure of any client communications to any third party in connection with a dispute between the Buyer or its Affiliates (including, following the Closing, the Company Group), on the one hand, and a third party (other than the Seller or its Affiliates), on the other hand.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

BUYER:

BLEND LABS, INC.

By:	/s/ Timothy J. Mayopoulous

Name:	Timothy J. Mayopoulous

Title:	President

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

COMPANY:

TITLE365 HOLDING CO.

By:	/s/ Kristen Estrella

Name:	Kristen Estrella

Title:	President

SELLER:

XOME HOLDINGS LLC

By:	/s/ Ethan Elzen

Name:	Ethan Elzen

Title:	Chief Financial Officer

Solely for the purposes of Section 4.02, Section 4.04, Section 6.06, Section 6.11 and Section 11.13 of this Agreement:

PARENT:

MR. COOPER GROUP INC.

By:	/s/ Christopher G. Marshall

Name:	Christopher G. Marshall

Title:	Vice Chairman & Chief Financial Officer

[Signature Page to Stock Purchase Agreement]